Exhibit 10.20

Execution Version

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of September 19, 2024 (the “Effective Date”), by and among AMASS Brands Inc (the “Purchaser”), on the one hand, and 222 Spirits Holdco, LLC, a Delaware limited liability company (the “Company”) and The Adhati Trust and JAJC Investments LLC (together, the “Sellers”), on the other hand.

RECITALS

WHEREAS, the existing members of the Company (the “Members”) have each determined that it is advisable and in the best interest of the Company to enter into this Agreement, upon the terms set forth herein;

WHEREAS, simultaneously with the transactions contemplated by this Agreement, the Purchaser is conducting an equity financing, wherein the Purchaser is selling Series B-2 Preferred Stock of Purchaser and Series B-3 Preferred Stock of Purchaser (“Series B-3 Stock”) for the purposes of raising up to $12,000,000 (including the Purchase Price (as hereinafter defined)), which amount may be increased or decreased in Purchaser’s discretion, pursuant to the terms of that certain Series B-2 and Series B-3 Preferred Stock Purchase Agreement in the form attached hereto as Exhibit A (the “Series B-2/B-3 Purchase Agreement”); and

WHEREAS, the Purchaser desires to purchase, and each of the Sellers desires to sell to the Purchaser, the number of Class A Common Units (collectively, the “Sold Units”) set forth opposite such Seller’s name on Schedule A hereto, subject to the terms and conditions set forth herein, in exchange for the number of Series B-3 Stock of Purchaser set forth opposite each such Seller’s name on Schedule A hereto (the “Sellers’ Series B-3 Stock”), which aggregate value of the Sellers’ Series B-3 Stock shall equal $5,000,000 (the “Purchase Price”) (collectively, the “Transactions”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and promises set forth herein, the Purchaser, the Sellers and the Company hereby agree as follows:

1.             Purchase and Sale of Sold Units.

1.1           Sale of Sold Units. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below), and each of the Sellers agree to sell to the Purchaser at the Closing, the Sold Units, in exchange for the Sellers’ Series B-3 Stock.

1.2           Closing; Delivery.

(a)           The purchase and sale of the Sold Units shall take place remotely via the electronic exchange of documents and signatures on the Effective Date, or at such other time and place as the Purchaser, the Sellers and the Company mutually agree upon in writing (which time and place are designated as the “Closing”).

(b)           At the Closing, (i) the Company shall update its books and records to reflect the ownership of the Sold Units purchased by the Purchaser in exchange for the Sellers’ Series B-3 Stock and (ii) each Seller shall execute the Series B-2/B-3 Purchase Agreement and any other transaction documents related thereto as reasonably requested by the Purchaser.

1.3          Defined Terms Used in this Agreement. In addition to the terms defined above or elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)           “Action” means any claim, action, suit, arbitration, charge or proceeding by or before any Governmental Authority or any other third party.

(b)           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person or any investment fund or vehicle now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(c)           “AMASS Charter” means that certain Fifth Amended and Restated Certificate of Incorporation of the Purchaser, dated as of June 18, 2024, attached hereto as Exhibit G.

(d)           “AMASS IRA” means that certain Amended and Restated Investors’ Rights Agreement, dated as of June 24, 2024, by and among the Purchaser, the Sellers and each of the other investors listed on Schedule A thereto, in the form attached hereto as Exhibit H.

(e)           “AMASS ROFRA” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 24, 2024, by and among the Purchaser, the Sellers and each of the other investors listed on Schedule A thereto, in the form attached hereto as Exhibit I.

(f)            “AMASS Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of June 24, 2024, by and among the Purchaser, the Sellers and each other investor listed on Schedule A thereto, in the form attached hereto as Exhibit J.

(g)           “Amended LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date, in the form of Exhibit B attached to this Agreement.

(h)           “Board of Managers” means the Board of Managers of the Company in effect immediately following the Closing.

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(i)            “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder.

(j)            “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(k)           “Company-Controlled Intellectual Property” means (i) Intellectual Property owned or purported to be owned by the Company and (ii) Intellectual Property exclusively in-licensed to the Company.

(l)            “Company Intellectual Property” means Intellectual Property that is used in, held for use in or necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(m)          “Founders” means Adam Levine, Behati Prinsloo Levine and Jeffrey Azoff.

(n)           “Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency, division or commission or any judicial or arbitral body of competent jurisdiction.

(o)           “Indemnification Agreement” means the agreement between the Company and Mark T. Lynn, Geoff McFarlane, Richard Feldstein and Richard Statter, each serving on the Board of Managers, dated as of the Effective Date, in the form of Exhibit C attached to this Agreement.

(p)           “Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, software, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing.

(q)           “Key Employee” means David Gimpelson, and any executive-level employee (including division director and vice president-level positions) and any employee who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(r)            “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the Sellers.

(s)           “LLC Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated as of September 8, 2022.

(t)            “Losses” means losses, damages, awards, fines, interest, penalties, expenses, fees, costs and other out-of-pocket amounts paid in settlement (including reasonable fees and reasonable expenses of counsel) incurred or suffered.

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(u)           “Made Available” means provided by the Company, The Azoff Company LLC or their respective Affiliates or representatives to the Purchaser or its legal counsel via the Virtual Data Room no less than two (2) business days before the Closing.

(v)           “Management Holdco” means 222 Spirits Management Holdco, LLC, a Delaware limited liability company.

(w)          “Master Services Agreement” means the master services agreement between the Company and the Purchaser, dated as of the Effective Date, in the form of Exhibit D attached to this Agreement.

(x)            “Material Adverse Effect” means any event, change, occurrence or effect that would have a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world where the Company’s products are sold, (2) any changes or developments generally affecting any of the industries in which the Company operates, (3) any actions required under this Agreement to obtain any approval or authorization under applicable laws for the consummation of the transactions contemplated hereby, (4) any adoption, implementation, modification, repeal or other changes in applicable laws, decrees, orders or other directives of any Governmental Authority or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyberenabled activities (including hacking, data loss, ransomware and other unauthorized cyber intrusions that seek to compromise the confidentiality, integrity or availability of computer or communication systems or information therein), or governmental shutdown, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, (7) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), and (8) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person; provided, in any case, to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company, as compared to other companies operating in the geographic markets in which the Company conducts business.

(y)           “NIL Agreement” means the name, image and likeness agreement entered into by the Company and DG, LLC f/s/o Behati Prinsloo Levine and Adam Levine, dated as of the Effective Date, in the form of Exhibit E attached to this Agreement.

(z)            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity, including any Governmental Authority and including any successor, by merger or otherwise, of any of the foregoing.

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(aa)         “Protected Communication” means any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that, upon or prior to the Closing, has occurred between or among any Seller, or any of their respective Affiliates or representatives, on the one hand, and Gibson, Dunn & Crutcher LLP, on the other hand, to the extent (a) relating to the potential sale of the Company to the Purchaser, the Transaction Agreements, or the negotiation or analysis thereof or any of the other transactions contemplated thereby and (b) which was an attorney-client privileged communication between such Person, on the one hand, and Gibson, Dunn & Crutcher LLP, on the other hand, or attorney work product of Gibson, Dunn & Crutcher LLP.

(bb)         “Restrictive Covenant Agreements” means the restrictive covenant agreements entered into by the Company and each Founder, dated as of the Effective Date, in the forms of Exhibit F-1 and Exhibit F-2 attached to this Agreement.

(cc)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(dd)         “Series B-2/B-3 Side Letter” means that certain letter agreement dated as of September 19, 2024, by and between the Purchaser and the Sellers, in the form attached hereto as Exhibit K.

(ee)         “Transaction Agreements” means this Agreement, the Series B- 2/B-3 Purchase Agreement, the Amended LLC Agreement, each Indemnification Agreement, the Master Services Agreement, the NIL Agreement, each Restrictive Covenant Agreement, the AMASS Charter, the AMASS IRA, the AMASS ROFRA, the AMASS Voting Agreement, and the Series B-2/B-3 Side Letter.

(ff)           “Units” means Class A Common Units, Class B Common Units and Incentive Units (each as hereinafter defined).

(gg)         “Virtual Data Room” means the electronic data room operated by the Sellers, the Company and Gibson, Dunn & Crutcher LLP located at https://extranet.gibsondunn.com/c/95610/00001/ on behalf of the Seller’s and the Company, for purposes of, among other things, to facilities the Purchaser’s evaluation of the transactions contemplated by this Agreement.

2.            Representations and Warranties of the Company. Each of the Sellers and the Company, jointly and severally, hereby represent and warrant to the Purchaser that the following representations are true and complete as of the date of this Agreement, except as otherwise indicated.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4 and 2.5), the term the “Company” shall include any and all subsidiaries of the Company, unless otherwise noted herein.

2.1           Organization, Good Standing, Corporate Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under the Transaction Agreements to which it is, or will be, a party. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

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2.2           Capitalization.

(a)           The authorized capital of the Company consists, immediately prior to the Closing, of: 8,700 authorized Class A Common Units (the “Class A Common Units”), all of which are issued and outstanding immediately prior to the Closing; 500 authorized Class B Common Units (the “Class B Common Units”), 0 of which are issued and outstanding immediately prior to the Closing; and 800 authorized Incentive Units (the “Incentive Units”), 316.5225 of which are issued and outstanding immediately prior to the Closing. All of the outstanding Units have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)           Schedule 10 to the Amended LLC Agreement sets forth the capitalization of the Company immediately following the Closing, including the following: (i) issued and outstanding Class A Common Units; (ii) issued and outstanding Class B Common Units; (iii) issued and outstanding Incentive Units, including vesting schedule and distribution threshold; (iv) amount of Incentive Units reserved for future award grants; and (v) warrants or unit purchase rights, if any. Except for (A) the rights provided in the LLC Agreement and Amended LLC Agreement, (B) the securities and rights described in Section 2.2(b) of this Agreement, (C) the Award Agreement by and between the Company and Management Holdco, dated as of July 26, 2022 (the “OpCo-Holdco Agreement”) and (D) each Notice of Equity Incentive Award, issued by Management Holdco to David Gimpelson on July 26, 2022 and July 19, 2023 (collectively, the “Gimpelson Awards”), there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Units or any securities convertible into or exchangeable for Units. All outstanding Units underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(c)           Except for the OpCo-Holdco Agreement and the Gimpelson Awards, none of the Company’s unit purchase agreements, award agreements, or other incentive unit documents that remain outstanding contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events contemplated by this Agreement. The Company has never adjusted or amended the distribution threshold, exercise hurdle or exercise price of any incentive unit or unit options previously awarded and issued and outstanding as of the date of this Agreement, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its Units.

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(d)           409A. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes payments complies, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.3           Subsidiaries. Except for Management Holdco and 222 Spirits Company LLC, a California limited liability company, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4           Authorization. All company action required to be taken by the Members necessary to authorize the Company to enter into the Transaction Agreements to which it is, or will be, a party, and to sell the Sold Units at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements to which it is, or will be, a party, the performance of all obligations of the Company under such Transaction Agreements to be performed as of the Closing, and the purchase, sale and delivery of the Sold Units has been taken as of the Closing. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser and the Sellers and the other Transaction Agreements to which it is, or will be, a party, this Agreement and such other Transaction Agreements shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5           Valid Sale of Sold Units.

(a)           The Sold Units, when purchased, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements to which the Company is, or will be, a party, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement and subject to the filings described in Section 2.6 below, the Sold Units will be issued in compliance with all applicable federal and state securities laws.

(b)           No “bad actor” disqualifying event described in Rule 506(d)(1)(i)- (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable, and has been disclosed to the Purchaser prior to the Closing.

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2.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Company in connection with the Company’s valid execution, delivery and performance of this Agreement and consummation of the transactions contemplated by this Agreement, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement and each of the Transaction Agreements to which it is, or will be, a party or the consummation of the transactions contemplated hereby or thereby.

2.7           Litigation. There is no Action pending or, to the Company’s knowledge, threatened in writing (i) against any Key Employee, (ii) against the Company or any consultant, officer or director of the Company arising out of their consulting, employment or other relationship with the Company or (iii) that questions the validity of the Transaction Agreements to which the Company is, or will be, a party or the right of the Company to enter into them, or to consummate the transactions contemplated such Transaction Agreements in each case of clauses (i) through (iii) that would, if determined adversely to the foregoing Persons, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its consultants, officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of consultants, officers, directors or Key Employees, such as would affect the Company) that is reasonably expected to have a Material Adverse Effect. There is no Action by the Company pending or which the Company intends to initiate that is reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, Actions pending or threatened (or any basis therefor known to the Company) involving the prior employment or service relationship of any of the Company’s employees, service providers, consultants, officers or directors for their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8           Intellectual Property. The representations and warranties contained in this Section 2.8 are the only representations and warranties being made with respect to Intellectual Property owned by the Company.

(a)           The Company owns, possesses, has developed, or has acquired or licensed on commercially reasonable terms, legal rights to all Company Intellectual Property sufficient to carry out its business as now conducted in all material respects.

(b)           No claim has been asserted or threatened against the Company that the use or exploitation by the Company of any Company Intellectual Property infringes the Intellectual Property of any third party, which infringement would reasonably be expected to have a Material Adverse Effect.

(c)           To the Company’s knowledge, no third Person is presently infringing any Company-Controlled Intellectual Property in a way that is expected to have a Material Adverse Effect.

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(d)           The Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret. To the Company’s knowledge, there has been no unlawful, accidental or unauthorized disclosure of any confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret that is expected to have a Material Adverse Effect.

(e)           The Company has Made Available to the Purchaser a true and complete list of all material (i) patents and patent applications, (ii) registered trademarks or service marks and applications to register any trademarks or service marks, (iii) registered domain names and (iv) registered copyrights and applications for registration of copyrights, in each case owned by the Company.

2.9           Compliance with Other Instruments and Law.

(a)           The Company is not in violation or default (a) of any provisions of its LLC Agreement or other governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to the Company, including, but not limited to, the Federal Alcohol Administration Act, Federal Trade Commission Act, Federal Food, Drug and Cosmetic Act, the Good Manufacturing Practices and other manufacturing standards of the Food and Drug Administration, the Federal Torts Claim Act, state unfair competition and deceptive trade practices statutes, Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act, and the Sustainable Food Trade Association, in each case that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           There exist no civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Authority, and, to the knowledge of the Company, there are no such aforementioned legal proceedings threatened against the Company for injury to any Person or property suffered as a result of any product designed, manufactured or sold by the Company, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice regarding any violation of applicable law, contractual commitment or liability for personal injury with respect to any product designed, manufactured, or sold by the Company, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No product designed, manufactured or sold by the Company has been the subject of any recall or other similar action and, to the knowledge of the Company, no event has occurred or circumstance exists that would (with or without notice or lapse of time), that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, give rise to or serve as a basis for any such recall or other similar action relating to any such product.

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(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, all of the Company’s products (the “Company Products”): (i) have been properly handled and stored, and are properly packaged and labeled and are fit for human consumption, and (ii) are and have been produced, formulated, manufactured, labeled, stored, tested, and packed, by or on behalf of the Company in compliance in all material respects with all applicable laws. The Company has not received any written notice that any Company Product is, or at any time in the past three (3) years has been, the subject of any investigation, warning letter, notice of violation, seizure, injunction, regulatory enforcement Action, or criminal Action issued, initiated or threatened by the United States Food and Drug Administration or the United States Federal Alcohol and Tobacco Tax and Trade Bureau (“TTB”) or any comparable state or foreign Governmental Authority. There is no, nor has there ever been in the past three (3) years, any, Action by the United States Food and Drug Administration, the TTB or any other Governmental Authority or any other Person pending or threatened, in writing, against the Company or, to the Company’s Knowledge, any other Person for the recall (including any voluntary recalls), suspension, seizure or market-withdrawal of or other similar corrective action with respect to any of the Company Products, and the Company has not conducted any such corrective action with respect to any Company Product. To the Knowledge of the Company, there is no reasonable basis now existing for any such recall, market withdrawal, stock recovery or product correction, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(d)           The execution, delivery and performance by Company of this Agreement and the other Transaction Agreements to which it is, or will be, a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in a violation of, or give any third party the right to modify, terminate or accelerate any obligation under any contract to which the Company is a party except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.10        Agreements; Actions.

(a)           Except as have been Made Available to the Purchaser, there are no written or oral contracts and agreements to which the Company is a party or by which it is bound that involve any:

(i)           agreements or arrangement for the provision of services by any officer, employee or other representative of the Company on any basis that (A) provides annual total compensation in excess of $200,000, (B) provides for any form of non-cash compensation (other than Company equity that has been forfeited or repurchased prior to or as of the Effective Date) or (C) restricts the ability of the Company to terminate the services of such Person;

(ii)          payments to the Company in excess of $300,000 per year;

(iii)         obligations (contingent or otherwise) of the Company, or anticipated payments to be made by the Company to third parties, in excess of $300,000 per year;

(iv)         license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, other than (A) in the ordinary course, (B) the nonexclusive license of the Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements or (C) the nonexclusive license to the Company of standard, commercially available “off-the shelf” third-party products that are not and will not be part of any product, service or intellectual property offering of the Company;

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(v)          grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

(vi)         indemnification by the Company with respect to infringements of proprietary rights;

(vii)        agreement or arrangement that contains any provision pursuant to which the Company is obligated to indemnify or make any indemnification payments to any Person, other than with respect to agreements entered into in the ordinary course of business and indemnity obligations that are customary for companies similarly situated to the Company;

(viii)       contract or agreement providing for capital expenditures by the Company with an outstanding amount of unpaid obligations and commitments in excess of $300,000;

(ix)         agreement or arrangement that is a settlement, conciliation, or similar agreement in excess of $300,000;

(x)          agreement under which it has advanced or loaned monies in excess of $300,000 to any other Person or otherwise agreed to advance, loan or invest any funds (excluding extensions of trade credit in the ordinary course of business consistent with past practice) in excess of $300,000;

(xi)         lease or agreement under which the Company or any of its subsidiaries is lessee of or holds or operates any real or personal property under which the aggregate annual rental payments exceed $300,000; or

(xii)        contract or agreement with respect to the acquisition or disposition of any business, securities, or any equity (or equity-linked) or debt investment in, or any loan to, any Person, or anything related to the foregoing.

(b)           The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any Units.

(c)           The Company is not a guarantor or indemnitor of any indebtedness of any other Person in excess of $300,000.

2.11         Certain Transactions.

(a)           Other than (i) the Transaction Agreements to which the Company is, or will be, a party, (ii) standard employee benefits generally made available to all employees, standard employee offer letters or employment agreements, as applicable, and Confidential Information Agreements (as defined below), and (iii) as Made Available to the Purchaser, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, members of the immediate families of the foregoing, or any Affiliate thereof.

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(b)           The Company is not indebted, directly or indirectly, to any of its directors, officers, consultants or employees or to members of their immediate families, their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Other than the Company’s agreements and arrangements with The Azoff Company LLC and its Affiliates, none of the Company’s directors, officers, consultants or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person which competes with the Company except that directors, officers or employees or Members may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any contract with the Company.

2.12         Voting Rights. Except as contemplated in the LLC Agreement, no Member has entered into any agreements with respect to the voting of the Units.

2.13         Property. The tangible and real property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet past due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such tangible and real property or assets. With respect to the tangible and real property and assets it leases, the Company is in compliance in all material respects with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such tangible and real property or assets. The Company does not own any real property.

2.14         Financial Statements. The Company has delivered to the Purchaser its unaudited financial statements (consisting of its balance sheet, income statement and statement of cash flows) as of December 31, 2023 and for the fiscal year then ended, and its unaudited financial statements as of May 31, 2024 (the “Balance Sheet Date”) and for the five-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis in all material respects throughout the periods indicated, except as otherwise noted therein and subject, in the case of the Financial Statements, to normal and recurring year-end adjustments and the absence of footnote disclosures. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date.

2.15         Changes. Since the Balance Sheet Date there has not been any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect.

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2.16         Employee Matters.

(a)           As of the Effective Date, the Company employs three (3) full-time employees, and the Company has Made Available to the Purchaser and its counsel any employment agreements with such full-time employees.

(b)           The Company has Made Available to the Purchaser each employee benefit plan, including each employee benefit plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, established, sponsored, or contributed to by the Company, or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

2.17         Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, except for any such failure that would not, individually or in the aggregate, reasonably be material to the Company. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed, except for any such failure that would not, individually or in the aggregate, reasonably be material to the Company. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, except for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.18         Key Agreements. Each current and former Key Employee has executed and delivered to the Company an agreement or agreements containing invention assignment provisions and confidential and proprietary information provisions substantially in the form or forms Made Available to the Purchaser (the “Confidential Information Agreements”). Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms Made Available to the Purchaser. To the knowledge of the Company no current or former Key Employee is in violation of any agreement covered by this Section 2.18.

2.19         Insurance. The Company has in full force and effect insurance policies concerning causalities as would be customary for companies like the Company, with coverage customary for companies similarly situated to the Company, the lack of which could reasonably be expected to have a Material Adverse Effect.

2.20         Permits. The Company has all franchises, permits, licenses and other similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21         Corporate Documents. The LLC Agreement and any other governing documents are in the form provided to the Purchaser.

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2.22         Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Section 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement in effect as of the date of this Agreement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23         83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have Incentive Units that are subject to vesting conditions and remain issued and outstanding as of the date hereof.

2.24         Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

2.25         Data Privacy. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any contract or codes of conduct to which the Company is a party, except for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure, except for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is and has been in compliance with all laws relating to data loss, theft and breach of security notification obligations, except for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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2.26         Foreign Corrupt Practices Act. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person, except for any such action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation, except for any such action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.27         Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction, except for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.28         Exclusivity of Representations. Except as expressly set forth in this Article 2 and the Transaction Agreements to which the Company is, or will be, a party, none of the Company, the Sellers, any of their respective Affiliates or any of their respective representatives has made or makes any representation or warranty, expressed or implied, with respect to the Company or any of its Affiliates, or otherwise, including any representation or warranty as to the accuracy or completeness of any information provided to or Made Available to the Purchaser in connection with the transactions contemplated by this Agreement and the Transaction Agreements to which the Company is, or will be, a party, and the Company and the Sellers disclaim any such express or implied representations or warranties.

2.29         Disclosure. The Sellers have caused the Company to have Made Available all the information reasonably available to the Company and the Sellers that the Purchaser has requested prior to the Closing for deciding whether to purchase the Sold Units.

2.30         Data Room. The Virtual Data Room is full, complete and accurate and represents the totality of the Company’s documents, communications, agreements, reports, certifications, lists and any other materials and responses that has been disclosed or should have been disclosed and Made Available to the Purchaser pursuant to this Section 2. In the event any responsive document, communication, agreement, report, certification, list and any other material or responsive disclosure is not included in the Virtual Data Room as contemplated by this Agreement, such item will not be deemed as Made Available to the Purchaser at the Closing.

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3.            Representations and Warranties of the Sellers. Each of the Sellers hereby severally, and not jointly, represents and warrants to the Purchaser, in regard to itself and its respective Sold Units only, as of the date of this Agreement, except as otherwise indicated, that:

3.1           Seller Organization, Existence and Power. Such Seller is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

3.2           Seller Authorization. Such Seller has all requisite power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement (including the other Transaction Agreements) to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the powers of such Seller and, if applicable, have been or will be, upon execution thereof, as applicable, duly and validly authorized by all necessary corporate or similar action on the part of such Seller. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser and the Company and the other Transaction Agreements to which it is, or will be, a party, this Agreement and such other Transaction Agreements constitutes, or will constitute, valid and binding agreements of such Seller enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3           Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority, on the part of such Seller, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4           Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) if applicable, violate the certificate of incorporation, bylaws or other organizational documents of such Seller, (b) violate any applicable law or order with respect to such Seller or any of its properties or assets or (c) result in a violation of, or give any third party the right to modify, terminate or accelerate any obligation under any contract to which such Seller or the Company is a party, except, in the case of clauses (b) or (c), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the participation of the Purchaser or any of its Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement and other Transaction Agreement.

3.5           Title to Sold Units. As of immediately prior to the Closing, such Seller holds beneficially and of record, and has good and valid title to, the Sold Units specified next to its name as set forth on Schedule A, free and clear of all mortgages, deeds of trust, liens, loans and encumbrances (other than restrictions on transfer that may arise under (a) the LLC Agreement or (b) applicable securities laws).

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3.6           No Pending Litigation. There is no Action against, or to the knowledge of such Seller, threatened against, such Seller that would, if determined adversely to such Seller, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by such Seller pending or which such Seller intends to initiate with respect to the Company.

3.7           Brokers or Finders. Such Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.8           Exclusivity of Representations. Except as expressly set forth in this Article 3 and the Transaction Agreements, none of the Sellers, any of their Affiliates or any of their respective representatives has made or makes any representation or warranty, express or implied, in respect of the Seller or any of its Affiliates and the Sold Units, including any representation or warranty as to the accuracy or completeness of any information provided to or Made Available to the Purchaser in connection with the transactions contemplated by this Agreement and the Transaction Agreements, and the Seller disclaims any such express or implied representations or warranties.

4.             Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each of the Sellers and the Company that the following representations are true and complete as of the date of this Agreement, except as otherwise indicated:

4.1           Organization, Good Standing, Corporate Power and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under the Transaction Agreements.

4.2           Authorization. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representations to the Company and the Sellers, and the Purchaser has full power and authority to enter into this Agreement and the other Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3           Purchase Entirely for Own Account. The Purchaser hereby confirms that the Sold Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents to the Company and the Sellers that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Sold Units. The Purchaser has not been formed for the specific purpose of acquiring the Sold Units.

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4.4           Restricted Securities. The Purchaser understands that the Sold Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Sold Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Sold Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4.5           No Public Market. The Purchaser understands that no public market now exists for the Sold Units and that neither the Sellers nor the Company has made any assurances that a public market will ever exist for the Sold Units, and no such market is expected to develop.

4.6           Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.7           No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, equityholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation or (b) published any advertisement in connection with the offer and sale of the Sold Units.

4.8           Brokers or Finders. The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4.9           Certain Tax Matters.

(a)           There are no federal, state, county, local or foreign taxes due and payable by the Purchaser and its subsidiaries which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Purchaser and its subsidiaries which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Purchaser and its subsidiaries have duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(b)           As of and immediately following the Closing: (i) the Purchaser will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Purchaser will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) the Purchaser’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Purchaser in accordance with Code Section 1202(d)(3).

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4.10         Non-Reliance. The Purchaser acknowledges and agrees that the Purchaser has independently, voluntarily, and without inducement by the Company, the Seller, their respective Affiliates, or any of such Persons’ directors, managers, officers, employees, equity holders, advisors, representatives or agents, determined to enter into this Agreement and the Transaction Agreements to which it is a party and to purchase the Sold Units as set forth in this Agreement. The Purchaser has been afforded the opportunity (i) to ask such questions as the Purchaser deemed necessary of, and to receive answers from, the Company and the Sellers concerning the business, management and financial affairs of the Company and (ii) to review with the Purchaser’s own financial, tax and legal advisors the financial, tax and legal consequences of the purchaser of the Sold Units contemplated by this Agreement, and the Purchaser has read, understands and agrees to all of the terms of this Agreement. The Purchaser acknowledges that, except as expressly set forth in this Agreement or the other Transaction Agreements, the Purchaser has not relied upon any statements, representations or warranties made by the Company, the Sellers, their respective Affiliates, or any of such Persons’ directors, managers, officers, employees, equity holders, advisors, representatives or agents in making the Purchaser’s decision to purchase the Sold Units pursuant to this Agreement.

5.            Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Sold Units at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:

5.1           Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority of the United States or of any state that are required in connection with the lawful purchase and sale of the Sold Units pursuant to this Agreement shall be obtained and effective as of the Closing.

5.2           Board of Managers. As of the Closing, the authorized size of the Board of Managers shall be four, and the Board of Managers shall be comprised of Mark T. Lynn, Geoff McFarlane, Richard Feldstein and Richard Statter.

5.3           Amended LLC Agreement. The Company and the Members named as parties thereto shall have executed and delivered the Amended LLC Agreement.

5.4           Indemnification Agreements. The Company shall have executed and delivered the Indemnification Agreements.

5.5           Master Services Agreement. The Company shall have executed and delivered the Master Services Agreement.

5.6           NIL Agreement. The Company and the counterparties thereto shall have executed and delivered the NIL Agreement.

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5.7           Restrictive Covenant Agreements. The Company and the counterparties thereto shall have executed and delivered the Restrictive Covenant Agreements.

5.8           Company Certificate. An authorized Person of the Company shall have delivered to the Purchaser at the Closing a certificate certifying as to the truth and correctness of (i) the Certificate of Formation of the Company and (ii) the resolutions of the Members approving the Transaction Agreements to which the Company is, or will be, a party and the transactions contemplated under such agreements.

6.            Conditions of the Company and the Sellers’ Obligations at Closing. The obligations of the Company set forth in this Agreement and of the Seller’s set forth in this Agreement, including, without limitation, to sell the Sold Units to the Purchaser at the Closing, are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Sellers:

6.1           Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority of the United States or of any state that are required in connection with the lawful purchase and sale of the Sold Units pursuant to this Agreement shall be obtained and effective.

6.2           Amended LLC Agreement. The Purchaser shall have executed and delivered the Amended LLC Agreement.

6.3           Master Services Agreement. The Purchaser shall have executed and delivered the Master Services Agreement.

6.4           Amended LLC Agreement. The Purchaser shall have executed and delivered the Amended LLC Agreement.

6.5           Officer’s Certificate. An authorized officer of the Purchaser shall have delivered to the Company at the Closing a certificate certifying as to the truth and correctness of (i) the Certificate of Incorporation of the Purchaser and (ii) the resolutions of the Board of Directors of the Purchaser approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements (including the issuance of the Sellers’ Series B-3 Stock).

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7.            Indemnification.

7.1           Survival of Warranties. The representations and warranties contained in this Agreement and the covenants and agreements contained in this Agreement that are to be performed in whole or in part at or following the Closing (the “Post-Closing Covenants”) shall survive the Closing as follows: (a) all representations and warranties shall survive for a period of twenty-four (24) months from the date of the Closing; provided, that, (x) the representations and warranties set forth in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Section 2.4 (Authorization), Section 2.5 (Valid Sale of Sold Units), Section 2.9, (Compliance with Other Instruments and Law), Section 2.17 (Tax Returns and Payments), Section 2.24 (Brokers), Section 3.1 (Seller Organization, Existence and Power), Section 3.2 (Seller Authorization), Section 3.4 (Noncontravention), Section 3.5 (Title to Sold Units), Section 3.7 (Brokers or Finders) (collectively, the “Fundamental Representations”) and (y) the representations and warranties set forth in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Authorization), Section 4.3 (Purchase Entirely for Own Account), Section 4.4 (Restricted Securities), Section 4.5 (No Public Markets), Section 4.6 (Accredited Investor), Section 4.7 (No General Solicitation), Section 4.8 (Brokers and Finders), Section 4.9 (Tax Matters) and Section 4.10 (Non-Reliance) (collectively, the “Purchaser Fundamental Representations”) shall, in each case, survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days; and (b) all Post-Closing Covenants shall survive for a period of twenty four (24) months. No covenants or agreements that were to be performed in their entirety prior to the Closing shall survive the Closing. No claim may be made or suit instituted seeking indemnification for breaches of representations, warranties, covenants or agreements contained in this Agreement pursuant to this Article 7 after the expiration of the applicable survival period described above unless a written notice describing the matter subject to indemnification in reasonable detail (including the basis of such claim and a reasonable and good faith estimate of the amount of Losses incurred or suffered with respect thereto) is provided to the applicable Indemnifying Party (as hereinafter defined) prior to the expiration of the applicable survival period described above. No claim may be made or suit instituted seeking indemnification for breaches of representations, warranties, covenants or agreements contained in this Agreement pursuant to this Article 7 after the expiration of the applicable survival period described above unless a written notice describing the matter subject to indemnification in reasonable detail (including the basis of such claim and, to the extent reasonably determinable, a reasonable and good faith estimate of the amount of Losses incurred or suffered with respect thereto) is provided to the applicable Indemnifying Party prior to the expiration of the applicable survival period described above.

7.2            Indemnity by Seller From and after the Closing, subject to the provisions of this Article 7, the applicable Seller or Sellers pursuant to Section 7.2(a) or Section 7.2(b), as applicable, shall indemnify the Purchaser, as well as the Purchaser’s Affiliates, and each of their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnitees”) and hold them harmless from and against any and all Losses suffered or incurred by a Purchaser Indemnitee to the extent arising out of, relating to, or resulting from:

(a)           any breach or inaccuracy of any representation or warranty set forth in Article 2 or Article 3 or in any certificate delivered by the applicable Seller in connection herewith (except for Section 2.14 and Section 2.15, disregarding any “materiality” (including the word “material”) or “Material Adverse Effect” qualifications set forth therein); provided, that: (i) any breach of any representation or warranty set forth in Article 2 shall be indemnifiable jointly and severally by the Sellers, and (ii) any breach by only one Seller of any representation or warranty set forth in Article 3 shall be indemnifiable severally, and not jointly, solely by such breaching Seller; or

(b)           any breach by the Sellers of any Post-Closing Covenant required of such Seller; provided, that: (i) any breach by only one Seller of any covenant in this Agreement shall be indemnifiable solely by such breaching Seller, and (ii) any breach by both Sellers shall be indemnifiable jointly and severally by the Sellers.

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7.3            Limitations on Indemnification.

(a)           Subject to Section 7.2, the Sellers shall not be liable for any Losses in respect of any claim for indemnification under Section 7.2 unless and until the aggregate amount of all Losses as to which the Purchaser Indemnitees may be entitled to indemnification hereunder exceeds $250,000 (the “Deductible Amount”), at which point the applicable Seller or Sellers, as applicable, will be liable in accordance with Section 7.2 only for the amount by which such Losses exceed the Deductible Amount, in the aggregate.

(b)           Subject to Section 7.3(c), in the event that the Purchaser Indemnitees incur Losses for which the Sellers or a Seller are or is obligated to the Purchaser Indemnitees, each of the parties hereto acknowledges and agrees that the Purchaser’s sole and exclusive source of recovery against such Losses shall be the following (or any combination thereof) to occur (each, a “Purchaser Recovery Option”), at the Purchaser’s election in each instance:

(i)           the Company may issue to the Purchaser additional shares of Class A Common Units in the amount necessary to satisfy such claim and/or Losses, calculated on a dollar-for-dollar basis and based on a price per Class A Common Unit of $1,149.4229; and/or

(ii)          the applicable Seller’s or Sellers’, as applicable, Series B-3 Stock shall be forfeited by such Seller or Sellers, and such Seller’s or Sellers’ holdings in the Purchaser shall be immediately and automatically reduced, in the amount necessary to satisfy such claim and/or Losses, calculated on a dollar-for-dollar basis.

(c)           The aggregate liability of the Sellers in respect of (i) claims relating to the breach of any representation or warranty, other than Fundamental Representations, shall in no event exceed $2,000,000 in the aggregate, and (ii) claims relating to breach of any representation or warranty, including breaches of Fundamental Representations, shall in no event exceed $5,000,000 in the aggregate; provided, however, that the individual liability of each Seller in respect of claims relating to the breach of any representation or warranty, including breach of the Fundamental Representations, shall not exceed $2,500,000 in the aggregate.

Each Seller agrees that, upon reasonable prior written notice from the Purchaser, such Seller will promptly execute and deliver all further instruments, certificates and documents and take all further action that may be reasonably necessary or desirable or that the Purchaser may reasonably request in order to perfect its Purchaser Recovery Option and to enforce its rights and remedies hereunder with respect to such Purchaser Recovery Option.

(d)           In all cases (including in the case of Fraud), the Purchaser Indemnitees’ sole and exclusive source of recovery for Losses shall be limited to the Purchaser Recovery Options; provided, however, that solely in the event there is a final, binding, and non- appealable determination in accordance with Section 8.16 that a Seller has committed Fraud, the Purchaser Indemnitees may recover reasonable and documented attorney’s fees and court costs directly from the applicable Seller if such amounts exceed the Purchaser Recovery Options. For the purposes hereof, “Fraud” means fraud under the laws of the State of Delaware by (i) the Company or a Seller with respect to the making by the Company or such Seller to the Purchaser of an express representation or warranty contained in Article 2 or Article 3 or (ii) the Purchaser with respect to the making by the Purchaser to a Seller or the Company of an express representation or warranty contained in Article 4, as applicable, made with the intent of inducing the Purchaser, a Seller or the Company, as applicable, to enter into this Agreement or in any certificate delivered pursuant to this Agreement, which resulted in the other party acting in reasonable reliance on such representation or warranty or suffering a Loss as a result of such reliance.

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7.4           Indemnity by the Purchaser.

(a)           From and after the Closing, subject to the provisions of this Article 7, the Purchaser shall indemnify each Seller, each Seller’s Affiliates and Representatives, and each Seller’s successors and assigns (collectively, the “Seller Indemnitees”) and hold them harmless from and against any and all Losses suffered or incurred by a Seller Indemnitee to the extent arising out of, relating to, or resulting from:

(i)           any breach or inaccuracy of any representation or warranty set forth in Article 4 or any certificate or instrument delivered by the Purchaser in connection herewith (disregarding any “materiality” (including the word “material”)); or

(ii)          any breach of any Post-Closing Covenant of the Purchaser or the Company.

(b)           Notwithstanding anything to the contrary set forth herein, the Purchaser shall not be liable for any Losses in respect of any claim for indemnification under Section 7.4 unless and until the aggregate amount of all Losses as to which the Seller Indemnitees may be entitled to indemnification hereunder exceeds $250,000 (the “Purchaser Deductible Amount”), at which point the Purchaser will be liable in accordance with Section 7.4 only for the amount by which such Losses exceed the Purchaser Deductible Amount, in the aggregate.

(c)           Subject to Section 7.4(d), in the event that the Seller Indemnitees incur Losses for which the Purchaser is obligated to the Seller Indemnitees, each of the parties hereto acknowledges and agrees that the Seller Indemnitees’ sole and exclusive source of recovery against such Losses shall be the following (or any combination thereof) to occur (each, a “Seller Recovery Option”), at the Purchaser’s election in each instance:

(i)           the Purchaser may issue to the Seller Indemnitees additional shares of Series B-3 Stock in the amount necessary to satisfy such claim and/or Losses, calculated on a dollar-for-dollar basis and based on a price per Series B-3 Stock of $2.2521;

(ii)          Purchaser’s Class A Common Units shall be forfeited by the Purchaser, and the Purchaser’s holdings in the Company shall be immediately and automatically reduced, in the amount necessary to satisfy such claim and/or Losses, calculated on a dollar-for- dollar basis; and/or

(iii)         Purchaser may distribute cash compensation to the Seller Indemnitees in an amount necessary to satisfy such claim and/or Losses on a dollar-for-dollar basis.

(d)           The aggregate liability of the Purchaser in respect of (i) claims relating to the breach of any representation or warranty, other than Purchaser Fundamental Representations, shall in no event exceed $2,000,000 in the aggregate, and (ii) claims relating to Purchaser Fundamental Representations shall in no event exceed $5,000,000 in the aggregate.

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(e)           Except in the case of Fraud, the Seller Indemnitees’ sole source of recovery for Losses shall be limited to the Seller Recovery Options. In the case of Fraud, the Seller Indemnitees’ sources of recovery for Losses shall be subject to the Seller Recovery Options and/or cash compensation, as determined by the Purchaser in its sole discretion. There shall be no limitations on the recovery against the Purchaser any such Losses resulting from Fraud.

7.5           Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article 7:

(a)           With respect to any indemnification sought by a Purchaser Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) from the Purchaser or Sellers, as applicable, that, the Indemnified Party shall promptly provide written notice to the Purchaser or Sellers, as applicable, of any claim with respect to which the Indemnified Party believes it is or may be entitled to indemnification pursuant to Section 7.2 or Section 7.4, as applicable (an “Indemnity Notice”). The Indemnity Notice shall describe in reasonable detail the nature of the claim, the Indemnified Party’s estimate of the amount of Losses attributable to such claim to the extent known and the basis of the Indemnified Party’s request for indemnification under this Article 7. No delay on the part of the Indemnified Party in providing the Indemnity Notice to the Purchaser or Sellers, as applicable, will relieve the Indemnifying Party from any indemnification obligation hereunder unless the Indemnifying Party is actually and materially prejudiced thereby. In the event that the Indemnifying Party delivers written notice to the Purchaser or Sellers, as applicable, within thirty (30) days following such Indemnifying Party’s receipt of such Indemnity Notice, disputing in whole or in part such claim or the amount or nature of Losses claimed in such Indemnity Notice (a “Dispute Notice”), such Indemnifying Party and the Purchaser or Sellers, as applicable, shall use their commercially reasonable efforts to negotiate in good faith to attempt to resolve such dispute, within thirty (30) days following the receipt by the Indemnified Party of such Dispute Notice, or such longer period as may be agreed in writing by the Indemnified Party and Purchaser or Sellers, as applicable. If, notwithstanding such good faith negotiation, such dispute is not resolved within such 30-day period (or longer period, if mutually agreed in writing), such dispute shall be resolved in accordance with Section 8.16.

7.6           Mitigation of Losses. Indemnification for each Loss for which any Indemnified Party is entitled to indemnification, but for this Section 7.6, shall be reduced by the amount of any insurance proceeds, and any indemnity, contribution or other similar payment, actually received by such Indemnified Party from any third party with respect to such Loss, in each case, net of any reasonable out-of-pocket expenses incurred in collecting such proceeds or payments, including the aggregate out-of-pocket cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that the parties hereto shall take commercially reasonable efforts to recover any insurance proceeds in connection with making a claim under this Article 7 and that, after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Seller or Purchaser, as applicable, for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

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7.7           Effect of Investigation. In the event that an Indemnifying Party can establish that disclosure of a breach of a representation, warranty, covenant or agreement of the Indemnifying Party was Made Available to the Indemnified Party in such a way as a reasonable person would have known of such breach from such disclosure on its face, and such breach is the sole basis for indemnification by the Indemnified Party, then the Indemnifying Party shall have no liability for any Losses resulting from or arising out of such claim.

8.             Miscellaneous.

8.1           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2           Allocation of Purchase Price. Each Seller expressly (a) agrees that the number of Sellers’ Series B-3 Stock specified next to such Seller’s name as set forth on Schedule A accurately reflects the number of Series B-3 Stock such Seller shall receive in exchange for its respective Sold Units, and (b) waives and releases any claim under the LLC Agreement and any other governing document of the Company, any contract (other than this Agreement) or otherwise related to its allocation of the Purchase Price calculated in accordance with this Agreement.

8.3           Intellectual Property. The Purchaser and the Sellers shall not include, use or refer to any name, trade name, trademarks, and/or other identifying marks, material or other intellectual property of the Purchaser or the Sellers, as applicable, or any of their respective Affiliates, in any marketing materials, press releases or other public or commercial disclosures or communications without the other party’s prior written consent, which consent shall be at the sole and absolute discretion of such party.

8.4           Publicity. The Company and the Sellers, on the one hand, and the Purchaser, on the other hand, agree to (a) consult with one another before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to one another for review a copy of any such press release or public statement proposed to be made by either such party and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of either such party, unless required by applicable law and then only to the extent so required.

8.5           Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to its conflicts of laws principles.

8.6           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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8.7           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 8.8. If notice is given to the Purchaser, a copy (which copy shall not constitute notice) shall also be given to Giannuzzi Lewendon, LLP, 411 West 14th Street, 4th Floor, New York, NY 10014, Attn: Ryan Lewendon, Esq., email: ryan@gllaw.us. If notice is given to the Company or a Seller, a copy (which copy shall not constitute notice) shall also be given to Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California, Attn: Benyamin S. Ross, email: BRoss@gibsondunn.com.

8.9           Consent to Electronic Notice. The Purchaser consents to the delivery of any equityholder notice pursuant to the Delaware Limited Liability Company Act (the “Act”), as amended or superseded from time to time, by electronic mail pursuant to Section 18-404(d) of the Act (or any successor thereto) at the e-mail address set forth below the Purchaser’s name on the signature page, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party agrees to promptly notify the other parties of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

8.10         Fees and Expenses. Each party shall pay all costs and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

8.11         Costs of Enforcement. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.12         Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, the Purchaser and each Seller. Any amendment or waiver effected in accordance with this Section 8.12 shall be binding upon the Purchaser and each Seller, each future holder of all such securities and the Company.

8.13         Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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8.14         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.15         Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.16         Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the Delaware Court of Chancery in New Castle County for the purpose of any Action arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the Delaware Court of Chancery in New Castle County, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SOLD UNITS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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8.17         Non-Recourse. Except to the extent expressly otherwise set forth in this Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Purchaser, the Company or a Seller (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Affiliate, attorney, financial advisor, representative or assignee of any Contracting Party, or any past, present or future Affiliate, attorney, financial advisor, representative or assignee of any of the foregoing, shall have any liability (whether in contract or in tort, in law, common law, or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (including any theories pertaining to “piercing the corporate veil,” “alter- ego,” unjust enrichment, or any other similar theories).

8.18         Privilege; Counsel.

(a)           The parties agree that, effective as of immediately prior to (but conditioned upon the consummation of) the Closing, without the need for any further action, (i) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Sellers, solely for the benefit of the Sellers, and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would, but for this Section 8.18, have been exercisable by the Company shall thereupon be vested exclusively in the Sellers, solely for the benefit of the Sellers, and shall be exercised or waived solely as directed by the Sellers; provided, however, that neither the Purchaser, any of its Affiliates (including the Company) or any Person acting on their behalf shall waive any applicable privileges or protections that can or may be asserted to prevent disclosure of any Protected Communications to any third party without the prior written consent of the Sellers. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Company, on the one hand, and a Person other than the Sellers or one of their Affiliates, on the other hand, after the Closing, the Purchaser and the Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party. In the event that any Protected Communications remain accessible to the Purchaser or of the Company, the Purchaser agrees that neither it nor any of its Affiliates or Representatives will knowingly attempt to gain access to or view any Protected Communications for any purpose, except and to the extent required by law. Purchaser agrees, on behalf of itself and, after the Closing, the Company, to the extent that it or, after the Closing, the Company receives or takes physical possession of any Protected Communications, such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Sellers or any other Person, of the privileges or protections described in this Section 8.18. The Sellers acknowledge and agree that, except as otherwise set forth above relating to the Protected Communications, the Purchaser shall have full rights with respect to all other confidential and privileged information relating to the Company following the Closing.

(b)           The Purchaser acknowledges that Gibson, Dunn & Crutcher LLP (“Counsel”) has acted as counsel for the Sellers and the Company in connection with the negotiation, documentation and consummation of the Transaction Agreements and the transactions contemplated hereby and thereby (the “Pre-Closing Engagement”). If Sellers so desire, without the need for any consent or waiver by the Purchaser or the Company, Counsel shall be permitted to represent any one or more Sellers after the Closing in connection with any matter, including anything related to the Transaction Agreements or the transactions contemplated hereby or thereby, or any disagreement or dispute in connection therewith. The Purchaser, on behalf of itself and its Affiliates (including, following the Closing, the Company) hereby consents to any such representation and waives any actual or potential conflict of interest arising from such representation and the Pre-Closing Engagement.

Remainder of page intentionally left blank.

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IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

COMPANY:

222 SPIRITS HOLDCO, LLC

By:	/s/ Richard Feldstein
Name:	Richard Feldstein
Title:	Authorized Signatory

Address:	1100 Glendon Avenue
Suite 1000
Los Angeles, CA 90024
Email:	beth.collins@azoffcompany.com

SELLERS:

THE ADHATI TRUST

By:
Name:
Title:

Address:

Email:

JAJC INVESTMENTS LLC

By:
Name:
Title:

Address:

Email:

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

COMPANY:

222 SPIRITS HOLDCO, LLC

By:
Name:
Title:

Address:

Email:

SELLERS:

THE ADHATI TRUST

By:	/s/ Richard Feldstein
Name:	Richard Feldstein
Title:	Trustee

Address:	10960 Wilshire Blvd.
5th Floor
Los Angeles, CA 90024
Email:	rfeldstein@nksfb.com

JAJC INVESTMENTS LLC

By:
Name:
Title:

Address:

Email:

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

COMPANY:

222 SPIRITS HOLDCO, LLC

By:
Name:
Title:

Address:

Email:

SELLERS:

THE ADHATI TRUST

By:
Name:
Title:

Address:

Email:

JAJC INVESTMENTS LLC

By:	/s/ Richard Statter
Name:	Richard Statter
Title:	Trustee

Address:	10960 Wilshire Blvd.
5th Floor
Los Angeles, CA 90024
Email:	rstatter@gmail.com

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

PURCHASER:

AMASS BRANDS INC

By:	/s/ Mark T. Lynn
Name:	Mark T. Lynn
Title:	Chief Executive Officer

Address:	927 S. Santa Fe Ave
Los Angeles, CA 90021

Email:	mark@amass.com

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

SCHEDULE A

Member	Class A Common Units Being Sold	Sellers’ Series B-3 Stock
THE ADHATI TRUST	2175.00435	1,110,075
JAJC INVESTMENTS LLC	2175.00435	1,110,075
Total:	4350.0087	2,220,150

EXHIBIT A

SERIES B-2/B-3 PURCHASE AGREEMENT

(attached)

SERIES B-2 AND SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B-2 AND SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of June 24, 2024, by and among AMASS Brands Inc, a Delaware corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.            Purchase and Sale of Preferred Stock.

1.1           Sale and Issuance of Preferred Stock.

(a)           The Company shall have adopted and filed with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Fifth Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)           The Company is entering into this Agreement for the purpose of raising up to $12,000,000.00 (the “Offering Amount”) in exchange for the issuance of Series B-2 Preferred Stock and/or Series B-3 Preferred Stock (each as hereinafter defined). Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the applicable Closing (i) that number of shares of Series B-2 Preferred Stock, $0.00001 par value per share (the “Series B-2 Preferred Stock”) if such Purchaser’s investment at the applicable Closing is less than $100,000.00 or (ii) Series B-3 Preferred Stock, $0.00001 par value per share (the “Series B-3 Preferred Stock”) if such Purchaser’s investment at the applicable Closing is equal to or greater than $100,000, in either case, set forth opposite each Purchaser’s name on Exhibit A, at a purchase price (as applicable, the “Purchase Price”) of (i) $2.8150 per share of Series B-2 Preferred Stock or (ii) $2.2521 per share of Series B-3 Preferred Stock. The shares of Series B-2 Preferred Stock and Series B-3 Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.” Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Purchase Price paid to the Company by all Purchasers in exchange for the total aggregate amount of Series B-2 Preferred Stock and Series B-3 Preferred Stock sold exceed $12,000,000.00. For the avoidance of doubt, up to $5,000,000.00 of the Series B-3 Preferred Stock may be issued in connection with and as consideration for the purchase of a majority stake of an alcohol brand which is currently being negotiated by and between the Company and such brand.

1.2           Closing; Delivery.

(a)           The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the date of this Agreement (the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)           At each Closing, the Company shall deliver to each Purchaser a certificate (electronic or physical) representing the Shares being purchased by such Purchaser at such Closing against payment of the Purchase Price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness or other convertible securities of the Company to Purchaser or by any combination of such methods.

1.3           Sale of Additional Shares of Series B-2 Preferred Stock and Series B-3 Preferred Stock. After the Initial Closing, the Company may sell, pursuant to this Agreement, any remaining authorized but unissued shares of Series B-2 Preferred Stock and/or Series B-3 Preferred Stock (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”), provided that (i) such subsequent sale is consummated prior to the date that is 270 days after the Initial Closing and (ii) each Additional Purchaser becomes a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4           Use of Proceeds. In accordance with the directions of the Board of Directors of the Company (the “Board”), as it shall be constituted in accordance with the Voting Agreement, the Company will use the proceeds from the sale of the Shares for the consummation of the transactions contemplated by this Agreement, working capital and other general corporate purposes.

1.5           Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned, purported to be owned by, or in-licensed to the Company, or used by the Company in the conduct of the Company’s business as now conducted.

(d)           “Investors’ Rights Agreement” means the agreement among the Company and the Purchasers and certain other stockholders of the Company dated as of the date of the Initial Closing, in substantially the form of Exhibit C attached to this Agreement.

(e)           “Key Employee” means Mark T. Lynn.

(f)           “Knowledge” including the phrase “to the Company’s knowledge” means the actual knowledge of the Key Employee.

(g)           “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(h)           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i)            “Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Initial Closing, in substantially the form of Exhibit D attached to this Agreement.

(j)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(k)           “Transaction Agreements” means this Agreement, the Restated Certificate, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

(l)            “Voting Agreement” means the agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing, in substantially the form of Exhibit E attached to this Agreement.

2.           Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated.

2.1          Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2          Capitalization.

(a)           The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)          63,500,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), 8,697,983 shares of which are issued and outstanding and 2,150,429 of which are subject to warrants to purchase Common Stock, in either case, immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)         41,192,462 shares of Preferred Stock (the “Preferred Stock”): (A) 1,362,530 of which have been designated Series Seed Preferred Stock, all of which are issued and outstanding, (B) 2,412,297 of which have been designated Series Seed-1 Preferred Stock, all of which are issued and outstanding, (C) 4,323,248 of which have been designated Series Seed-2 Preferred Stock, all of which are issued and outstanding, (D) 1,579,994 of which have been designated Series Seed-3 Preferred Stock, all of which are issued and outstanding, (E) 2,346,635 of which have been designated Series Seed-4 Preferred Stock, all of which are issued and outstanding, (F) 504,316 of which have been designated Series Seed-5 Preferred Stock, all of which are issued and outstanding, (G) 873,734 of which have been designated Series A Preferred Stock, all of which are issued and outstanding, and (H) 18,198,578 of which have been designated Series B-1 Preferred Stock, 5,237,632 of which are issued and outstanding and 1,328,185 of which are subject to warrants to purchase Series B-1 Preferred Stock, (I) 4,262,724 of which have been designated Series B-2 Preferred Stock, none of which are issued and outstanding, and (J) 5,328,406 of which have been designated Series B-3 Preferred Stock, none of which are issued and outstanding, in each case, as of immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b)           The Company has reserved 5,178,390 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 Stock Plan duly adopted by the Board and approved by the Company stockholders (as amended and/or restated to date). As of immediately prior to the Initial Closing, of such reserved shares of Common Stock, 3,462,486 shares have been issued pursuant to restricted stock purchase agreements or stock option agreements, and 1,243,238 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)           Except for (i) the conversion privileges of the Shares to be issued under this Agreement, (ii) the rights provided in Section 4 of the Investors’ Rights Agreement, and (iii) the securities and rights described in Sections 2.2(a)(ii) and 2.2(b) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

2.3           Subsidiaries. As of immediately prior to the Initial Closing, the Company currently owns or controls, directly or indirectly, the following corporations, partnerships, trusts, joint ventures, limited liability companies, associations, or other business entities: De Soi Inc., Maison Thomas LLC, Project Crush DTC Sub LLC, Project Crush Acquisition Corp LLC, Arts and Plants, Summer Water Inc, WKND Inc. and Storytellers Inc.

2.4           Authorization. All corporate action required to be taken by the Board and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the applicable Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the applicable Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the applicable Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the applicable Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5           Valid Issuance of Shares.

(a)           The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, Bylaws of the Company (the “Bylaws”), applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, Bylaws, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to Section 2.6, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to applicable securities laws, which may be filed after the Initial Closing.

2.7           Intellectual Property.

(a)           The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property necessary to conduct the business as currently contemplated without any known conflict with, or infringement of, the rights of others, including prior employees or consultants.

(b)           To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)           Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)           The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

2.8          Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.9          Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Restated Certificate or Bylaws, (b) of any instrument, judgment, order, writ or decree, or (c) under any note, indenture or mortgage. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10        Financial Statements. The Company has provided to the Purchasers all reasonable, readily available financial statements, whether audited or unaudited, upon request by the Purchasers.

2.11        Corporate Documents. The Certificate of Incorporation and Bylaws of the Company as of the date of this Agreement are available to the Purchasers or their respective counsel upon request.

2.12        Changes. To the Company’s knowledge, since the most recent balance sheet made available to Purchasers upon request, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.

2.13        Employee Matters. To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

3.            Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1          Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2          Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3          Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4          Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5          No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6          Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(a)           Any legend set forth in, or required by, the other Transaction Agreements.

(b)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7          Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8          Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9          CFIUS Foreign Person Status. The Purchaser is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Purchaser is not controlled by a “foreign person,” as defined in the DPA. The Purchaser does not permit any foreign person affiliated with the Purchaser, whether affiliated as a limited partner or otherwise, to obtain through the Purchaser any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

3.10        No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11        Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.12        Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.13        “Bad Actor” Matters. Purchaser hereby represents that no Disqualification Event is applicable to Purchaser or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 3.13, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

4.            Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1          Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the Initial Closing.

4.2          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3          Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Initial Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5          Board of Directors. As of the Initial Closing, the authorized size of the Board shall be one(1) director, and the Board shall be composed of Mark T. Lynn.

4.6          Investors’ Rights Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.7          Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.8          Voting Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.9          Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Initial Closing, which shall continue to be in full force and effect as of such Closing.

4.10        Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Initial Closing a certificate certifying (i) the Certificate of Incorporation and Bylaws of the Company in effect at the Initial Closing, (ii) resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.11        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.            Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1          Representations and Warranties. The representations and warranties of each Purchaser purchasing Shares in such Closing contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2          Performance. The Purchasers purchasing Shares in such Closing shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.4          Investors’ Rights Agreement. Each Purchaser shall have executed and delivered the Investors’ Rights Agreement.

5.5          Right of First Refusal and Co-Sale Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.6          Voting Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

6.            Miscellaneous.

6.1          Survival of Warranties; Limitations on Liability. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive for a period of eighteen (18) months from the Initial Closing. The Company shall indemnify the Purchasers from any direct losses, damages, liabilities, deficiencies, costs or expenses, including reasonable attorneys’ fees, that are incurred by the Purchasers due to a material breach by the Company of any of the representations and warranties contained in or made pursuant to this Agreement during the aforementioned eighteen (18) month period; provided, however, that (i) such indemnity obligation shall be the Purchasers sole recourse with respect to such breach(es) and (ii) the Company’s liability in connection with such indemnity shall be limited to the aggregate Purchase Price paid by all Purchasers pursuant to this Agreement.

6.2          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6          Notices.

(a)           General. All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, it shall be sent to 927 S. Santa Fe Avenue, Los Angeles, California 90021, Attention: Mark T. Lynn, mark@amass.com; and a copy (which copy shall not constitute notice) shall also be sent to Giannuzzi Lewendon LLP, 411 W 14th Street, Fourth Floor, New York, New York 10014, Attention: Ryan Lewendon, Esq., @ryan@gllaw.us.

(b)           Consent to Electronic Notice. Each Purchaser consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth below such Purchaser’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

6.7          No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8          Fees and Expenses. Each party hereto shall bear its own legal fees and costs in connection with the purchase of the Shares and any disputes arising under this Agreement.

6.9          Amendments and Waivers. Except as set forth in Section 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of a majority of the then-outstanding shares of Series B-2 Preferred Stock and Series B-3 Preferred Stock, together. Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.10        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12        Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13        Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6.14        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. Each party will bear its own costs in respect of any disputes arising under this Agreement.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL- ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.15        Waiver of Conflicts. Each party to this Agreement acknowledges that Giannuzzi Lewendon LLP (“GL”) has acted as counsel solely to the Company with respect to this Agreement and the transactions contemplated hereby (together, the “Financing”), and has negotiated the terms of the Financing solely on behalf of the Company. GL may have, in the past, represented and/or may, now or in the future, represent one or more other parties to this Agreement and/or their Affiliates in other matters, including matters that are similar, but not substantially related, to the Financing. The applicable rules of professional conduct require that GL inform its clients of these representations and obtain their waivers of the conflicts that may arise from such representations. The Company and each other party to this Agreement hereby (a) acknowledges that such party has been advised about such circumstances and has had an opportunity to ask for additional information, (b) acknowledges that, with respect to the Financing, GL has represented solely the Company and no other party, and (c) gives its informed consent to GL’s representation of the Company in the Financing and GL’s representation of other parties to this Agreement and/or their Affiliates in other matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Series B-2 and Series B-3 Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

AMASS BRANDS INC

By:	/s/ Mark T. Lynn
Name: Mark T. Lynn
Title: Chief Executive Officer

EXHIBIT B
FORM OF FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

FORM OF INVESTORS’ RIGHTS AGREEMENT

EXHIBIT D

FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT E
FORM OF VOTING AGREEMENT

EXHIBIT B

FORM OF AMENDED LLC AGREEMENT

(attached)

Execution Version

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

of

222 SPIRITS HOLDCO, LLC

Effective as of September 19, 2024

NOTICE

NEITHER 222 SPIRITS HOLDCO, LLC NOR THE MEMBERSHIP INTERESTS THEREIN HAVE BEEN OR WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION.

THE DELIVERY OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF MEMBERSHIP INTERESTS IN 222 SPIRITS HOLDCO, LLC IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

THE MEMBERSHIP INTERESTS IN 222 SPIRITS HOLDCO, LLC ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS AND CONDITIONS SET FORTH IN THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

TABLE OF CONTENTS

1.	Definitions	2
2.	Name	2
3.	Filing of Certificates	2
4.	Purposes	2
5.	Powers	2
6.	Principal Business Office	2
7.	Registered Office	2
8.	Registered Agent	2
9.	Units	3
10.	Members	4
11.	Preemptive Rights	5
12.	Limited Liability	7
13.	Capital Contributions	7
14.	Maintenance of Separate Existence	7
15.	Distributions	8
16.	Management	10
17.	Officers	14
18.	Waiver of Fiduciary Duties	15
19.	Noncompete; Other Business Opportunities	15
20.	Exculpation and Indemnification	16
21.	Restrictions on Transfer	17
22.	Call Option	24
23.	Sale Process	25
24.	Resignation	27
25.	Admission of Additional Members	27
26.	Books and Records	27
27.	Confidential Information	27
28.	Dissolution	29
29.	Benefits of Agreement; No Third-Party Rights	30
30.	Severability of Provisions	30
31.	Interpretation	30
32.	Entire Agreement	30
33.	Governing Law	30
34.	Dispute Resolution; Arbitration	31
35.	Submission to Jurisdiction	32
36.	Waivers; Amendments	33

i

INDEX OF DEFINED TERMS

The following terms have the meanings set forth on the pages referenced below:

Accepting ROFR Recipient	18
Acquiror	24
Act	1
Adhati Manager	11
Agreement	1
AMASS Managers	11
AMASS Notice	18
AMASS Notice Due Date	18
AMASS Secondary Offer	18
Annual Budget	14
Assumed Tax Liability	9
Available Offered Units	18
Award Agreement	3
Bankruptcy Case	15
Board	10
Bound Party	15
CA LLC	2
Call	24
Call Exercise Date	24
Call Exercise Notice	24
Call Member	24
Call Option	24
Call Period	24
Call Purchase Price	24
Call Purchase Price Determination Period	24
Call Units	24
Capital Contribution	7
Certificate	2
Class A Common Units	3
Company	1
Company Notice Due Date	18
Company Transfer Notice	18
Competitive Business	15
Confidential Information	27
Co-Sale Option Period	20
Co-Sale Participants	20
Co-Sale Right	20
Co-Sale Transaction	20
Co-Sale Transferor	19
Co-Sale Trigger Date	19
Covered Persons	16
Deal Counsel	24
Dispute Date	31

ii

Drag Request	21
Drag Transaction	21
Dragged Member	21
Dragging Members	21
Effective Date	1
External Sale Notice	17
Financial Advisor	24
Founders	12
Grantor	8
Incentive Units	3
Initial Call Date	24
Issuance Notice	5
JAJC Manager	11
JAMS	31
License Agreement	1
Line of Credit Agreement	1
Litigable Action	32
Management Services Agreement	1
Manager	11
Maximum Co-Sale Units	20
Member Notice Due Date	18
Member Offer	18
Member Representative	22
Non-ROFR Member	19
Non-Selling Members	17
Offer Price	17
Offered Units	17
Officers	14
Permitted AMASS Affiliate Transactions	12
Permitted Transfer	17
Preemptive Maximum Share	6
Preemptive Member	5
Preemptive Participant	6
Preemptive Portion	5
Preemptive Purchase Right	5
Preemptive Purchase Units	5
Prior Agreement	1
Proposed Price	20
Purchase Agreement	1
Purchase and Sale Agreement	20
RCAs	1
Representatives	27
Responsible Party	14
Restricted Period	15
ROFO Acceptance Notice	25
ROFO Interest Price	25

iii

ROFO Notice	25
ROFO Offer	25
ROFO Offered Units	25
ROFR Closing Deadline	19
ROFR Portion	18
Sale Process	25
Tax Distribution	9
Tax Distribution Shortfall Amount	10
Threshold Amount	3
Transfer Notice	20
Transferring Member	17
Units	3

iv

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

222 SPIRITS HOLDCO, LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of 222 Spirits Holdco, LLC (the “Company”), a Delaware limited liability company organized pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”), is entered into and shall be effective as of September 19, 2024 (the “Effective Date”) by and among the Company and the Members listed on Schedule 10 attached hereto and such other Persons as may hereafter be admitted from time to time as Members in accordance with the provisions hereof.

RECITALS

WHEREAS, certain Members were party to that certain Second Amended and Restated Operating Agreement of the Company effective as of September 8, 2022 (the “Prior Agreement”);

WHEREAS, on the Effective Date, the Adhati Member, the JAJC Member and the AMASS Member entered into that certain Unit Purchase Agreement (the “Purchase Agreement”), pursuant to which, among other things, the AMASS Member purchased Class A Common Units from each of the Adhati Member and the JAJC Member, and following such acquisition, the AMASS Member holds 50.0001% of the issued and outstanding Membership Interests of the Company as of the Effective Date;

WHEREAS, simultaneously with the execution of this Agreement, the Company is entering into (i) that certain Management Services Agreement, by and between the Company and the AMASS Member (the “Management Services Agreement”), (ii) those certain Restrictive Covenants Agreements by and between the Company, on the one hand, and each of the Founders, on the other hand, (the “RCAs”), (iii) that certain Name and Likeness Agreement, by and between the Company and DG, LLC f/s/o Behati Prinsloo Levine and Adam Levine (the “License Agreement”), and (iv) that certain Revolving Line of Credit Agreement, by and between the Company and the AMASS Member (the “Line of Credit Agreement”);

WHEREAS, the Company and the Members now desire to amend and restate the Prior Agreement in its entirety and for this Agreement to supersede the Prior Agreement in its entirety; and

WHEREAS, in connection with the foregoing, this Agreement shall completely amend, restate and replace in their entirety, any and all previous limited liability company agreements or governing documents of the Company, including, without limitation, the Prior Agreement.

AGREEMENT

NOW, THEREFORE, the Members, by execution of this Agreement, hereby agree as follows:

1.            Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in Annex I.

2.            Name. The name of the limited liability company is “222 Spirits Holdco, LLC;” and all business of the Company shall be conducted under that name or the “d/b/a” “Calirosa Tequila;” provided, however, that the Company may obtain additional “d/b/a”s for the Company, as determined from time to time by the Managers and shall operate under such name.

3.            Filing of Certificates. 222 Spirits Holdco, LLC was formed as a California limited liability company on November 19, 2020 (the “CA LLC”). The CA LLC was converted into the Company by the filing of a Certificate of Conversion and Certificate of Formation with the Secretary of State of Delaware on September 10, 2021 (as amended or restated from time to time, the “Certificate”). Any Officer is hereby designated as an authorized person within the meaning of the Act, to execute, deliver and file, or to cause the execution delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the qualification of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

4.            Purposes. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

5.            Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 4.

6.            Principal Business Office. The principal business office of the Company shall be located at 927 S. Santa Fe Avenue, Los Angeles, California 90021, or at such other location as may hereafter be determined by the Board.

7.            Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

8.            Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

9.            Units.

(a)           Authorized Units. Membership Interests in the Company shall be denominated as Units (“Units”). The Company shall be authorized to issue two (2) classes of Units, designated as (i) “Class A Common Units” and (ii) “Incentive Units”.

(b)           Class A Common Units. The total number of Class A Common Units that the Company is authorized to issue is 8,700, (i) 4,350.0087 of which are held by the AMASS Member and are fully vested as of the Effective Date, (ii) 2,174.99565 of which are held by the Adhati Member, and are fully vested as of the Effective Date, and (iii) 2,174.99565 of which are held by the JAJC Member, and are fully vested as of the Effective Date.

(c)           Incentive Units. Subject to the terms of this Section 9, the total number of Incentive Units the Company is authorized to issue is 800, 132.50 of which are held by Management Holdco. Each Incentive Unit issued under this Agreement shall be assigned a vintage year and lot number, as determined by the Company. Notwithstanding anything contained herein or in the Act to the contrary, the Incentive Units shall have no voting, approval, information (including to review this Agreement) or consent rights whatsoever.

(i)            Award Agreements. Incentive Units may be awarded to service providers (Management Holdco or another aggregator entity) from time to time and may be evidenced by a written agreement in the form approved by the Board (each agreement, an “Award Agreement”) that sets forth the terms, conditions and limitations for the Incentive Units granted thereby, including, without limitation, the term of an Award Agreement, the provisions applicable in the event of termination of the grantee’s employment or service relationship with the Company, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award Agreement.

(ii)           Threshold Amounts. Any Incentive Unit shall have set forth in its applicable Award Agreement a threshold amount (a “Threshold Amount”), which shall be no less than the amount of distributable proceeds that would be distributed to the Members under Section 15(b) if, immediately after the issuance of such Incentive Unit, all the assets of the Company were sold for their respective fair market values, the liabilities of the Company were paid in full, and the remaining proceeds were distributed in accordance with Section 15(b). Subject to the preceding sentence, the Threshold Amount for each Incentive Unit will be established by the Board at the time such Incentive Unit is granted and documented in the related Award Agreement. The Threshold Amount with respect to any Incentive Unit shall be equitably adjusted by the Company to reflect distributions, contributions, splits, reverse splits, recapitalizations, redemptions, or other similar events as determined by the Company; provided, however, that no equitable adjustment described in this sentence shall increase or decrease the economic entitlement of an Incentive Unit holder when compared to that Incentive Unit holder’s economic entitlement immediately before the event that necessitated such equitable adjustment.

(d)           Intended Tax Treatment of Incentive Units.

(i)            Treatment as Profits Interests. The Incentive Units are intended to be treated for tax purposes as “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191. The receipt of the Incentive Units is intended to be treated as a non-taxable event for the Company and the Incentive Unit Holder. In consideration of the receipt of the Incentive Units, the Incentive Unit Holder shall agree not to take any position inconsistent with the foregoing. The Company and the Members shall treat each Incentive Unit Holder as a Member of the Company as of the grant date of such Incentive Unit Holder’s Incentive Units for all purposes. The Incentive Units shall be non-voting Units and such Incentive Units Holders shall have no voting rights with respect to such Incentive Units Holder’s Incentive Units for all matters under this Agreement unless specifically required by the Act. Each Incentive Unit Holder shall take into account the distributive share of the Company’s income, gain, loss, deduction, and credit associated with such Incentive Unit Holder’s Incentive Units in computing such Incentive Unit Holder’s income tax liability for the entire period during which such Incentive Unit Holder holds the Incentive Units. Upon the grant of the Incentive Units or at the time the Incentive Units become fully vested, neither the Company nor any of the Members shall deduct any amount (as wages, compensation, or otherwise) for the Fair Market Value of the Incentive Units. Notwithstanding anything to the contrary in this Agreement, each Incentive Unit Holder shall not dispose of any portion of his or her Incentive Units without the prior written consent of the Board, in each instance.

(ii)           Election Under Code Section 83(b). Absent a contrary determination by the Company each Person who is issued an Incentive Unit shall use best efforts to file a valid and timely election pursuant to Code section 83(b) with respect to such Incentive Unit and provide a copy of the election to the Company.

10.          Members.

(a)           Schedule of Members. The name and number of Units held by each Member shall be listed on Schedule 10. An authorized Officer of the Company shall update Schedule 10 from time to time, as necessary to reflect accurately the information therein as known by the Members, but no such update shall modify Schedule 10 in any manner inconsistent with Section 25 or any other Section of this Agreement or the Act. Any amendment or revision to Schedule 10 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of this Agreement, including Section 36. Any reference in this Agreement to Schedule 10 shall be deemed to be a reference to such Schedule as amended and in effect from time to time.

(b)           General Voting Rights. The sole voting rights of the Members shall be such voting rights as are required by the Act or other applicable Law, and as expressly provided in this Agreement. On any matter requiring or permitting a vote of the Members pursuant to the Act, other applicable Law or this Agreement, each Class A Common Member shall have one (1) vote for each Class A Common Unit held by such Member. For the avoidance of doubt, none of the Incentive Units shall have any voting, approval or consent rights whatsoever. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

(c)           Action by Written Consent; Telephonic or Video Conference. Any action required or permitted to be taken by the Members, or by any group of them, either at a meeting or otherwise, may be taken without a meeting if such Members, by the vote required for the relevant action in accordance with this Agreement, approve such action in writing (including by electronic transmission) and the writing or writings are maintained with the books and records of the Company. Such consent shall have the same force and effect as a vote at a meeting, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members. Subject to the requirements of this Agreement for notice of meetings, the Members may participate in and hold a meeting by means of a telephonic or video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action approved by the Members at a telephonic or video conference meeting of the Members shall be effective on the written consent of no less than the minimum number of Members which would be necessary to authorize such action at a meeting of the Members. Any telephonic or video conference meeting of the Members may be recorded by any electronic device with the consent of all Members present at such meeting.

11.          Preemptive Rights.

(a)           If the Company or a Subsidiary proposes to sell or issue New Securities, the Class A Common Members (each, a “Preemptive Member”) shall have the right (the “Preemptive Purchase Right”) to purchase a number of such New Securities equal to the product of (i) such Preemptive Member’s Percentage Interest (calculated solely with respect to Class A Common Units) immediately prior to the issuance of the New Securities multiplied by (ii) the total number of New Securities to be issued by the Company or the Subsidiary on the applicable issuance date (such Preemptive Member’s allocation, the “Preemptive Portion”). The aggregate number of New Securities that the Preemptive Members may purchase pursuant to this Section 11(a) shall be referred to as the “Preemptive Purchase Units.” The Preemptive Purchase Right provided in this Section 11(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion or exchange pursuant to its terms or exercise thereof. Notwithstanding anything to the contrary in this Agreement, the applicability of some or all of the provisions of this Section 11(a) may be waived in accordance with Section 36.

(b)           The Company or Subsidiary, as applicable, shall give written notice (the “Issuance Notice”) of a proposed issuance or sale of New Securities described in Section 11(a) to the Preemptive Members at least ten (10) days prior to the proposed issuance or sale of New Securities. The Issuance Notice shall set forth the material terms and conditions of such proposed issuance or sale, including (i) the number or amount and description of the New Securities proposed to be issued, (ii) the proposed issuance date and (iii) the proposed purchase price per New Security, it being understood that New Securities shall be sold only for cash consideration and with no restrictions on such New Securities other than the restrictions set forth in this Agreement and applicable Law. Each such Preemptive Member shall be entitled to purchase the Preemptive Purchase Units at the same price and other terms (other than immaterial differences) on which such New Securities are proposed to be issued or sold by the Company or a Subsidiary, as applicable; provided, that, if the proposed purchaser(s) of any such New Securities is required to also purchase other securities of the Company or the Subsidiary, as applicable, the Members exercising their rights pursuant to Section 11(a) shall also be required to purchase such other securities of the same type (at the same price and on the same terms and in the same relative amounts) that such other Persons are required to purchase. Notwithstanding anything to the contrary herein, but subject to the immediately preceding sentence, exercise of the Preemptive Purchase Right cannot be conditioned on anything other than purchasing the New Security for cash within the time frames described herein.

(c)           At any time during the ten (10)-day period following the receipt of an Issuance Notice, the Preemptive Members shall have the right to elect irrevocably to purchase their respective Preemptive Portions of the Preemptive Purchase Units at the purchase price set forth in the Issuance Notice, and upon the other terms and conditions specified in the Issuance Notice, by delivering a written notice to the Company or the Subsidiary, as applicable (any Preemptive Member who makes such an election, a “Preemptive Participant”), indicating the number of Preemptive Purchase Units such Preemptive Participant desires to purchase, plus, only if such Preemptive Participant has elected to purchase such Preemptive Member’s full Preemptive Portion of the Preemptive Purchase Units, the maximum number of Preemptive Purchase Units such Preemptive Participant would desire to purchase in the event that one or more Preemptive Members decline or elect to purchase a lesser number of Preemptive Purchase Units than such Preemptive Member is entitled to purchase pursuant to its Preemptive Purchase Right (such aggregate number of Preemptive Purchase Units elected to be purchased, with respect to each Preemptive Participant, its “Preemptive Maximum Share”). If a Preemptive Member fails to give notice to the Company or the Subsidiary, as applicable, pursuant to the foregoing sentence of this Section 11(c) on or before the date that is ten (10) days following the receipt of an Issuance Notice, such Preemptive Member shall be deemed to have irrevocably elected not to purchase any of the Preemptive Purchase Units and to have delivered notice of such decision to the Company or the Subsidiary, as applicable. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Preemptive Participant may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (1) obtain required governmental approvals and other required approvals, and the Company or the Subsidiary, as applicable, on the one hand, and the Preemptive Participants, on the other hand, shall use their respective commercially reasonable efforts to obtain such approvals, and (2) permit the Preemptive Participants to complete their internal capital call processes, if applicable; provided, that the extension pursuant to this clause (2) shall not exceed thirty (30) days.

(d)           If, with respect to the Preemptive Purchase Units, the sum of the Preemptive Maximum Shares of all Preemptive Participants exceeds the number of Preemptive Purchase Units, then the Preemptive Purchase Units shall be allocated to the Preemptive Participants in accordance with their respective Preemptive Portions, up to the Preemptive Maximum Share each such Preemptive Participant has indicated in such Preemptive Participant’s notice delivered pursuant to Section 11(c). Within five (5) days after end of the ten (10)-day period following the receipt of an Issuance Notice, the Company or the Subsidiary, as applicable, shall send a written notice to each of the Preemptive Participants who delivered a notice exercising its Preemptive Purchase Rights pursuant to Section 11(c), specifying the number of Preemptive Purchase Units to be purchased by such Preemptive Participant pursuant to Section 11(c) and this Section 11(d).

(e)           Any portion of the Preemptive Purchase Units that are not purchased by the Preemptive Members pursuant to Section 11(c) and Section 11(d), may be sold by the Company or the Subsidiary, as applicable, at the purchase price described in the Issuance Notice or at a higher price and otherwise on the same terms (other than immaterial differences) set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company or the Subsidiary, as applicable, may be reduced), provided that such issuance is consummated within ninety (90) days after the expiration of the five (5)-day period described in Section 11(d). Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company or the Subsidiary, as applicable, shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company or the Subsidiary, as applicable, has not sold such New Securities within said ninety (90)-day period, the Company or the Subsidiary, as applicable, shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preemptive Participants in the manner provided in this Section 11.

(f)            Notwithstanding the foregoing, if the Board determines in good faith that it would be in the best interests of the Company or the Subsidiary, as applicable, to do so, the Company or the Subsidiary, as applicable, may issue New Securities that would otherwise be required to be first offered to the Preemptive Members pursuant to Section 11(a) without first complying with the other provisions of this Section 11; provided, that, within ninety (90) days after the termination of such offering of such New Securities, the Company or the Subsidiary, as applicable, offers each Preemptive Member the opportunity to purchase the amount of New Securities that such Preemptive Member would be entitled to purchase under Section 11(c) with respect to the total amount of New Securities issued in such offering.

12.          Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

13.          Capital Contributions. The Members are not required to make any capital contributions to the Company. However, the Members may voluntarily make a capital contribution (“Capital Contribution”) to the Company at any time with unanimous approval of the Managers then serving on the Board. Any Capital Contributions made by any Member (including Capital Contributions made prior to the Effective Date) shall be set forth in the books and records of the Company.

14.          Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from the Members and any Affiliates of the Members, including maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other person or entity, and shall not commingle the Company’s assets with those of any Affiliate of the Company or any other person or entity. In furtherance, and not in limitation, of the foregoing, the Company shall not:

(a)           fail to (i) maintain or cause to be maintained by an agent under the Company’s control physical possession of the records required to be kept under the Act, (ii) account for and manage all of its liabilities separately from those of any other person or entity, including payment by the Company of administrative expenses and taxes, other than income taxes, from its own assets or (iii) identify or cause to be identified separately all of its assets from those of any other person or entity;

(b)           commingle, or permit the commingling of, its funds with the funds of any Member or any Affiliate of any Member or use its funds for uses other than the Company’s uses; or

(c)           maintain, or permit the maintenance of, joint bank accounts or other depository accounts to which any Member would have independent access.

15.          Distributions.

(a)           Ordinary Distributions. Available Cash shall be distributed one hundred percent (100%) pro rata to the Class A Common Members, in proportion to their Class A Common Units as and when approved by the Board from time to time in its sole and absolute discretion.

(b)           Liquidation Distributions. Upon a Liquidity Event, all proceeds shall be distributed in the following order and priority:

(i)            First, to creditors of the Company (including holders of Units that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Units; and

(ii)           Second, subject to Section 15(c), the remainder pro rata to the Members in proportion to their Percentage Interests.

(c)           Distribution Adjustments.

(i)            Incentive Unit Adjustment. For the purposes of any distributions made under this Agreement:

(A)        no Incentive Unit shall be considered outstanding (other than for U.S. federal income tax purposes) until both (1) (x) the aggregate distributions made pursuant to Sections 15(a) and 15(b) to the holders of Class A Common Units after the date on which such Incentive Unit was issued with respect to Class A Common Units outstanding on the date such Incentive Unit was issued (or other Units issued thereafter with respect to such outstanding Units in connection with a split, dividend or similar transaction) equals (y) the Threshold Amount for such Incentive Unit and (2) there has been a Capital Transaction or a Change in Control;

(B)        any amount that is not distributed in respect of an Incentive Unit by reason of Section 15(c)(i)(A) shall be distributed pursuant to Section 15(b) as if such Incentive Unit were not outstanding;

(C)        once an Incentive Catch-Up Unit’s applicable Threshold Amount is satisfied, each Incentive Catch-Up Unit shall be entitled to all distributions in priority to all other distributions pursuant to Section 15(b)(ii), until such Incentive Catch-Up Unit’s applicable Incentive Catch-Up Amount is reduced to zero. If multiple Incentive Catch-Up Units have the same Threshold Amount, then such Incentive Catch-Up Units shall share pro rata in such distributions in proportion to the amounts they are entitled to pursuant to this Section 15(c)(i)(C); and

(D)         notwithstanding the preceding provisions of this Section 15(c)(i)(C) with respect to any Incentive Unit, the Company may make distributions without regard to this Section 15(c)(i) to the extent the Board determines (1) to make such distribution and (2) that making such distribution will not cause any Incentive Units to be treated other than as “profits interests” for U.S. federal income tax purposes.

(ii)           Unvested Incentive Units. Notwithstanding the foregoing, other than to the extent set forth in an applicable Award Agreement, for the purposes of making any distributions under Section 15(b), no Incentive Unit shall be considered outstanding (other than for U.S. federal income tax purposes) while it is unvested pursuant to the terms of its applicable Award Agreement and no distribution shall be made or accrued with respect to unvested Incentive Units.

(iii)          Additional Limitation on Distributions to Incentive Units. Amounts distributable in respect of an Incentive Unit under Section 15(b)(ii) shall not exceed the amount of Intangible Asset Gain realized from and after the date of the issuance of such Incentive Unit that is, as determined by the Board, properly attributable to such Incentive Unit. It is the intention of the Members that Incentive Unit Holders receive only distributions attributable to, and are allocated only, Intangible Asset Gain, and this Agreement shall be interpreted consistently with that intention.

(d)           Tax Distributions.

(i)            Generally. The Company shall distribute Available Cash pro rata to the Class A Common Members in proportion to their Class A Common Units until each such Member receives distributions of cash in respect of the Fiscal Year in an amount equal to the Member’s Assumed Tax Liability (that distribution, a “Tax Distribution”). Any Tax Distribution paid to a Member under this Section 15(d) shall for all purposes of this Agreement be treated as having been made and reduce future amounts due to such Member under Section 15(a) and Section 15(b)(ii).

(ii)           Assumed Tax Liability. For purposes of calculating the amount of each Member’s Tax Distribution under Section 15(d)(i), a Member’s “Assumed Tax Liability” means an amount equal to the product of:

(A)        the sum of (i) the net taxable income and net losses, income, gain, loss, deduction, expense and credit allocated to that Member in the Fiscal Year and (ii) to the extent attributable to the Company and determined by the Board, the amount the Member is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by

(B)         the percentage that is, with respect to the type of net taxable income and net losses, income, gain, loss, deduction, expense and credit allocated to the Member (or other amount included in income by the Member), the highest combined effective U.S. federal, state, and local marginal rate of tax for an individual resident in Los Angeles, California or New York, New York, whichever is higher (unless otherwise determined by the Board) for the Fiscal Year.

(iii)          Other Assumptions. The calculation required by this Section 15(d) shall be made (A) taking into account (1) any limitations on, or the availability of, deductions or losses and (2) the effect of the allocations required under Code section 704(c)(1)(A) and the principles thereof and (B) disregarding the effect of any special basis adjustments under Code section 743(b).

(iv)          Timing of Distributions. The Company shall make distributions of the estimated Tax Distributions for a Fiscal Year of the Company on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed under this Section 15(d)(iv). Not later than seventy-five (75) days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 15(d)(i).

(v)           Impact of Insufficient Available Cash. If the amount of Tax Distributions to be made exceeds the amount of Available Cash, the Tax Distribution to which each Member is entitled shall be reduced in proportion to the amount the Members would have received had there been no reduction (each Member’s share of that reduction, the “Tax Distribution Shortfall Amount”). Any Tax Distribution Shortfall Amounts will be carried forward to subsequent Fiscal Years and will be distributed when and to the extent that the Company has sufficient Available Cash, and distribution of any Tax Distribution Shortfall Amounts shall for all purposes of this Agreement be treated as having been made and reduce future amounts due to such Member under Section 15(a) and Section 15(b)(ii).

(vi)          No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with the liquidation of the Company or a complete liquidation of a Member’s interest in the Company.

(e)           Applicable Law. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

16.           Management.

(a)           Management of the Company. The business and affairs of the Company shall be solely and exclusively managed by or under the direction of the board of managers (the “Board”). Subject to the terms of this Agreement, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the Laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. The Board may delegate, if it chooses, any or all of its powers to committees of the Board, Officers and agents elected or appointed by the Board or a duly constituted committee thereof as the Board may deem appropriate from time to time. Except as otherwise required by Law or as provided in this Agreement, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company. Except as otherwise provided in this Agreement, no Member shall have the authority to bind the Company.

(b)           Number of Managers; Appointment of the Board. Subject to Section 16(d) below, the number of individuals on the Board (each, a “Manager”) shall be four (4); provided, however, that in connection with a bona fide Third Party equity financing transaction, the Board may be expanded to five (5) Managers to include an additional Manager. The Managers shall be appointed as follows:

(i)            Adhati Manager. The Adhati Member shall be entitled to appoint one (1) Manager (the “Adhati Manager”), who initially shall be Richard Feldstein.

(ii)           AMASS Managers. The AMASS Member shall be entitled to appoint two (2) Managers (the “AMASS Managers”), who initially shall be Mark T. Lynn and Geoff McFarlane.

(iii)           JAJC Manager. The JAJC Member shall be entitled to appoint one Manager (1) (the “JAJC Manager”), who initially shall be Richard Statter.

(c)           Meetings. Meetings of the Board, both regular and special, may be held within or outside of the State of Delaware and at such time and place as determined by the Board, including by telephone or similar means of communication in accordance with Section 16(h). Such meetings shall be called at the direction of one (1) or more Managers, and for reasonable cause (which is understood to include any meeting called by a Manager to review any determination made by the Company pursuant to this Agreement), upon two (2) days’ notice by electronic transmission given by such Manager to each of the Managers.

(d)           Quorum; Voting. Subject to Section 16(f)(ii), the presence of a majority of the Managers, including one (1) AMASS Manager and one (1) Founder Manager, shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. Each Manager shall have one (1) vote on each matter to be considered or determined, and each action to be taken, by the Board. In the event that there is an equality of votes of the Board, then the Board may appoint a mutually agreed upon third-party independent manager to have the deciding vote with respect to such deadlocked matter.

(e)           Removal of Managers; Vacancies.

(i)            Only the Adhati Member may remove the Adhati Manager, only the AMASS Member may remove an AMASS Manager, and only the JAJC Member may remove the JAJC Manager.

(ii)           In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Manager, such vacancy shall be filled as follows: (x) if such Manager is the Adhati Manager, the vacancy shall be filled by the Adhati Member, (y) if such Manager is an AMASS Manager, the vacancy shall be filled by the AMASS Member and (z) if such Manager is the JAJC Manager, the vacancy shall be filled by the applicable JAJC Member.

(f)            Authority of the Board.

(i)            General. Subject to any other provision of this Agreement which requires a separate action, vote or consent of the Members or any group thereof (including Section 16(f)(ii)), the Board shall have ultimate authority with respect to all aspects of the business and operations of the Company, and all decisions of the Board shall be taken at a meeting at which a quorum exists by votes of a majority of the Managers participating in such meeting.

(ii)           Founder Approvals.

(A)        Without limiting the generality of Section 16(f)(i), the Company shall not, and shall direct its Subsidiaries not to, take (and any Subsidiary’s failure to follow the Company’s directions to comply with the terms of this Section 16(f)(ii) shall be deemed a breach of this Section 16(f)(ii)), and the Board shall not permit the Company to take, any of the following actions without first obtaining the approval of the Founder Managers:

1.	use the names and likenesses of Adam Levine, Behati Prinsloo and Jeffrey Azoff (collectively, the “Founders”) or any of the Founders’ Immediate Family or Affiliates, other than uses reasonably approved by the Founders consistent with past practice of the Company and the License Agreements;

2.	engage any celebrity, talent or other key influencer to endorse the products developed, marketed or sold by the Company or be “face of” such products (provided, however, that the Founder Managers’ consent shall not be required if the Company engages any talent to endorse such products if the aggregate consideration paid by the Company for such endorsement is less than $5,000; provided, further, the consent of the Founder Managers with respect this clause (2), shall not be unreasonably withheld, conditioned or delayed);

3.	form a Subsidiary, other than a wholly-owned Subsidiary of the Company; or

4.	engage in, enter into, amend, terminate or waive any rights under, any AMASS Affiliate Transaction other than (x) entering into any transaction, agreement or arrangement that is in the ordinary course of business and on arm’s-length terms and conditions, and (y) pursuant to the terms of any of the following: the Management Services Agreement or the Line of Credit Agreement ((x) and (y), the “Permitted AMASS Affiliate Transactions”); provided, however, that the AMASS Member shall provide prompt notice to the Founder Managers of any material Permitted AMASS Affiliate Transaction, and the terms and conditions thereof.

(B)         Notwithstanding anything in this Agreement to the contrary, the Founder Managers (without any action of the Board) shall have the right, without the approval of any other Manager or Member, to direct and control any (i) amendments to, consents of or waivers by the Company and (ii) actions on behalf of the Company in the event of breach, or threatened breach, by AMASS thereunder arising under any AMASS Affiliate Transaction (including any Permitted AMASS Affiliate Transaction).

(g)           AMASS Approvals. Notwithstanding anything in this Agreement to the contrary, the AMASS Managers (without any action of the Board) shall have the right, without the approval of any other Manager or Member, to direct and control any (i) amendments to, consents of or waivers by the Company and (ii) actions on behalf of the Company in the event of any breach, or threatened breach, by the applicable Founder thereunder arising under any Founder Affiliate Transaction.

(h)           Authorization to Control Bank Accounts. For so long as the Management Services Agreement remains in effect in accordance with its terms, the AMASS Managers exclusively retain decision making authority with respect to the Company’s bank accounts, which includes making deposits and withdrawals, initiating and approving transactions, signing checks and other instruments and communicating with the bank on behalf of the Company. The Founder Managers shall be granted read only access to the Company’s bank accounts, which includes accessing account information and bank statements.

(i)            Action by Written Consent. Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken in writing (including by electronic transmission), without a meeting, if the Managers approve by affirmative majority vote, which shall include the affirmative vote of at least one (1) AMASS Manager and one (1) Founder Manager, such action in writing; provided, that a copy of any such executed writing or writings shall be maintained in the books and records of the Company. Such consent shall have the same force and effect as a vote at a meeting, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board.

(j)            Telephonic or Video Meetings. Managers may participate in a meeting of the Board by means of a conference telephone, video or similar communications equipment through which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action approved by the Managers at a telephonic or video meeting of the Board shall be effective on the written consent of no less than the minimum number of Managers which would be necessary to authorize such action at a meeting of the Board. Any telephonic or video meeting of the Board may be recorded by any electronic device with the consent of all Managers present at such meeting.

(k)           No Compensation. The Managers shall not receive compensation for their service as Managers.

(l)            Waiver of Notice. Attendance by a Manager at a meeting of the Board shall constitute a waiver of notice of that meeting, except (i) when the Manager objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and (ii) that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting.

(m)          Budget.

(i)            Approved Budgets. Within 60 Business Days from the Effective Date, the AMASS Member shall prepare and submit to the Board a proposed initial budget for the Board’s consideration, amendment, and approval. Beginning with the Fiscal Year ending December 31, 2025, and for each subsequent Fiscal Year, not later than November 1st (or later if mutually agreed) prior to the beginning of such Fiscal Year, the AMASS Member shall prepare and submit to the Board a proposed operating budget for such Fiscal Year for the Board’s consideration, amendment, and approval. Any budget approved by the Board for a Fiscal Year shall be the “Annual Budget”. The Company shall be operated in accordance with the Annual Budget, as may be amended by the Board as needed.

(ii)           Funding. The Members agree that the Company shall use best efforts to fund its ongoing operations, business expansion and acquisitions from cash from operations and borrowings, external financing/fundraising or credit, and no Member shall be required to make a loan, or otherwise advance any funds, to the Company.

17.           Officers.

(a)           Appointment. Subject to Section 16, the Board may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including Chief Executive Officer, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Board. An Officer may be removed with or without cause by the Board. Nothing contained herein shall preclude any Officer from serving the Company, any Member or any Affiliate thereof in any other capacity and receiving proper compensation therefor.

(b)           Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the Board, not inconsistent with this Agreement, are agents of the Company for the purpose of the Company Business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

18.          Waiver of Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any implied duty (including any fiduciary duty and, for purposes of clarity, any prohibition on usurping opportunities of the Company) otherwise existing at law or in equity on the Members, or any Affiliate, officer, director, employee or agent of any of the foregoing (each of the foregoing, a “Responsible Party”). To the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, the Company, the Members and any other person or entity that is a party to or is otherwise bound by this Agreement (including (a) the Company in its capacity as a debtor or debtor in possession in a bankruptcy case commenced under 11 U.S.C. (a “Bankruptcy Case”), (b) any successor to the Company in a Bankruptcy Case or otherwise, including a trustee, a litigation trust or estate representative, including a representative under 11 U.S.C. section 1123(a)(5), and (c) any creditor or committee of creditors or equity holders seeking or obtaining standing to assert claims of the estate in a Bankruptcy Case) (each of the foregoing, a “Bound Party”) hereby expressly waives any and all duties (including all fiduciary duties and, for purposes of clarity, any prohibition on usurping opportunities of the Company), that absent such waiver, may be implied at law or in equity or otherwise owed to a Bound Party, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Responsible Parties are only as expressly set forth in this Agreement.

19.          Noncompete; Other Business Opportunities.

(a)           Each Member acknowledges and recognizes the highly competitive nature of the business of the Company. Each Member agrees that (i) the covenants contained in this Section 19 are reasonable under the circumstances and are necessary to protect the goodwill of the Company, (ii) each Member, on the one hand, and the Company, on the other hand, intend for the covenants contained herein to constitute a valid and enforceable agreement under Law and (iii) each Member will not contest the validity or enforceability of this Section 19. The term of the Restricted Period was determined by the Company and each Member to be reasonable based on the nature of the current and prospective businesses of the Company. Each Member acknowledges that (x) it has consulted with legal counsel of its choosing, and (y) based upon such counsel’s advice, the covenants contained herein constitute a valid and enforceable agreement under Section 16602.5 of the California Business and Professional Code. In light of the foregoing, and subject to the other terms of this Section 19, each Member, accordingly agrees that at any time from the Effective Date through the first anniversary after such Member and its Permitted Transferees no longer hold any direct or indirect Membership Interest (such period, the “Restricted Period”, such Member and its Permitted Transferees will not, directly or indirectly (including through any Affiliate of such Member or its Permitted Transferees), whether in any of the counties of the State of California, or in any state or county in the United States or any other foreign country or jurisdiction in which the Company and its Subsidiaries do business, do, or directly or indirectly aid any Person to do, any of the following, without the prior written consent of the Company:

(i)            engage in the production, distribution, sale or marketing of a Competitive Business (as hereinafter defined); or

(ii)           have any interest or involvement in (whether as agent, employee, consultant, advisor, creditor, lender, proprietor, partner, stockholder, officer, director, member, manager or other type of principal), participate, assist or render any services or give advice to, whether for compensation or not, any Person, other than the Company and its Subsidiaries, which is engaged in or as a result will become engaged in a Competitive Business.

For the purposes of this Section 19(a), “Competitive Business” shall mean, for so long as any Founder Member holds any Units, premium tequila.

(b)           If, at the time of enforcement of any provision of this Section 19, an arbitrator or court of competent jurisdiction holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

(c)           Except as set forth in Section 19(a): (i) any Responsible Party may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including businesses that may compete with the Company or any Bound Party; (ii) no Responsible Party shall be required to present any such business opportunity or venture to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by it; and (iii) none of the Company or any person or entity affiliated with the Company shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section 19(c) shall apply to the Responsible Parties solely in their capacity as Member of the Company or Affiliate, officer, director, employee or agent of the Members and shall not be deemed to modify any contract or arrangement, including Section 19(a) and any other non-compete provisions, otherwise agreed to by the Company and such Responsible Party.

20.           Exculpation and Indemnification.

(a)           None of the Managers, Members, any Affiliate, stockholder, officer, director, employee or agent of a Member, Tax Representative, or Designated Individual (collectively, the “Covered Persons”) shall be liable to the Company, a Member, or any other person or entity who is a party to or is otherwise bound by this Agreement or any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s intentional fraud or intentional malfeasance.

(b)           To the fullest extent permitted by applicable Law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and each Member shall have no personal liability on account thereof.

(c)           To the fullest extent permitted by applicable Law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the person or entity as to matters the Covered Person reasonably believes are within such other person or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e)           The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(f)            The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

21.           Restrictions on Transfer.

(a)           General. Except as otherwise set forth in this Agreement, the Units shall not be Transferred, and the Company shall not recognize any such Transfer, directly or indirectly (including through the transfer of capital stock (or equivalent ownership interests) of any Person that holds, or controls any Person that holds, any Units), (i) other than any Transfer of all or a portion of a Member’s Units to a Permitted Transferee (such transfer, a “Permitted Transfer”) or (ii) unless otherwise approved by the unanimous vote of the Board in writing.

(b)           Right of First Refusal. If, at any time any Member desires to effect a Transfer of all or any portion of its Units pursuant to Section 2l(a)(ii), such Transfer of a Member’s Units (other than a Permitted Transfer) shall be subject to a right of first refusal in favor of (x) the Company first, (y) the AMASS Member second, and (z) simultaneously each of the other Class A Common Members, third (the “Non-Selling Members”). Unless waived by the Board, including the affirmative vote of one (1) AMASS Manager and one (1) Founder Manager, in its sole discretion for and on behalf of the Company, the following procedures shall apply to such requested Transfer (with all decisions of the Company described below being made by the Board):

(i)            Notice. Such transferring Member (the “Transferring Member”) shall send a written notice to the attention of the Board (at the Company’s notice address), the AMASS Member and each Non-Selling Member indicating the number of Units held by the Transferring Member that it desires to Transfer (the “Offered Units”), the price at which the Transferring Member proposes to make such Transfer (the “Offer Price”), the other material terms of the Transfer, the identity, if known, of the proposed Transferee or Transferees, and if a transfer agreement has been prepared, a copy of such document (the “External Sale Notice”).

(ii)           Company, AMASS Member and Non-Selling Member Purchase Right.

(A)        Upon receipt of the External Sale Notice, the Company will have an irrevocable nontransferable option to purchase any or all of the Offered Units at the Offer Price. The Company, acting at the direction of the Board, shall, within fifteen (15) days from receipt of the External Sale Notice (“Company Notice Due Date”), indicate whether or not it has accepted by sending irrevocable notice of any such acceptance to the Transferring Member, the AMASS Member and the Non-Selling Members indicating the number of Offered Units it intends to purchase (such notice, a “Company Transfer Notice”). If the Company fails to give notice to the Transferring Member, the AMASS Member and the Non-Selling Members pursuant to this Section 21(b) on or before the Company Notice Due Date, the Company shall be deemed to have elected not to purchase any of the Offered Units and to have delivered notice of such decision to the Transferring Member, the AMASS Member and the Non-Selling Members.

(B)         The AMASS Member will have an irrevocable nontransferable option to purchase a number of the Offered Units that the Company has elected not to purchase (the “AMASS Secondary Offer”). The AMASS Member shall, within ten (10) days following delivery of the Company Transfer Notice or, if no Company Transfer Notice is delivered, the Company Notice Due Date (the “AMASS Notice Due Date”), indicate whether or not it has accepted the AMASS Secondary Offer by sending irrevocable notice of any such acceptance to the Transferring Member and the Company indicating the number of Offered Units the AMASS member desires to purchase (such notice, the “AMASS Notice”). If the AMASS Member fails to give notice to the Transferring Member pursuant to this Section 21(b)(ii)(B) on or before the AMASS Notice Due Date, the AMASS Member shall be deemed to have elected not to purchase any of the Offered Units and to have delivered notice of such decision to the Transferring Member.

(C)         Each Non-Selling Member will have an irrevocable nontransferable option to purchase a number of the Offered Units that the Company and the AMASS Member have elected not to purchase (the “Available Offered Units”) equal to such Non-Selling Member’s Percentage Interest multiplied by the number of Offered Units not purchased by the Company or the AMASS Member (such Member’s, “ROFR Portion”) at the Offer Price and otherwise on the terms and conditions described in the External Sale Notice (the “Member Offer”). Each Non-Selling Member shall, within ten (10) days following delivery of the AMASS Notice or, if no AMASS Notice is delivered, the AMASS Notice Due Date (the “Member Notice Due Date”), indicate whether or not they have accepted the Member Offer by sending irrevocable notice of any such acceptance to the Transferring Member and the Company indicating the number of Available Offered Units such Non-Selling Member desires to purchase (any such Member that delivers such a notice, an “Accepting ROFR Recipient”) plus, only if such Non-Selling Member has elected to purchase such Member’s full ROFR Portion, the maximum number of Available Offered Units such Non-Selling Member would desire to purchase in the event that one (1) or more Non-Selling Members declines or elects to purchase a lesser number of Available Offered Units than such Member is entitled to purchase hereunder. The Accepting ROFR Recipients shall then, to the extent that each of them has accepted the Member Offer, be obligated to purchase such number of Offered Units on the terms and conditions set forth in the External Sale Notice as soon as reasonably practicable, and in no event later than ten (10) days following the Member Notice Due Date or, if applicable, the date of delivery of the Company’s notice to such Accepting ROFR Recipient pursuant to Section 21(b)(ii)(A) (with such period being automatically extended as necessary to obtain all required approvals from any Governmental Authority under any applicable Law) (the “ROFR Closing Deadline”). If a Non-Selling Member fails to (x) give notice to the Transferring Member and the Company pursuant to this Section 21(b)(ii)(C) on or before the Member Notice Due Date, or (y) consummate the purchase of the applicable number of Offered Units prior to the ROFR Closing Deadline, such Non-Selling Member shall be deemed to have elected not to purchase any of the Offered Units and to have delivered notice of such decision to the Transferring Member and the Company.

(D)         Overallotment. Each Accepting ROFR Recipients shall have a right of overallotment such that if any other Non-Selling Member fails or declines to exercise its right hereunder to purchase its ROFR Portion of Available Offered Units (a “Non- ROFR Member”), such Accepting ROFR Recipients may purchase all or any part of such Units by giving irrevocable written notice to the Transferring Member and the Company within five days after the date that the Company provides written notice of the amount of Available Offered Units as to which such Non-ROFR Members have failed to exercise their rights hereunder; provided, however, that in the event there are two (2) or more such Accepting ROFR Recipient that choose to exercise the last-mentioned option for a total number of Available Offered Units in excess of the number available, the remaining Units available for purchase under this Section 21 (b)(ii)(C)(D) shall be allocated between or among such Accepting ROFR Recipients pro rata based on the number of Available Offered Units such Accepting ROFR Recipients elected to purchase pursuant to this Section 21.

(E)         Transfer Right. The time and date of the closing of the purchase and sale of the Offered Units to be purchased by the Company, the AMASS Member (if applicable) and the Accepting ROFR Recipients, as applicable, pursuant to this Section 21 shall be fixed by the Company, provided that such closing date shall be within one hundred (100) days after the date of the External Sale Notice. If all of the Offered Units are not purchased by the Company, the AMASS Member and the Non-Selling Members within one hundred (100) days after the date of the External Sale Notice or the Company, the AMASS Member and Non-Selling Members waive their rights to purchase the Offered Units (the date on which the Company’s and the Non-Selling Members’ purchase rights expire or are waived, the “Co-Sale Trigger Date”), then during the ninety (90) days following the Co-Sale Trigger Date, the Transferring Member may agree to sell all of the Offered Units, subject to Section 21(d) to the extent applicable, on terms that are economically no more favorable to such purchaser than were stated in such Member’s External Sale Notice. If the applicable Transferring Member does not consummate a sale to a Transferee during the ninety (90) days following the Co-Sale Trigger Date (subject to reasonable extension by up to sixty (60) additional days in the event the delay is caused by the need to obtain regulatory approval of the sale), then the provisions of this Section 21 shall again apply, and such Transferring Member shall not Transfer or offer to Transfer such Units without again complying with this Section 21.

(c)           Right of Co-Sale and Transfer by a Member.

(i)           Co-Sale. If any Member (the “Co-Sale Transferor”) proposes to Transfer Units equal to or exceeding five percent (5%) of the then-issued and outstanding securities of the Company to a Transferee or Transferees (other than a Permitted Transferee), in a single transaction or series of related transactions pursuant to Section 21(a)(ii), in accordance with Section 21(b), the Co-Sale Transferor must deliver to the Company notice of such proposed Transfer (the “Transfer Notice”) within thirty (30) days after the Co-Sale Trigger Date and at least twenty (20) days prior to any such Transfer, in which case, each Member other than the Co-Sale Transferor and Incentive Unit Holders (the “Co-Sale Participants”) shall have the right to participate in the proposed Transfer in the manner set forth in this Section 21(c) (“Co-Sale Right”). Within five (5) days after receipt of the Transfer Notice, the Company shall forward to the Co-Sale Participants the Transfer Notice. The Transfer Notice must state (i) the name of the proposed Transferee, (ii) the number of Offered Units, (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof (the “Proposed Price”), and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date. In the event any portion of the purchase price per Unit is to be paid by the proposed Transferee in non-cash consideration, the value of any such non-cash consideration per Unit shall be the Fair Market Value thereof.

(ii)          Notice. Each Co-Sale Participant that desires to exercise its Co-Sale Right must deliver to the Company and the Co-Sale Transferor notice within the twenty (20)-day period after the delivery of the Transfer Notice (the “Co-Sale Option Period”), which notice shall state that such Co-Sale Participant elects to exercise its Co-Sale Right under this Section 21(c) and shall state the maximum number of Units sought to be Transferred by such Co-Sale Participant as permitted by Section 21(c)(iii), which shall be no more than one hundred percent (100%) of such Co-Sale Participant’s Maximum Co-Sale Units. Failure by a Co-Sale Participant to deliver to the Company the aforementioned Co-Sale Transferor notice prior to the expiration of the Co-Sale Option Period shall be deemed an election of such Co-Sale Participant not to exercise its Co-Sale Right.

(iii)         Units Included. Each Co-Sale Participant shall be entitled to Transfer to the proposed Transferee identified in the Transfer Notice up to the number of such Co-Sale Participant’s Units equal to: (i) the number of Offered Units multiplied by (ii) a fraction equal to (A) the aggregate number of Class A Common Units held by such Co-Sale Participant divided by (B) the aggregate number of issued and outstanding Class A Common Units (with respect to each Co-Sale Participant, its “Maximum Co-Sale Units”); provided, however, that the proposed Transferee shall not be required to pay more than the Proposed Price for the Offered Units of the Co-Sale Transferor and each Co-Sale Participant.

(iv)         Co-Sale Closing Deliverables. Each Co-Sale Participant, in exercising its Co-Sale Right, shall participate in the Transfer (the “Co-Sale Transaction”) and agrees that the terms and conditions of any Co-Sale Transaction will be memorialized in, and governed by, a written purchase and sale agreement with the prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Co-Sale Participants further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 21(c); provided, however, that a Member will not be required to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 21(c) unless such transaction complies with the Transaction Conditions.

(v)          Deliveries. Each Unit will be recorded by the Company as Transferred to the prospective Transferee against payment therefor in consummation of the Co-Sale Transaction pursuant to the terms and conditions specified in the Transfer Notice, and the prospective Transferee shall concurrently therewith remit or direct payment to each such Co-Sale Participant the portion of the aggregate consideration to which each such Co-Sale Participant is entitled by reason of its participation in such sale.

(vi)         Additional Compliance. If any proposed Co-Sale Transaction is not consummated within ninety (90) days after receipt of the applicable Transfer Notice by the Company, the Co-Sale Transferor may not Transfer any Units pursuant to this Section 21(c) unless it first complies in full with each provision of Section 21(b) and this Section 21(c). The exercise, or election not to exercise, any right by any Member hereunder shall not adversely affect its right to participate in any other Transfer of Units subject to this Section 21(c).

(vii)        Restrictions Cumulative. The restrictions on Transfer imposed by this Section 21(c) on any Member shall be in addition to, and not in lieu of, the restrictions on Transfer imposed by the other sections of this Section 21 to the extent the same are otherwise applicable to such Member.

(d)           Drag Sale.

(i)           Trigger. If at any time both (A) the Board, including the affirmative vote of one (1) AMASS Manager and one (1) Founder Manager, and (B) a Member or Members collectively holding at least a fifty percent (50%) of the issued and outstanding equity interests of the Company (the “Dragging Members”) propose to sell or otherwise dispose of all, but not less than all, of such Member’s or Members’ equity securities of the Company to a Third Party (such sale, a “Drag Transaction”), then if requested in writing by the Dragging Members (the “Drag Request”) each other Member (together with its Permitted Transferees, a “Dragged Member”) shall be required to sell all, but not less than all, of such Member’s Units in such Drag Transaction in accordance with this Section 21(d). The Drag Request shall set forth the proposed material terms and conditions of the Drag Transaction, including the proposed purchase price per Unit. For the avoidance of doubt, the Board and Member consent as described in Section 21(d)(i)(A) and (B) shall not be required to initiate a Sale Process as described in Section 23, and in connection with such Sale Process, the Founder Members shall be deemed to be the Dragging Members and such Capital Transaction shall be deemed to be a Drag Transaction.

(ii)          Actions to be Taken. With respect to a Drag Transaction described in Section 21(d), each Member and the Company hereby agrees:

(A)        if the Drag Transaction requires Member approval, with respect to all Units that such Dragged Member owns or over which such Dragged Member otherwise exercises voting power, each Dragged Member shall vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of, and adopt, such Drag Transaction (together with any related amendment to this Agreement required in order to implement such Drag Transaction) and shall vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Drag Transaction;

(B)         Subject to the terms of Section 21(d)(i), each Member shall sell, at the same price and on the same terms and conditions in a sale subject to this Section 21, the same proportion of the total number of Units being sold as (i) the number of Units then owned by such Members to (ii) the total number of Units then-owned by all Members (in each case, on a fully-diluted basis).

(C)         each Dragged Member shall execute and deliver all related documentation and take such other action in support of the Drag Transaction as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 21(d), including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, a limited power-of-attorney authorizing the Company to take all actions necessary to Transfer the Units in the Drag Transaction, and any similar or related documents, certificates or instruments; provided, however, that in the event a Dragged Member fails to deliver such documents, the Company shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 21(d) and that the Transfer of such Units to the purchaser in such Drag Transaction may be effected without such Dragged Member’s consent;

(D)         no Member shall deposit, and each Member shall cause its Affiliates not to deposit, except as provided in this Agreement, any Units owned by such Member or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with the Capital Transaction;

(E)         each Dragged Member agrees to refrain from exercising and affirmatively waive any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Drag Transaction;

(F)         if the consideration to be paid in exchange for the Units pursuant to this Section 21(d) in a Drag Transaction includes any securities and due receipt thereof by any Dragged Member would require under applicable Law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units that would have otherwise been sold by such Member, an amount in cash equal to the Fair Market Value of the securities that such Dragged Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units;

(G)         in the event that the Company (in the discretion of the Board, including the affirmative vote of one (1) AMASS Manager and one (1) Founder Manager), in connection with a Drag Transaction, appoints a Member representative (the “Member Representative”) with respect to matters affecting the Dragged Members under the applicable definitive transaction agreements following consummation of such Drag Transaction, each Member agrees (1) to consent to (x) the appointment of such Member Representative, (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations with respect to such Member Representative, and (z) the payment of such Dragged Member’s pro rata portion (from the applicable escrow, expense or similar fund or otherwise based on the portion of the aggregate consideration received by such Member) of any and all reasonable fees and expenses to such Member Representative in connection with such Member Representative’s services and duties in connection with such Capital Transaction and its related service as the representative of the Dragged Members, and (2) not to assert any claim or commence any suit against the Member Representative or any other Member with respect to any action or inaction taken or failed to be taken by the Member Representative in connection with its service as the Member Representative, absent fraud or willful misconduct; and

(H)        each Member hereby grants to the Company an irrevocable proxy coupled with an interest to vote (including in any action by written consent) such Member’s Units in accordance with such Member’s agreements in this Section 21(d), subject to Section 21(d)(iii).

(iii)        Exceptions. Notwithstanding the foregoing, a Member will not be required to comply with Section 21(d)(ii) in connection with a proposed Drag Transaction unless:

(A)        such Drag Transaction complies with the Transaction Conditions; and

(B)         subject to Section 21(d)(ii)(F), upon the consummation of a Drag Transaction each Dragged Member will receive the same form of consideration for its Units as is received by other Dragged Members in respect of Units of like class or series.

(iv)        Power of Attorney.

(A)        By signing this Agreement, and subject to Section 21(c)(iii), each Member hereby makes, constitutes and appoints the Board, and any Officer so authorized by the Board, with full power of substitution and resubstitution, his, her or its true and lawful agent or agents and attorney or attorneys-in-fact for him, her or it and in his, hers or its name, place and stead, to sign, execute, certify, acknowledge, file and record, solely in connection with any Drag Transaction, (A) the Certificate, (B) all instruments amending, restating or canceling the Certificate, as the same may hereafter be amended or restated, that may be appropriate, and (C) such other agreements, instruments, elections or documents (including any written consents of Members) as may be necessary or advisable to Transfer the Units held by any Member or that may otherwise be required of the Company or of the Members by the Laws of Delaware or any other jurisdiction.

(B)        The power of attorney granted pursuant to this Section 21(d)(iv), is a special power of attorney coupled with an interest and is irrevocable, may be exercised by such attorney-in-fact by listing all of the Members executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them, and shall survive the assignment by a Member of its Membership Interest, except that where the assignee thereof is admitted as a Member, the power of attorney shall survive such assignment as to the assignor Member for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such admission.

22.        Call Option.

(a)        Call Generally. Notwithstanding anything to the contrary in Section 21(a), for a period of ninety (90) days following (i) September 19, 2029 (the “Initial Call Date”), and (ii) each anniversary of the Initial Call Date (such 90-day period, the “Call Period”), the AMASS Member shall have the right, but not the obligation, to require each other Member (each, a “Call Member”) to sell all, but not less than all, of each Call Member’s Class A Common Units and vested Incentive Units, as applicable, to the AMASS Member (the “Call” and such Units subject to the Call, “Call Units”) and if such Call is exercised, the AMASS Member shall purchase from the Call Members all, but not less than all, of the Units then held by the Call Members in accordance with the terms of this Section 22 (the “Call Option”). For the avoidance of doubt, the AMASS Member’s right to exercise the Call shall not be subject to the Transfer restrictions set forth in Section 21(a).

(b)        Exercise. To exercise the Call the AMASS Member must give written notice to the Company (the “Call Exercise Notice”) within the Call Period. The date on which the Call Exercise Notice is given is herein referred to as the “Call Exercise Date.”

(c)        Determination of Call Option Value. As promptly as practicable after the Call Exercise Date, the Founder Members, on the one hand, and the AMASS Member, on the other hand, shall (x) negotiate in good faith, for a period of not less than fifteen (15) Business Days (the “Call Purchase Price Determination Period”), with the objective of reaching mutual agreement on the purchase price for the Call Units based on a mutually agreed upon multiple of brand net margin (the “Call Purchase Price”). If the Founder Members and the AMASS Member cannot mutually agree on Call Purchase Price within the Call Purchase Price Determination Period, the Founder Members and the AMASS Member shall mutually agree upon and engage an Appraisal Firm to determine the Call Purchase Price, and such determination shall be final and binding on the AMASS Member and the Call Members.

23.           Sale Process.

(a)        Expiration of Call Period. If the AMASS Member (x) delivers notice to the Founder Members of its decision not to exercise the Call Option, or (y) fails to give notice to the Founder Members of its election to exercise the Call Option pursuant to Section 22 prior to the expiration of the first Call Period following the Initial Call Date, the AMASS Member shall be deemed to have elected not to exercise the Call Option and to have delivered notice of such decision to the Founder Members, and the Founder Members shall have the right, but not the obligation, to initiate a Capital Transaction with a Third Party (“Acquiror”). Notwithstanding anything in this Agreement to the contrary, the Founder Members’ right to initiate a Capital Transaction pursuant to this Section 23 shall not be subject to the Transfer restrictions set forth in Section 21(a). At any time thereafter, the Founder Members may notify the Board and the other Members in writing of such desire to effect a Capital Transaction, in which event the Founder Members shall constitute Dragging Members pursuant to Section 21(d), and any Capital Transaction resulting from such Sale Process shall constitute a Drag Transaction to which Section 21(d) applies. Promptly following receipt of such notice, and subject to Section 23(b), the Founder Members shall cause the Company to engage an investment bank (the “Financial Advisor”) and a law firm (the “Deal Counsel”) reasonably satisfactory to the AMASS Member (which may be the Company’s existing investment bank and law firm) to assist with Capital Transaction. The Board, at the reasonable direction of the Founder Member, shall cause the Company, on the advice of the Deal Counsel and the Financial Advisor, to take such action as may be reasonably necessary in connection with such Sale Process and any proposed Capital Transaction resulting therefrom, to effect such Capital Transaction. If so requested by the Founder Members in connection with effecting such Capital Transaction, the Board shall, at the reasonable direction of the Founder Members, cause the Company to conduct a commercially reasonable sale process (a “Sale Process”) which Sale Process may include, if approved by the Founder Members in such Founder Members’ sole discretion, an auction to sell the business of the Company (whether through a sale of Units or all or substantially all of the assets of the Company). The Company shall cause its management, together with the Financial Advisor and Deal Counsel, to deliver regular updates to the Board regarding material developments in the Sale Process and summarizing the status of the negotiation of the terms and conditions of the Capital Transaction. The Company, the Board and each Member shall, and each Member shall cause each of its Affiliates and Representatives to, use its or his commercially reasonable efforts to conduct such Sale Process and complete such Capital Transaction as promptly as reasonably practicable, including, to the extent applicable, the identification of potential bidders, the preparation of an information memorandum regarding the Company (including financial statements and financial projections relating thereto), the preparation of bid procedures and a bid procedures letter to be distributed to potential bidders, the assembly of a data room, the making of management presentations, and the drafting, negotiation and execution of transaction documents (including the schedules, exhibits, appendices, annexes and ancillary documents thereto) and the approval of such Capital Transaction by the Board and, if applicable, the Members. The Founder Members with oversight from the Board, shall have the right to direct and control such Sale Process, including the selection of the ultimate buyer and negotiations of the definitive transaction agreements for such Capital Transaction. In connection with any such Capital Transaction, the Management Services Agreement may be terminated for convenience by such Acquiror, and the AMASS Member and its Affiliates, as reasonably requested by the Acquiror, shall be obligated to provide the Company and Acquiror with reasonable and customary termination transition services.

(b)           Post-Call Period and Right of First Offer.

(i)        If, at any time following the expiration of the Call Period, the Company desires to initiate a Capital Transaction of the Company, the Company shall first deliver to the AMASS Member notice (the “ROFO Notice”) stating the Company’s desire to effect such Capital Transaction, the price per Unit for each class of Unit the Company proposes to be paid in connection with such Capital Transaction and the other material terms and conditions of the proposed Capital Transaction. Within ninety (90) days following receipt of the ROFO Notice, the AMASS Member shall have the right, but not the obligation, to provide the Company with a written offer (without any financing or other similar contingencies) (“ROFO Offer”) to purchase one hundred percent (100%) of the other issued and outstanding Units of the Company that are not held by the AMASS Member (the “ROFO Offered Units”). The ROFO Offer shall include the material terms and conditions, including the aggregate cash purchase price (the “ROFO Interest Price”), upon which the AMASS Member is willing to acquire all of the other issued and outstanding Units of the Company.

(ii)        If the AMASS Member delivers a ROFO Offer to the Company within such sixty (60) day period, the Company shall then have a period of thirty (30) days following receipt of the ROFO Offer to deliver written notice (the “ROFO Acceptance Notice”) to the AMASS Member accepting the ROFO Offer and the sale of the ROFO Offered Units pursuant to the terms set forth in the ROFO Offer. Within a period of sixty (60) days following the delivery of the ROFO Acceptance Notice, the AMASS Member shall purchase from the other Members, and the other Members shall sell to the AMASS Member, the ROFO Offered Units for the ROFO Interest Price pursuant to a customary purchase agreement for transactions of such type. Such sixty (60) day period may be extended by up to thirty (30) additional days if the Members are working in good faith to facilitate the purchase such ROFO Offered Units.

(iii)        If the AMASS Member does not deliver a ROFO Offer within such sixty (60) day period or the Company does not accept the proposed ROFO Offer, then the Company, shall have the right, for the subsequent ninety (90) day period to cause the Company to conduct a Sale Process at a price and pursuant to other terms determined by the Founder Members in their sole and absolute discretion, provided, however, that such price and terms are no less favorable than those set forth in the ROFO Offer (provided, however, that such ninety (90) day period may be extended as necessary to obtain any required approvals). Following the expiration of such ninety (90) day period (as and if extended pursuant to the immediately preceding proviso), the Company may not initiate a Sale Process without again first offering such Units to the AMASS Member in the manner provided pursuant to this Section 23(b).

(c)          Sale Process. For the avoidance of doubt, any Drag Transaction or Sale Process (including, a sale to the AMASS Member, a Third Party or otherwise) shall be negotiated and controlled on behalf of the Company by the Founder Managers in their sole and absolute discretion; provided, however, that if the Capital Transaction involves an Affiliate of any Manager, the terms of such Capital Transaction shall be at least as favorable as the Company and each Member would receive on an arms’ length basis from an unaffiliated Third Party.

(d)          Sale Duties. Notwithstanding anything to the contrary in this Agreement, including Section 18,

(i)        with respect to any (A) Drag Transaction in which a Founder Members is a Dragging Member or (B) Capital Transaction or Sale Process controlled by the Founder Member(s) in accordance with this Section 23, such Founder Member(s) shall use good faith efforts to maximize the proceeds payable per Unit to all Members, and shall not (A) enter into any side letter, management rights letter, services agreement or other similar arrangement whereby any Founder Member receives additional proceeds in connection with such Drag Transaction, (B) take any action with the primary intent of treating any Member materially differently vis-a-vis any other Members or (C) otherwise engage in any action that results in gain or benefit to one Member at the expense of any other Member(s); and

(ii)        with respect to any Drag Transaction in which the AMASS Member is a Dragging Member, the AMASS Member shall use good faith efforts to maximize the proceeds payable per Unit, and shall not (A) enter into any side letter, management rights letter, services agreement or other similar arrangement whereby the AMASS Member receives additional proceeds in connection with such Drag Transaction, or (B) take any action with the primary intent of treating any Member materially differently vis-a-vis any other Members or (C) otherwise engage in any action that results in gain or benefit to one Member at the expense of any other Member(s).

24.        Resignation. Other than in connection with a Transfer of Units to a Permitted Transferee, a Member may not resign or withdraw from the Company without the prior written consent of the non-resigning or non-withdrawing Class A Common Members. If all of the Members resign or withdraw pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 25, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation or withdrawal of the last resigning or withdrawing Member, and, immediately following such admission, such resigning or withdrawing Member shall cease to be a member of the Company.

25.        Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the approval of the Board and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Board and the additional persons or entities to be admitted.

26.        Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company Business. Any Class A Common Member shall have the right to review or audit the Company’s books and records at reasonable times and after reasonable advance notice to the Company; provided; however, the Company may withhold access to books and records requested by, or to be provided to, any Member pursuant to this Section 26, at law or otherwise, if the Board determines in its reasonable, but sole, discretion that such Member (i) lacks a proper purpose for receiving such access or (ii) is a competitor of the Company. For the purposes of this Section 26, “proper purpose” shall mean a purpose reasonably related to such Person’s interest as a Member. The Company shall furnish or cause to be furnished to each Member such information regarding the condition or operations, financial or otherwise, of the Company, as any Member may from time to time reasonably request.

27.           Confidential Information.

(a)        Except as otherwise provided in this Section 27, each Member (i) shall, and shall cause its directors, officers, managers, employees, agents, auditors, and financial and other advisors (collectively, “Representatives”) to, maintain in strictest confidence the terms of this Agreement and any and all information relating to the Company or the other Members that is proprietary to the Company or such other Member, as applicable, or otherwise not available to the general public, irrespective of the form of the information, including information concerning the properties, employees, finances, businesses and operations of the Company or of the other Members and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Member or its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Member (“Confidential Information”), (ii) shall not disclose, and shall cause its Representatives not to disclose, Confidential Information to any Person other than to the other Members and the Company, and (iii) shall not use, and shall cause its Representatives not to use, Confidential Information other than in connection with the business of the Company.

(b)           Notwithstanding Section 27(a), any Member may disclose Confidential Information:

(i)        to the extent consented to by the Member(s) to whom such Confidential Information relates;

(ii)        for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders; provided, that in each such case, each such Person agrees to be bound by the terms of this Section 27 or executes a confidentiality agreement to the effect set forth in this Section 27;

(iii)        to a Person (A) holding or considering acquiring (whether directly or indirectly) an equity or profits interest in, or equity security of, or all or substantially all of the assets of, or merging with, such Member (or any Affiliate thereof) or (B) considering a possible purchase of such Member’s Units, so long as prior to any such disclosure such other Person agrees to be bound by the terms of this Section 27 or executes a confidentiality agreement to the effect set forth in this Section 27. Such disclosure may include reasonable due diligence investigation of the Company upon the request of any Member for such purpose, provided, that (1) such disclosure, to the extent it requires an inspection of the books of account or other business records of the Company, occurs during normal business hours of the Company and does not unreasonably interfere with the normal operations of the Company and (2) the requesting Member shall reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with such investigation;

(iv)        to the extent necessary to assert any right or defend any claim arising under this Agreement;

(v)        to the extent such disclosure is required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange or national quotation system on which any securities of such Member are listed or traded); and

(vi)        to the extent legally compelled to do so under the terms of a subpoena, order, civil investigative demand or similar process issued by a Governmental Authority; provided, however, that prior to any such disclosure, such Member shall, to the extent legally permissible: (A) promptly notify the Class A Common Members of the existence, terms and circumstances surrounding such request; (B) consult with the Class A Common Members regarding the advisability of taking legally available steps to resist or narrow such disclosure; (C) furnish only that portion of the Confidential Information that, in the opinion of independent counsel for such Member, such Member is legally compelled to disclose; and (D) cooperate with the Class A Common Members (or any other Person having an interest in the Confidential Information) to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)           Any Member providing Confidential Information to any other Person in accordance with Section 27 shall be liable to the Company and the other Members for, and shall indemnify and hold harmless the Company and the other Members from and against, any and all losses sustained or incurred by the Company and such other Members arising out of or otherwise resulting from the disclosure of such Confidential Information to such other Person or the disclosure by such other Person of Confidential Information in violation of the applicable confidentiality agreement.

(d)           Notwithstanding Section 27(b), neither the Company nor any Member shall disclose or provide any Confidential Information to any Person if, to the knowledge of the Company or such Member, such disclosure or provision is prohibited by any agreement between the Company and any Person (including any Member or Affiliate thereof and other than this Agreement).

(e)           The provisions of Section 27(a) shall not apply to, and Confidential Information shall not include:

(i)        any information that is or has become generally available to the public other than as a result of disclosure by a Member (or any Affiliate or Representative thereof) in breach of any of the provisions of this Section 27(a);

(ii)        any information that has been independently developed by a Member (or any Affiliate or Representative thereof); provided, that it is developed entirely from sources other than Confidential Information and otherwise without violating any of the provisions of this Agreement or any other similar agreement to which such Member (or any Affiliate or Representative thereof) is bound; or

(iii)        any information made available to a Member (or any Affiliate or Representative thereof) on a non-confidential basis by any Third Party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company, another Member (or any Affiliate or Representative thereof) or any other Person.

(f)           The obligations of each Member under this Section 27 shall survive for so long as such Member remains a Member, and after such Member ceases to be a Member, notwithstanding the termination of the Company, such Member’s Transfer of its Units, the withdrawal by such Member from the Company or any Person ceasing to be an Affiliate of such Member.

(g)           Each Member hereby acknowledges and agrees that the breach by such Member of its covenants and obligations under this Section 27 is likely to cause irreparable harm and significant injury to the Company which could be difficult to limit or quantify. Accordingly, such Member agrees that the Company shall have the right to seek an immediate injunction, specific performance or other equitable relief due to any such breach, without posting any bond therefor, in addition to any other remedies that may be available to the Company or the other Members at law or in equity.

28.           Dissolution.

(a)          The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the unanimous approval of the Managers then serving on the Board, (ii) any time there are no Members, unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)        In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the order set forth in Section 15(b) unless otherwise required by mandatory provisions of applicable Law.

29.        Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Members, the Responsible Parties and Covered Persons and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (other than Covered Persons) (and no such creditor shall be a third- party beneficiary of this Agreement), and each Responsible Party shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

30.        Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

31.        Interpretation. When a reference is made in this Agreement to a Section, Article, Annex or Schedule such reference shall be to a Section, Article, Annex or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Annex or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

32.        Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

33.        Governing Law. This Agreement shall be governed by, and construed under, the Laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said Laws.

34.          Dispute Resolution; Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof (including the determination of the scope or applicability of this agreement to arbitrate; any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local Law; any tort; and any other aspect relating to this Agreement) shall be resolved as provided in this Section 34.

(a)           Informal Dispute Resolution. The disputing parties initially shall attempt to resolve their dispute informally, in accordance with the following:

(i)            Upon the written request by a party (the date of which shall be the “Dispute Date”), each party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

(ii)           The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter at issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute. The specific format for the discussions shall be left to the discretion of the designated representatives. The parties will cooperate with the designated representatives in order to attempt to resolve any such dispute.

(b)          Arbitration.

(i)        Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof (including the determination of the scope or applicability of this agreement to arbitrate), that is not resolved within 30 days after the Dispute Date shall be determined by arbitration in Los Angeles, California, or any other mutually agreeable location, before one arbitrator selected by the parties within 30 days after the commencement of the arbitration. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures. In the event the parties are unable to agree upon an arbitrator, the parties agree to permit JAMS to select an arbitrator from a list of no more than six arbitrators submitted jointly by the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of any arbitration proceeding. The arbitrator shall apply the Law of the State of Delaware, pursuant to Section 33.

(ii)        The parties agree that arbitration as provided in this Section 34(b) shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, including for any request by a party hereto for temporary or preliminary injunctive relief (including with respect to breaches of Section 27).

(iii)        The parties agree that they will attempt, and they intend that they and the arbitrator should use all reasonable efforts in that attempt, to conclude the arbitration proceeding and issue a final, reasoned decision from the arbitrator within one hundred fifty (150) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such one hundred fifty (150)-day period to the extent the arbitrator deems it necessary to adjudicate the claim. The arbitrator shall promptly deliver a reasoned decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each party to such arbitration agrees that any decision of the arbitrator may only be appealed to a panel of three neutral arbitrators pursuant to the JAMS Optional Arbitration Appeal Procedure, and the decision rendered by such arbitration panel shall be final, conclusive and binding. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 34(b) in any court of competent jurisdiction. The parties agree that the arbitrator (and the arbitration panel, if applicable) shall have authority to grant injunctive or other forms of equitable relief to any party that prevails in any such arbitration, including with respect to breaches of Section 25.

(iv)        The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be initially responsible for its own attorneys’ fees; provided, however, that the arbitrator shall have the discretion to award reasonable attorneys’ fees to the prevailing party, which fees may be set by the arbitrator of such action or may be enforced in a separate action brought before an arbitrator for that purpose, and which fees shall be in addition to any other relief that may be awarded.

(v)        Each party to this Agreement shall maintain strict confidentiality with respect to all aspects of any arbitration commenced pursuant to this Agreement and shall not disclose the fact, conduct or outcome of the arbitration to any non-parties or non-participants, except to the extent required by applicable Law or to the extent necessary to recognize, confirm or enforce the final arbitral award or decision, without the prior written consent of all parties to the arbitration.

35.        Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns that may not be arbitrated pursuant to applicable state or federal Law (a “Litigable Action”), shall be brought and determined in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts thereof, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Litigable Action. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

36.        Waivers; Amendments. The terms and provisions of this Agreement may not be waived, amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except (a) with the approval of the Board, which must include the affirmative vote of at least one (1) Founder Manager, and (b) with the approval of the Members collectively holding at least fifty-one percent (51%) of the issued and outstanding Class A Common Units, pursuant an instrument in writing specifically designated as an amendment hereto; provided, however, that the prior written consent of each Member shall be required for the Company or any of its Subsidiaries to amend, modify or supplement the terms and provisions of this Agreement in any manner that would have an adverse and disproportionate impact on such Member vis-a-vis the other Members.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

THE ADHATI TRUST

By:
Name: Richard Feldstein
Title: Trustee

JAJC INVESTMENTS LLC

By:
Name: Richard Statter
Title: Trustee

222 SPIRITS MANAGEMENT HOLDCO, LLC

By: 222 Spirits Holdco, LLC, its Manager

By:
Name: Richard Feldstein
Title: Authorized Signatory

Signature Page to Third Amended and Restated

Limited Liability Company Agreement

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

AMASS BRANDS INC

By:
Name: Mark T. Lynn
Title: Chief Executive Officer

Signature Page to Third Amended and Restated

Limited Liability Company Agreement

SCHEDULE 10
Members and Units

Name	Units
The Adhati Trust	2,174.99565 Class A Common Units
AMASS Brands Inc	4,350.0087 Class A Common Units
JAJC Investments LLC	2,174.99565 Class A Common Units
222 Spirits Management Holdco, LLC	132.50 Incentive Units

SCHEDULE 10

ANNEX I

Definitions

“222 Spirits” means 222 Spirits Company, LLC, a California limited liability company.

“Adhati Member” means (i) The Adhati Trust, for so long as it holds any Class A Common Units, or (ii) upon a Transfer of such Member’s Units to a Permitted Transferee, such Permitted Transferee.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates, and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates.

“AMASS Affiliate Transaction” means any transaction, agreement or arrangement by and between the Company, on the one hand, and the AMASS Member or any of its Affiliates, on the other hand, including the Management Services Agreement and the Line of Credit Agreement.

“AMASS Member” means (i) AMASS Brands Inc, a Delaware corporation for so long as it holds any Class A Common Units, or (b) upon a Transfer of such Member’s Units to a Permitted Transferee, such Permitted Transferee.

“Appraisal Firm” means an independent, nationally recognized and reputable appraisal firm with experience in valuing businesses similar to the Company, including at least five (5) years of experience in the liquor industry.

“Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that: (i) the initial Asset Value of any asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such asset as determined by the Board; (ii) the Asset Values of all assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Board as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clauses (A), (B), (D), or (E) above shall be made only if the Board determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (iii) the Asset Value of any asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution, as determined by the Board; and (iv) the Asset Values of all assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that the Board determines that an adjustment pursuant to clause (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

ANNEX I

If the Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Available Cash” means, after taking into account amounts determined by the Board to be reasonably necessary or advisable to be retained by the Company to meet actual expenses or liabilities of the Company, or to create reasonable reserves for any of the foregoing, cash of the Company that the Board determines is available for distribution to the Members; for the avoidance of doubt, Available Cash shall include (i) retained earnings, from or attributable to Available Cash, whether held in cash or otherwise, (ii) distributions from 222 Spirits, and (iii) proceeds received upon the disposition of equity interests in 222 Spirits.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Los Angeles, California or New York, New York.

“Capital Account” means, with respect to each Member, the account maintained for such Member in accordance with the provisions of Section 1.03 of Annex II.

“Capital Transaction” means (i) any sale, exchange, transfer, assignment, lease, exclusive license or other disposition in a single transaction or series of related transactions of all or substantially all of the Company’s assets prior to or upon dissolution and liquidation of the Company or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, exchange, transfer, assignment, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company (but not including occasional sales in the ordinary course of business of inventory, operating equipment, furniture, fixtures or equipment); (ii) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of greater than 50% of the equity interests of the Company (except a merger or consolidation in which the beneficial owner(s) of equity interests in the Company (or such beneficial owner(s)’ Affiliates) immediately prior to such merger or consolidation beneficially own at least 50% of the voting power of the equity interests of the Company or the respective surviving or acquiring entity); (iii) the consummation of a merger, consolidation, reorganization, exchange or other transaction involving the Company or an acquisition of the Company by another entity pursuant to which the equity interests of the Company are converted or exchanged into cash or securities or other property of the acquiring entity or any of its subsidiaries or parent entities, in each case, which results in the Members and their Permitted Transferees beneficially owning, directly or indirectly, no interest in the surviving entity resulting from such transaction; or (iv) a liquidation, dissolution or winding up of the Company.

ANNEX I

“Change in Control” means the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of greater than 50% of the Membership Interests of the Company (except a merger or consolidation in which the beneficial owner(s) of equity interests in the Company (or such beneficial owner(s)’ Affiliates) immediately prior to such merger or consolidation beneficially own at least 50% of the voting power of the equity interests of the Company or the respective surviving or acquiring entity).

“Class A Common Members” means Members holding Class A Common Units.

“Class A Common Units” has the meaning given to the term in Section 9(a).

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Company Business” means holding equity in 222 Spirits, and incurring only such liabilities as are incidental to holding such equity.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d).

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Exempted Securities” means Units, rights, options, warrants or other securities or equity- linked rights of or with respect to the Company or a Subsidiary, as applicable, described in the following, (a) designated by the Board as Exempted Securities, or (b) issued: (i) to banks or other financial institutions in connection with the arrangement of credit facilities or other financings by the Company or a Subsidiary, provided any such arrangement and issuance is approved by the Board; (ii) in consideration for the acquisition of a business or assets of a business approved by the Board; (iii) pursuant to an acquisition of another entity by the Company by merger, consolidation or similar business combination, or acquisition of all or substantially all of the equity or assets of such entity, which is approved by the Board; (iv) to equipment lessors, banks, or similar institutional credit financing sources pursuant to bona fide plans or arrangements; (v) to 222 Spirits Management Holdco, LLC, a Delaware limited liability company (“Management Holdco”) on behalf of any of its members, or otherwise pursuant to the Award Agreement, by and between the Company and Management Holdco, dated as of July 26, 2022; (vi) by reason of a dividend, unit split, split-up or other distribution on or subdivision of Membership Interests; or (vii) to wholly- owned Subsidiaries that remain, directly or indirectly, wholly-owned by the Company.

ANNEX I

“Fair Market Value” of Units or other property, as the case may be, means the cash price that a Third Party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property in an arm’s-length transaction, assuming with respect to the Fair Market Value of Units, that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Members at the time, taking into account all existing circumstances, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined, unless otherwise specified, by the Board.

“Fiscal Year” means, subject to Code section 706, the calendar year or any other period selected by the Company.

“Founder Affiliate Transaction” means any transaction, agreement or arrangement by and between the Company, on the one hand, and a Founder Member or any of its Affiliates, on the other hand, including the RCAs.

“Founder Managers” means the Adhati Manager and the JAJC Manager.

“Founder Members” means the Adhati Member and the JAJC Member.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Immediate Family” means, with respect to any natural person, such person’s spouse, parents, lineal descendants of all generations, and siblings, including adoptive relationships, provided that the adopted individual is legally adopted prior to attaining the age of majority.

“Incentive Catch-Up Amount” for any Incentive Catch-Up Unit means the amount (in no event less than zero) equal to the Incentive Catch-Up Target minus the aggregate amount of all distributions in respect of such Incentive Catch-Up Unit pursuant to Section 15(b)(iii) (including by application of Section 15(d)) as of such time.

“Incentive Catch-Up Target” for any Incentive Catch-Up Unit means the “catch-up” amount, if any, approved by the Board and set forth in the Award Agreement relating to such Incentive Catch-Up Unit or, if no such “catch-up” amount is so designated for an Incentive Catch-Up Unit, the amount that would have been received by such Incentive Catch-Up Unit pursuant to Section 15(b)(iii) (including by application of Section 15(d)) if such Incentive Catch-Up Unit’s Threshold Amount had been zero.

ANNEX I

“Incentive Catch-Up Unit” means an Incentive Unit specifically designated as an Incentive “catch-up” Unit in the Award Agreement relating to such Incentive Unit.

“Incentive Unit Holder” means a Person holding one or more Incentive Units.

“Intangible Asset Gain” means the gains realized by the Company with respect to the assets of the Company that are (i) described in Code section 197(d) and (ii) interests in entities classified as corporations for U.S. federal income tax purposes, in connection with the actual or hypothetical sale of such assets, including, as appropriate, gains realized for purposes of maintaining Capital Accounts in connection with an adjustment to the Asset Value of the Company assets.

“JAJC Member” means (i) JAJC Investments LLC, a Delaware limited liability company, for so long as it holds any Class A Common Units, or (ii) upon a Transfer of such Member’s Units to a Permitted Transferee, such Permitted Transferee.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Liquidity Event” means the occurrence of any of the following in one transaction or a series of related transactions: (i) a liquidation, dissolution or winding up of the Company pursuant to Section 28; (ii) the sale, exchange or other disposition for economic value of all or substantially all of the assets of the Company or 222 Spirits; (iii) a merger, reorganization, or consolidation for economic value in which the Company is not the surviving entity or in which any Person other than any Members or their Permitted Transferees acquires Units constituting greater than 50% of the Units in the Company except any such merger, reorganization or consolidation involving the Company in which the ownership interests of the Company outstanding immediately prior to such merger, reorganization or consolidation continue to represent, or are converted into or exchanged for ownership interests that represent, immediately following such merger, reorganization or consolidation, at least a majority of the ownership interests of (A) the surviving or resulting entity, or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger, reorganization or consolidation, the parent entity of such surviving or resulting entity; or (iv) the issuance, sale or other Transfer for economic value to any non-Member(s) (other than a Permitted Transferee) of Units constituting greater than 50% of the Units in the Company.

“Member” means any Person named as a member in Schedule 10 (as amended from time to time) and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has transferred or disposed of all of such Person’s Units in accordance with the provisions of this Agreement.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

ANNEX I

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deduction” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Membership Interest” means, with respect to any Member, such Member’s entire undivided economic interest in the Company, including, except as may otherwise be provided in Section 15 of the Agreement or Article III of Annex II, each item of income, gain, loss, credit and distributions of the Company, including any right of such Member to the return of Capital Contributions and any interest thereon.

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(i)        any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)        any expenditures of the Company described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)        in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv)        gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v)        in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year computed in accordance with the definition of “Depreciation”;

(vi)        to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

ANNEX I

(vii)        notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.02 and Section 3.03 of Annex II shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii)        where appropriate, references to Net Profits or Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“New Securities” means any and all shares of equity securities, equity interests, equity linked rights and debt securities issued or sold by the Company or a Subsidiary, in each case, whether or not currently authorized, other than Exempted Securities, including any membership interests, units, bonds, debentures, notes, or other evidences of indebtedness, options, warrants, or rights convertible into or exchangeable for New Securities.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Percentage Interest” means, with respect to a Member as of any date, a percentage representing the aggregate number of Units beneficially owned by such Member as of such date, divided by the aggregate number of Units then outstanding.

“Permitted Entity” means, with respect to any transferor, any general partnership, limited partnership, limited liability company, corporation, or other entity controlled by (i) such transferor or (ii) if such transferor is an individual, one or more members of the Immediate Family of such transferor.

“Permitted Transferee” means: (i) with respect to any transferor who is an individual, without regard to whether the Transfer occurs during such individual’s lifetime or upon such individual’s death, (A) any member of the Immediate Family of such individual, (B) any Permitted Trust, (C) any Permitted Entity, or other similar estate planning vehicle, (D) such individual’s agent, acting in his, her or its fiduciary capacity, serving under a validly executed and effective durable power of attorney for asset management in the event of the incapacity of such individual, (E) the duly appointed and serving conservator or guardian of such individual’s estate, acting in his, her or its fiduciary capacity, in the event of the incapacity of such individual, (F) the duly appointed and serving personal representative of the estate of such individual, acting in his, her or its fiduciary capacity, upon the death of such individual or (G) a Transferee who receives (directly or indirectly) such Units by will or the Laws of descent and distribution; (ii) with respect to any transferor that is a trust, any beneficiary of such trust that is (A) a member of the Immediate Family of the applicable Grantor, (B) any Permitted Trust or (C) any Permitted Entity (provided, that with respect to any transferor that is a trust, no Transfer will be deemed to have occurred upon a change in the trustee of such trust, without regard to whether such change occurs as a result of the death, resignation, incapacity or removal of a trustee); and (iii) with respect to any other transferor, any Affiliate of such transferor. For purposes of clarity, a Member’s “Permitted Transferee” includes each of the foregoing persons, whether or not a Transfer is actually made to such Person.

ANNEX I

“Permitted Trust” means a trust being administered for the primary benefit of: (i) a Member, or any of their respective ultimate controlling beneficial owners, in each case who is an individual and who primarily funded such trust (a “Grantor”) or (ii) one or more members of the Immediate Family of the Grantor who directly or indirectly made a permitted Transfer of Units to such trust.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Push Out Election” means the election under Code section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Standard Representations” means, with respect to a Member in connection with a transaction, customary representations and warranties by such Member related to such Member’s authority to sell its Units, ownership of its Units, enforceability of the transaction agreements against such Member and no brokers, including representations and warranties that, subject to customary materiality and other qualifiers where applicable: (a) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (b) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, and (c) the agreements to be entered into by the Member in connection with such transaction have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms and (d) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement that such Member is a party to, or any Law.

“Subsidiary” means, with respect to any Person, an entity in which such Person holds equity interests, directly or indirectly, such that either such Person holds at least a majority, by voting power to elect the board of directors, board of managers or similar governing body, of the equity interests of such entity. All references in this Agreement to a Subsidiary shall mean a Subsidiary of the Company, unless indicated otherwise.

“Tax Action” means any tax-related action, decision, or determination (or failure to take an available tax-related action, decision, or determination) by or with respect to the Company, the Company or any subsidiary of the Company, including, for the avoidance of doubt, (i) pursuant to discretion granted to the Company or the Company under the terms of this Agreement (or any agreement related to the Company), (ii) by a Tax Representative or “Designated Individual” (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)), (iii) with respect to any tax-related audit or proceeding, (iv) with respect to preparation and filing of any tax return of the Company or any subsidiary of the Company, (v) any modification to the allocations pursuant to Section 3.02 or Section 3.03 of Annex II, (vi) relating to tax distributions or withholding, or (vii) any determination made by the Board or the Company pursuant to (or other action taken in accordance with) Article II of Annex II.

ANNEX I

“Tax Item” means each Company item of income, gain, loss, deduction, and credit.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (i) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code section 6223, (ii) the Member designated as the “tax matters partner” for the Company under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), or (iii) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under applicable Law. If any jurisdiction requires any person other than the Company to be the Tax Representative, the Company will appoint the Tax Representative to serve in such jurisdiction. That additional Tax Representative will have authority solely with respect to the jurisdiction in which it serves and in all cases will act, to the maximum extent allowable by applicable Law, solely at the direction of the Company, subject to approval of the Board.

“Third Party” means any Person other than a Member, a Manager, an Officer, a Permitted Transferee or a Representative of any of the foregoing.

“Transaction Conditions” means, with respect to any Member in connection with any Co-Sale Transaction or Drag Transaction, as applicable:

(a)        any representations, warranties and covenants to be made by such Member in connection with such transaction are limited to the Standard Representations; provided, further, that in no event shall any Member or any Affiliate of a Member be obligated to enter into (i) any non-competition covenant, (ii) non-solicitation covenant, (iii) other covenant that restricts the activities of such Member or one or more of its Affiliates in any way, or (iv) any other covenant other than, in the case of this clause (iv): (A) covenants relating to delivery of such Member’s equity securities that are customary in form, scope and substance (including any such covenants regarding further assurances associated with such delivery) and (B) covenants regarding confidentiality and public announcements that are consistent in form, scope and substance with such Member’s obligations regarding confidentiality and public announcements pursuant to this Agreement;

ANNEX I

(b)        such Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with such transaction (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any identical representations, warranties and covenants provided by all Members); and

(c)        (i) the liability for indemnification, if any, of such Member in such transaction for the breach of any representations, warranties or covenants made by the Company in connection with such transaction, is several and not joint with any other Person and pro rata in proportion to the consideration paid or otherwise payable to such Member in connection with such transaction and (ii) the liability for indemnification, if any, of such Member in such transaction does not exceed the amount of consideration paid or otherwise payable to such Member in connection with such transaction except for claims related to fraud by such Member.

“Transfer” means, in respect of any Units, property or other assets, any direct or indirect, sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing.

“Transferee” means any Person that is a transferee of all or a portion of a Member’s Units.

ANNEX I

ANNEX II
TAX ANNEX

ARTICLE I.

TAX ANNEX; INTERPRETATION; CAPITAL ACCOUNTS

Section 1.01     Partnership Agreement. This annex to the Agreement (the “Tax Annex”) shall be considered part of the Agreement for all purposes, and, for U.S. federal income tax purposes, shall be treated as part of the Agreement as described in Code section 761(c) and Treas. Reg. §§ 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 1.02     Interpretation. Except as otherwise specified or required by context, references to “Sections” in this Tax Annex are to the applicable section of this Tax Annex. Terms that are capitalized but not defined in this Tax Annex have the meaning given in the Agreement. Except as otherwise specified or required by context, if a capitalized term is defined in both the Agreement and this Tax Annex, the definition in this Tax Annex shall control.

Section 1.03     Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv). The Company may maintain Capital Account sub-accounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those sub-accounts.

ARTICLE II.

TAX RELATED GOVERNANCE MATTERS

Section 2.01     Tax Actions. All Tax Actions shall be determined, taken, or made by the Board; provided, that the Board shall not determine, take, or make any Tax Action that would have a disproportionate and material adverse impact on a Founder Member vis-a-vis another Member without the prior written consent of the Founder Manager appointed by such Founder Member.

Section 2.02     Company Tax Returns. The Company shall cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each Tax Item of the Company and all other determinations with respect to such tax returns. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Board.

Section 2.03     Tax Representative.

(a)	Appointment and Replacement of Tax Representative.

(i)	Tax Representative. The Company shall act as the Tax Representative, but the Company may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign.

ANNEX II

(ii)	Designated Individual. If the Tax Representative is not an individual, the Company shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii)	Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 2.03(a)(i) and Section 2.03(a)(ii), including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b)	Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, that, if a Person other than the Company is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Board. The Tax Representative may delegate its authority under this Section 2.03(b) to a Designated Individual who shall in all cases act solely at the direction of the Board.

(c)	Costs and Indemnification of Tax Representative and Designated Individual. The Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by applicable law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 2.04     Tax Audits.

(a)	Determinations with Respect to Audits and Other Tax Controversies. Except to the extent otherwise required by applicable tax law (including Code section 6241(11)), the Company (acting directly or through the Tax Representative) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Company (acting directly or through the Tax Representative) in connection with any such audits or controversies shall be binding upon the Company and the Members and former Members. No Member shall take any action or make any filing inconsistent with the actions of the Tax Representative.

(b)	Determinations with Respect to Certain Audit-Related Elections. The Company (acting directly or through the Tax Representative) shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”). The Company may make the election “out” under Code section 6221(b) if such an election is available.

ANNEX II

(c)	Responsibility for Payment of Tax; Former Members.

(i)	Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Board shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the relevant facts and circumstances and the actions and status of the Members (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)	Payment of Imputed Underpayment Share. The Company may (1) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) or (2) reduce future distributions to the Member, such that the amount determined under clause (1) and (2) equals the Member’s Imputed Underpayment Share. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share, that amount shall be treated as a loan to the Member, bearing interest at ten percent (10%) annually (which interest shall increase the Member’s Imputed Underpayment Share). Such loan shall be repayable on demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member.

Section 2.05     No Independent Actions or Inconsistent Positions. Except as required by applicable law or previously authorized in writing by the Company no Member shall (i) independently act with respect to tax matters affecting or arising from the Company, including with respect to the procedures described in Code section 6225(c), or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return or the Schedule K-1 (or other written information statement) provided to such Member.

Section 2.06     United States Person. Each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States person,” within the meaning of Code section 7701, or is a disregarded entity the assets of which are treated as owned by a United States person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

ARTICLE III.

ALLOCATIONS

Section 3.01 Allocations.

(a)	General Allocations. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.02 for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to nonrecourse liabilities, to the Asset Values of the assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

ANNEX II

(b)	Allocations in Respect of Incentive Units. For purposes of allocating Net Profits and Net Losses pursuant to this Section 3.01, all outstanding unvested Incentive Units shall be treated as if they were vested. No allocation shall be made in respect of an Incentive Unit out of any income or gain that is not Intangible Asset Gain, as determined in accordance with Section 15(c)(iii) of the Agreement.

Section 3.02     Priority Allocations.

(a)	Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d), and (iv) the requirement in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i)-(iv) of the preceding sentence).

(b)	Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members as determined by the Board.

(c)	Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d)	Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

ANNEX II

(e)	Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.02(a)-(d) shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.03     Other Allocation Rules.

(a)	In General. Except as otherwise provided in this Section 3.03, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit (collectively, “Tax Items”) shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Losses, including items allocated under Section 3.02) is allocated pursuant to Section 3.01 and Section 3.02.

(b)	Code Section 704(c) Allocations. Notwithstanding any provision of Section 3.03(a) to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Tax Items with respect to any property contributed to the capital of the Company, or after Company has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall be permitted to use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.03(a) and this Section 3.03(b) are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c)	Modification of Allocations. The allocations set forth in Section 3.01 and Section 3.02 are intended to comply with certain requirements of the Regulations. The Board shall be authorized to make appropriate amendments to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Board determines an allocation other than the allocations that would otherwise be made pursuant to this Tax Annex would more appropriately reflect the Members’ interests in the Company, the Board may make appropriate adjustments to such allocations.

(d)	Allocations in Respect of Varying Interest. If any Member’s interest in the Company varies (within the meaning of Code section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily pro ration method or such other permissible method, methods, or conventions selected by the Company.

ANNEX II

ARTICLE IV.

TAX INFORMATION

Section 4.01     Schedule K-1. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (Federal Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of Federal Form 1065 reporting that Member’s allocable share of Net Profits, Net Losses and other items of income, gain, loss, deduction, or credit for such Fiscal Year, and, from time to time, such additional information as such Member may reasonably request for tax purposes, as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s Units in the Company through electronic delivery. This consent applies to each Schedule K-1 required to be furnished to the Member by the Company after this consent is given.

Section 4.02     Provision of Other Information.

(a)	Information to Be Provided by Company to Members. The Company shall, within 15 days after receiving a written request from a Member, forward to that Member a photocopy of any material correspondence relating to the Company received from the IRS and, within 15 days, advise that Member in writing of the substance of any material conversation affecting the Company held with any representative of the IRS. Notwithstanding the foregoing, the Company may withhold information from the Members to the extent the Company determines that doing so could result in the waiver of any privilege or otherwise be harmful to the Company.

(b)	Information to Be Provided by Members to Company;

(i)	Notice of Audit or Tax Examination. Each Member shall notify the Company within five days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii)	Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information as the Company requests.

Section 4.03     No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Member, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

ANNEX II

Section 4.04     Former Members; Survival; Amendment. For purposes of Article IV, the term “Member” shall include a former Member to the extent determined by the Company. The obligations of each Member and former Member under this Article IV shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations.

ARTICLE V.

TRANSFERS.

Section 5.01     Limitation of Transfers to Ensure Partnership Classification. No Transfer of Units under Section 21 of the Agreement shall be effective if the Board determines that such Transfer could cause the Company to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 5.02     Withholding With Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall, unless otherwise determined by the Company, (i) have delivered to the Company an affidavit of non-foreign status with respect to such transferor that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the Transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance). In connection with any such Transfer, the transferor and Transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Company against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 5.02.

ANNEX II

EXHIBIT C

FORM OF INDEMNIFICATION AGREEMENT

(attached)

Execution Version

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of September 19, 2024 (the “Effective Date”), by and between 222 Spirits Holdco, LLC, a Delaware limited liability company (the “Company”) and [      ] (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve limited liability companies as managers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company;

WHEREAS, the Board of Managers of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 19, 2024 (the “Operating Agreement”) requires indemnification of managers of the Company. The Operating Agreement and the Delaware Limited Liability Company Act (the “Act”) expressly provide that the indemnification provisions set forth in the Operating Agreement are non-exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s members and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Operating Agreement and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder;

1

WHEREAS, Indemnitee does not regard the protection available under the Operating Agreement and insurance as adequate in the present circumstances, and may not be willing to serve as a manager or officer without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified; and

WHEREAS, Indemnitee may be, or has been, affiliated with one or more entities that is a member of the Company and Indemnitee may have certain rights to indemnification and/or insurance provided by such entity and/or certain of its affiliates (collectively, the “Appointing Member”) which Indemnitee and the Appointing Member intend to be secondary to the primary obligation of the Company to indemnify Indemnitee as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve on the Board.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a manager from and after the date hereof, the parties hereto agree as follows:

1.             Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)           Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of Indemnitee’s Corporate Status (as hereinafter defined), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section l(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), losses, damages, liabilities, deficiencies, claims, interests, awards, judgments, penalties, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(b)           Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(b) if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

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(c)           Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to (or participant in) and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d)           Indemnification of Appointing Member. If (i) the Appointing Member is, or is threatened to be made, a party to or a participant in any Proceeding, and (ii) the Appointing Member’s involvement in the Proceeding results from any claim based on Indemnitee’s service to the Company as a manager, the Appointing Member will be entitled to all rights and remedies, including with respect to indemnification and advancement provided to Indemnitee under this Agreement as if the Appointing Member were Indemnitee.

The rights provided to the Appointing Member under this Section 1(d) shall (i) be suspended during any period during which the Appointing Member does not have a representative on the Board, and (ii) terminate on an initial public offering of the equity securities of the Company or its successor; provided, however, that in the event of any such suspension or termination, the Appointing Member’s rights to indemnification and advancement of expenses will not be suspended or terminated with respect to any Proceeding based in whole or in part on facts and circumstances occurring at any time prior to such suspension or termination regardless of whether the Proceeding arises before or after such suspension or termination. The Company and Indemnitee agree that the Appointing Member is an express third-party beneficiary of the terms of this Section 1(d).

(e)           Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

2.           Additional Indemnity. Except as set forth in Section 9 hereof, in addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses and Losses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. Without limiting Section 9 hereof, the only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

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3.           Contribution.

(a)           Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee. Notwithstanding any other provision of this Agreement, the Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, or for any judicial or other award, if the Company was not given an opportunity to participate in the defense of such Proceeding. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on or disclosure obligation with respect to Indemnitee, or that would directly or indirectly constitute or impose any admission or acknowledgment of fault or culpability with respect to Indemnitee, without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement.

(b)           Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee elects or is required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, managers or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, managers or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such Expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, managers or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

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(c)           The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, managers, or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)           To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its managers, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4.           Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection therewith.

5.           Advancement of Expenses. Notwithstanding any other provision of this Agreement, including, without limitation, the provisions of Section 6(b), the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a written statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee for which Indemnitee seeks advancement and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free and not conditioned on Indemnitee’s ability to repay such advances. This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 8(b) or Section 8(c) (other than a Proceeding initiated by Indemnitee pursuant to Sections 8(c)(i)-(iii)).

6.           Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of the parties to this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the Act and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)           To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. An authorized officer of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company. The Company will be entitled to participate in the Proceeding at its own expense.

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(b)           Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board (i) by a majority vote of the Disinterested Managers (as defined herein), even though less than a quorum, (ii) by a committee of Disinterested Managers designated by a majority vote of the Disinterested Managers, even though less than a quorum, (iii) if there are no Disinterested Managers or if the Disinterested Managers so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (iv) if so directed by the Board, by the members of the Company.

(c)           If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board. Indemnitee may, within ten (10) days after such written notice of selection has been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel or other reviewing party set forth in Section 6(b) shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incurred by the Company and Indemnitee incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its managers, Disinterested Managers, or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its managers or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

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(e)           Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by other managers or the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. The provisions of this Section 6(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failure to act, of any manager, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)           If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the members of the Company pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or, if appropriate, the Disinterested Managers, resolve to submit such determination to the members of the Company for their consideration at an annual meeting of the members of the Company to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of members is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

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(g)           Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or member of the Company shall act reasonably and in good faith in making a determination regarding Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)           In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

7.             Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Sections 1(c), 1(e), 4 or the last sentence of Section 6(g) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made pursuant to Sections 1(a), 1(b) and 2 of this Agreement within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section (a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)           In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

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(c)           If a determination is made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)           In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies or similar policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by Indemnitee in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e)           The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by law, Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.

(f)           Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.            Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

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(a)           The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Operating Agreement, any agreement, a vote of members or managers of the Company, a resolution of members or managers of the Company, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the Act or other applicable Delaware law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Operating Agreement and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for managers, directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any manager, director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance or similar insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c)           The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by the Appointing Member. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Appointing Member to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Operating Agreement (or any other agreement between the Company and Indemnitee or any the Appointing Member), without regard to any rights Indemnitee may have against the Appointing Member, and (iii) that it irrevocably waives, relinquishes and releases the Appointing Member from any and all claims against the Appointing Member for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Appointing Member on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Appointing Member shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Appointing Member is an express third-party beneficiary of the terms of this Section 8(c).

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(d)           Except as provided in Section 8(c) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Appointing Member), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e)           Except as provided in Section 8(c) above, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f)           Except as provided in Section 8(c) above, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a manager, director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9.            Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)           for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision, provided, that the foregoing shall not affect the rights of Indemnitee or the Appointing Member set forth in Section 8(c) above; or

(b)           for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(c)           except as provided in Section 7(e) of this Agreement, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its managers, directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross claim brought or raised by Indemnitee in any Proceeding (or any part of any Proceeding) or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

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10.           Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or manager of the Company (or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 9 hereof) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11.           Security. To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

12.           Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as a manager or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a manager or officer of the Company.

(b)           This Agreement and the Operating Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)           The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting Indemnitee’s rights to receive advancement of Expenses under this Agreement.

13.           Definitions. For purposes of this Agreement:

(a)           “Corporate Status” describes the status of a person who is or was a manager, officer, employee, agent or fiduciary of the Company or its subsidiaries, or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the Company.

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(b)           “Disinterested Manager” means a manager of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)           “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the request of the Company as a manager, director, officer, employee, agent or fiduciary.

(d)           “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, (ii) Expenses incurred in connection with recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee is ultimately determined to be entitled to such indemnification, advancement or Expenses or insurance recovery, as the case may be, and (iii) for purposes of Section 7(e) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, the Operating Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation and limited liability company law and neither at present is, nor in the past five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)           “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of Indemnitee’s Corporate Status, by reason of any action taken by Indemnitee, or of any inaction on Indemnitee’s part while acting in Indemnitee’s Corporate Status; in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement.

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14.           Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Further, the invalidity or unenforceability of any provision hereof as to either Indemnitee or Appointing Member shall in no way affect the validity or enforceability of any provision hereof as to the other. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee and Appointing Member indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict, and all other provisions hereof shall remain in full force and effect in accordance with their respective terms.

15.           Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.           Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To Indemnitee at the address set forth below Indemnitee’s signature hereto.

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(b)	To the Company at:

222 Spirits Holdco, LLC

927 S. Santa Fe Ave

Los Angeles, CA 90021

Attention: Mark Thomas Lynn

Email: mark@amass.com

With a copy (which shall not constitute notice) to

Giannuzzi Lewendon, LLP

411 West 14th Street, 4th Floor

10014, New York, New York

Attention: Ryan Lewendon

Email: ryan@gllaw.us

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.           Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.           Headings. The headings of the paragraphs and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.           Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the Effective Date.

COMPANY

222 SPIRITS HOLDCO, LLC

By:
Name:
Title:

Signature page to Indemnification Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the Effective Date.

INDEMNITEE

By:
Name:
Address:

Email:

Signature page to Indemnification Agreement

EXHIBIT D

FORM OF MASTER SERVICES AGREEMENT

(attached)

Execution Version

AMASS BRANDS INC

EXCLUSIVE MASTER SERVICES AGREEMENT

This EXCLUSIVE MASTER SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of this 19th day of September, 2024 (the “Effective Date”), by and between 222 SPIRITS HOLDCO, LLC, a Delaware limited liability company (the “Company”) and AMASS BRANDS INC, a Delaware corporation (“Service Provider”).

RECITALS

WHEREAS, the Service Provider is engaged in the business of creating, commercializing, incubating, selling and building alcohol beverage products;

WHEREAS, the Company is engaged in the marketing and selling of alcoholic beverages under the “Calirosa” trade name (the “Brand”);

WHEREAS, contemporaneous with the execution of this Agreement, the parties entered into (i) a Unit Purchase Agreement whereby Service Provider purchased a majority ownership stake in the Company (the “Purchase Transaction”), and (ii) a Third Amended and Restated Limited Liability Agreement of the Company (the “Operating Agreement”), which, among other things, sets forth the rights and privileges of the parties; and

WHEREAS, as a condition to consummating the Purchase Transaction, the parties have agreed to enter into this Agreement pursuant to which Service Provider will, among other things, manage all day-to- day responsibilities and operations of the Company’s business, including compliance, accounting, fundraising, sourcing, production, marketing, consulting and other services and/or functions.

NOW, THEREFORE, based upon the foregoing recitals, and in consideration of the mutual promises, covenants and agreements set forth below, the Company and Service Provider hereby agree as follows:

1.            GENERAL SERVICES

1.1           General Scope & Activities. Service Provider will serve as the day-to-day operations manager for the Company by acting as the sole and exclusive worldwide (the “Territory”) provider of the Services (as defined below) to the Company related to all the production, distribution and sale of the Company’s alcoholic beverage products under the Brand as of the Effective Date (the “Products”). In the event that the Company launches and/or introduces new alcoholic beverage products and/or SKUs under the Brand in the Territory during the Term, such new products and/or SKUs shall automatically be deemed “Products”. Subject to obtaining the Company’s prior written consent in each instance, the Service Provider may engage other persons or firms to perform services or work related to the Services provided hereunder (each, a “Subcontractor”), unless (a) such engagement does not conflict with this Agreement, (b) Service Provider exercises the same diligence and care in the selection and engagement of Subcontractors as it uses in the selection and engagement of subcontractors for its own business and (c) Service Provider will remain solely responsible to the Company for the performance of its obligations pursuant to and in accordance with the terms and conditions of this Agreement, and acts or omissions of the Subcontractors in the performance of Service Provider’s obligations hereunder shall be deemed to be acts or omissions of Service Provider. Service Provider shall ensure that the work product and/or services that Subcontractors provide seamlessly integrate with the Services provided by Service Provider.

107651260.8

1.2           Services. Subject to Section 8.8, Service Provider will manage all day-to-day responsibilities and operations of the Company’s business, which shall include the following (collectively, the “Services”):

(a)	Accounting, FP&A Services.

i.	Provide ongoing management of accounts receivable and payables;
ii.	Provide bookkeeping and recording of financial transactions, such as sales, purchases, income, and payments, in an organized manner such that financial data is accurately recorded and classified;
iii.	Prepare the Company’s financial statements for monthly close and review;
iv.	Develop annual budgets (subject to approval of the Board of Managers of the Company in accordance with the terms of the Operating Agreement) and long-term financial forecasts based on historical data, market trends, and cash planning and strategic goals;
v.	Ensure that the Company complies with applicable tax laws by preparing and filing tax returns, calculating tax liabilities, and advising on tax planning strategies, to minimize tax expenses; and

vi.	Identify fundraising needs and objectives of the Company and develop fundraising strategies which may include specific goals, target investors, fundraising methods, timelines, and resource allocation.

(b)	Operations Services.

i.	Develop production plans and schedules based on the Company’s demands/forecasts, manufacturer’s production capacity, and resource availability, and create production schedules for the Products;
ii.	Work closely with the Company’s suppliers to procure and source raw materials, packaging supplies, and other components needed for Product production, and monitor supplier performance;
iii.	Provide marketing collateral logistics; and

iv.	Manage research and development and new product development.

(c)	Compliance Services.

i.	Manage, maintain and monitor all licensing and permit requirements, including manufacturing licenses, distribution licenses, retail licenses, and special permits for specific activities;
ii.	Manage all of the Brand registrations, trademark applications and other intellectual property assets;
iii.	Manage and file all excise tax filings applicable to the Products; and
iv.	Manage all Alcohol and Tobacco Tax and Trade Bureau requirements for the Product formula(s) and label approvals, including requirements for alcohol content, health warnings, ingredient statements, and branding.

(d)	Marketing and Sales Services.

i.	Manage shared and dedicated marketing resources for the Brand;
ii.	Develop and manage all Brand and trade assets;
iii.	Maintain the Company’s website (https://calirosatequila.com/);
iv.	Develop and implement annual marketing plans;

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v.	Manage all events and activations with Customers;
vi.	Manage all influencer, affiliate, Brand ambassador and similar partner relationships;
vii.	Manage all social media accounts and content calendar and any obligations in connection with the same from the Company’s talent team;
viii.	Manage all paid advertising campaigns, digital and out of home;
ix.	Manage all in-store demos and on-premise activations;
x.	Manage public relations;
xi.	Provide distributor management, including setting distributor goals and incentives, and Product pricing;
xii.	Develop and implement complete commercial strategy;
xiii.	Manage the Company’s confidential information, including its lists of suppliers, accounts, customers and distributors;
xiv.	Represent the Brand at industry trade shows;
xv.	Manage scan-back and rebate programs;
xvi.	Set and manage all national account programming;
xvii.	Manage POS implementation across retailers;
xviii.	Determine trade spend and communicate and monitor trade spend investments;
xix.	Determine the price and terms for sale of all Products;
xx.	Develop annual sales plan for each calendar year, including expansion targets, Brand marketing plans, sales forecasts, POS plans, events, sampling plans; and
xxi.	Manage award entries.

1.3          Staff. At its expense and subject to Section 1.1, Service Provider will employ and deploy sufficient numbers of individuals (the “Service Provider Staff”) with appropriate skills and experience to comply with its obligations as set forth in this Agreement. Service Provider will at all times remain liable for all Service Provider Staff performing the Services, and Service Provider will perform all of the responsibilities of an employer under applicable laws and regulations, as applicable. All payroll, benefits, taxes, insurance, workers’ compensation, auto allowance, communication costs and any other expenses relating to the Service Provider Staff will be processed and paid directly by Service Provider. If the Company reasonably requests that any Service Provider Staff be removed from the provision of services in support of this Agreement for lawful reasons, then Service Provider will promptly remove such individual and assign a replacement with appropriate skills and experience.

(a)           Approvals. Service Provider shall not enter into any contract, agreement or arrangement on behalf of or in the name of the Company outside the ordinary course of business or not otherwise contemplated by the Company’s annual budget.

1.4           Signing Authorities. In order to facilitate Service Provider’s performance of the Services and subject to the approval rights of the Company set forth in this Agreement and the Operating Agreement, the Company shall appoint certain personnel of Service Provider as authorized signatories of the Company who may enter into appropriate contractual obligations with respect to the Brand as an agent of the Company in the name and on behalf of the Company (except with respect to contracts the Company has notified Service Provider that the Company will enter into directly). Except as otherwise approved by the Company, all contracts with third parties for services that will be used exclusively for the benefit of the Company will be in the name of the Company. If Service Provider enters into any contracts that will be used exclusively to support the Brand and no other “AMASS” or third party brand or product, Service Provider will use commercially reasonable efforts to negotiate the right to assign such contract to the Company upon request.

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2.           PRODUCTS AND SALES PROCEDURE

2.1           Orders to be Accepted by the Company. Service Provider shall accept orders for the purchase of the Products from distributors, wholesalers, retailers (direct shipment) and other customers (collectively, “Customers” and such orders, “Orders”), and Service Provider shall promptly submit the Orders to the Company and the Company shall promptly accept all such Orders.

2.2           Order to Cash. The Company, either directly or through its affiliates or subsidiaries, will invoice Customers for purchases of Products. All trade spend reimbursements will be processed and paid by the Company to Customers in accordance with the Company’s approval processes. As requested by the Company, Service Provider will support the Company in claims/deduction resolution and aged accounts receivable matters.

2.3           Sales Contracts. All Orders and related purchase and sales agreements will be between the Company (or its affiliates or subsidiaries) and the applicable Customers. As requested by the Company, Service Provider will use commercially reasonable efforts to support the Company in the development, structuring, and negotiation of Orders and related purchase and sales agreements, and communications regarding the same.

2.4           Marketing Materials. The Company shall, at its own expense, furnish Service Provider with a reasonable supply of literature and samples to be used by Service Provider in connection with its marketing and sales efforts. Service Provider may develop and purchase its own advertising of the Products in accordance with Section 4. The Company will provide all necessary consents or authorizations for the printing of trade names and trademarks for use by Service Provider in the ordinary course of Service Provider’s performance of the Services.

3.           COMPENSATION

3.1           Management Fee. In exchange for the Services, the Company will pay Service Provider an aggregate monthly management fee in the amount of Fourteen Thousand Five Hundred Dollars ($14,500.00) for the general and administrative expenses to be incurred by Service Provider in the provision of the Services (the “Management Fee”). The Company shall pay the Management Fee within five (5) business days of the end of each month. Notwithstanding the foregoing, the Management Fee for the month of September 2024 shall be $5,315.70.

3.2           Office Fee. The Company will pay Service Provider an aggregate monthly office and utility fee equal to Two Thousand Five Hundred Dollars ($2,500.00), which is an allocation of Service Provider’s expenses for office space and utilities used in connection with the provision of the Services (the “Office Fee”). The Company shall pay the Office Fee within five (5) business days of the end of each month. Notwithstanding the foregoing, the Office Fee for the month of September 2024 shall be $916.50.

3.3           Revenue from the Products.

(a)           The Company is and will be the sole and exclusive owner of all revenue with respect to the sale of the Products (the “Product Revenue”). In consideration of Service Provider’s sales Services, and in addition to the Management Fee and Office Fee, the Company shall pay Service Provider a monthly sales commission equal to (i) five percent (5%) of all Net Sales (as hereinafter defined) for all Products sold in a month plus (ii) Ninety Dollars ($90.00) per Case (as hereinafter defined) of Product sold by Service Provider to on-premises Customers in such month (the “Per Case Amount”) (the amounts described in subsections (i) and (ii) together, the “Commission”). For purposes hereof, (x) “Case” means nine (9) liter case or case equivalent, (y) “Net Sales” means the total price at which an Order is invoiced to a Customer, excluding sales, use, excise and similar taxes, tariffs, duties and export fees, and less all Required Deductions, and (z) “Required Deductions” means (a) price reductions offered by Service Provider to an account that are not approved by the Company, (b) discounts, rebates, and/or advertising allowances, and (c) freight charges. Notwithstanding anything to the contrary in this Section 3.3(a), Cases sold to on-premises Customers for which the Company received the Per Case Amount shall not be included in the calculation of Net Sales.

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(b)           Within twenty (20) days after the end of each month, Service Provider shall (i) remit to the Company all of the Product Revenue received by Service Provider during such month, together with an accounting of such Product Revenue and Net Sales received during such month and the corresponding Commission amount due and (ii) an invoice for such Commission amount. The Company shall pay such Commission amounts within five (5) days following receipt of the applicable invoice, provided that, the Company may withhold payment of amounts disputed in good faith pending resolution of the dispute.

(c)           Service Provider shall keep complete and accurate books and records with respect to the Products and its performance of its obligations under this Agreement, and such books and records shall be kept separate from any books and records not relating solely to the Products or this Agreement. Service Provider shall make such books and records available during normal business hours for inspection and audit by the Company (or its authorized representative), who may take copies of or extracts from the same. If any such inspection or audit shows that any monthly Commission payment (i) exceeded the amount actually due to Service Provider pursuant to Section 3.3(a), Service Provider will pay such excess amount to the Company with ten (10) days following the discovery of the overpayment or (ii) was less than the amount actually due to Service Provider pursuant to Section 3.3(a), the Company will pay such the additional amount due to Service Provider within ten (10) days following the discovery of the underpayment.

3.4           Expenses. The Company shall reimburse Service Provider for reasonable expenses incurred by Services Provider in connection with its provision of the Services which may include (i) fees for travel, meals, lodging and any third-party contractors’ services for any Company specific projects, and all Company specific sales and marketing presentations or tradeshows and (ii) the actual cost of expenses reasonably incurred by Service Provider in the performance of its obligations under this Agreement (e.g., legal costs associated with enforcing the Company’s trademark rights pursuant to Section 4.2) . Service Provider shall invoice the Company for such expenses in arrears at the end of each month. The Company shall pay such expenses within five (5) business days following receipt of the invoice, provided that, the Company may withhold payment of amounts disputed in good faith pending resolution of the dispute. For the avoidance of doubt, the terms of this Section 3.4 shall not apply to the Management Fee and the Office Fee.

4.           TRADEMARKS

4.1           Ownership. As between Service Provider and the Company, the Company is and shall be the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property and Deliverables, including all Intellectual Property rights therein. Service Provider agrees, and will cause its personnel to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a “work made for hire” for the Company. To the extent that any of the Deliverables do not constitute a “work made for hire,” Service Provider hereby irrevocably assigns, and will cause each of its personnel to irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property rights therein. Service Provider will cause its personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims Service Provider’s personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables. Upon the request of the Company, Service Provider will, and will cause its personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect or record its rights in or to any Deliverables.

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(a)           “Company Intellectual Property” means all Intellectual Property owned by the Company as of the Effective Date or later developed or acquired by the Company, including the trademarks and trade names in Schedule A and all Intellectual Property in and to the Deliverables.

(b)           “Deliverables” means all work product developed by or on behalf of Service Provider in the course of performing its obligations hereunder.

(c)           “Intellectual Property” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) patents, patent disclosures and inventions (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in databases; (iv) trade secrets, know-how and similar confidential information, including proprietary recipes, formulas and blends; and (v) all other intellectual property rights, in each case of (i) through (v), whether registered or unregistered, including all applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection.

4.2           Trademark Compliance and Enforcement. During the Term:

(a)           as between Service Provider and the Company, Service Provider shall be responsible for protecting and maintaining the Company Intellectual Property, including deciding whether and how to file and prosecute applications for registration, whether to abandon prosecution of such applications and whether to pay or not pay any maintenance or renewal fees;

(b)           Service Provider shall not take any actions inconsistent with the Company’s ownership of the Company Intellectual Property and shall not claim adversely to the Company, or assist any third party attempting to claim adversely to the Company, with regards to such ownership. Service Provider will not challenge, in any country or jurisdiction, (i) the Company’s title to or ownership of the Company Intellectual Property, (ii) any issuance or application of any Company Intellectual Property, or (iii) the validity of any Company Intellectual Property. Service Provider agrees that all rights, interests and goodwill associated with any Intellectual Property related to the Products will inure to the benefit and be the property of the Company or other trademark owners, as applicable; and

(c)           Service Provider shall, in its discretion or at the Company’s request, and at the Company’s cost, enforce and pursue any claims related to the infringement, misappropriation or other violation of the Company Intellectual Property in any jurisdictions. The Company shall, at its own cost, reasonably assist and cooperate with Service Provider in any matter involving such infringement, misappropriation or other violation and shall make available to Service Provider all records and other information pertinent to such actions, as reasonably necessary. The Company shall be entitled to all proceeds from any enforcement action.

4.3           Use of Trademarks and Trade Names. Service Provider is hereby granted a limited, non-exclusive, non-assignable and non-transferable license under the trademarks and trade names in Schedule A in connection with the marketing, sale and distribution of the Products hereunder. However, as between Service Provider and the Company, trademarks and trade names shall remain the sole and exclusive property of the Company. The Company reserves all rights, including the right to license the use of its trade names, designs, brand names, labels, and promotional slogans or trademarks on merchandise, goods, items or services, including the Products sold and distributed in connection with this Agreement.

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4.4           Restrictions on Use.

(a)           Service Provider shall not use any of the Company Intellectual Property in any domain name, Uniform Resource Locator (URL), or username, or handle in any social media platform, without the Company’s prior written consent.

(b)           Service Provider shall include an IP Legal Notice in the form set forth below, as may be amended from time to time by the Company in its sole discretion: “The trademark [INSERT MARK] are owned by 222 Spirits Holdco, LLC or its affiliate and is used under license” (IP Legal Notice).

(c)           Service Provider agrees to use the Company Intellectual Property solely for the purpose of performing the Services and in accordance with the Company’s instructions. Service Provider shall use such Company Intellectual Property in a customary and reasonable manner and shall not exploit the Company Intellectual Property for any purpose other than those explicitly authorized by this Agreement or by the Company in advance and in writing.

4.5           Samples and Audits. Upon the Company’s reasonable advanced written request, Service Provider, at the Company’s expense, shall deliver to the Company samples of reasonable quantities and selection of Products or marketing materials produced or manufactured by or on behalf of Service Provider hereunder as requested by the Company for quality control purposes and to ensure compliance with the Trademark Usage Standards. Notwithstanding such right of inspection, nothing herein shall relieve Service Provider of any liability to the Company for Service Provider’s nonconformance with any applicable laws or standards.

5.           INDEMNIFICATION

5.1           Service Provider shall defend the Company and its affiliates, subsidiaries, and their officers, directors, managers, employees, agents and other representatives (each, a “Company Indemnitee”) against claims, lawsuits and other actions (“Claims”), and shall indemnify and hold harmless the Company Indemnitees from and against any and all liabilities, damages, judgments, losses and expenses, including reasonable attorneys’ fees, court costs, and disbursements (collectively, “Losses”) incurred by the Company Indemnitees as a result of such Claims, arising from: (i) Service Provider’s material breach of this Agreement, (ii) Service Provider’s fraudulent actions, gross negligence or willful misconduct or (iii) any unlawful act or omission of Service Provider or any of its affiliates or representatives.

5.2           The Company shall defend Service Provider and its affiliates, subsidiaries, and their officers, directors, managers, employees, agents and other representatives (each, a “Service Provider Indemnitee”) against Claims, and shall indemnify and hold harmless the Service Provider Indemnitees from and against any and all Losses incurred by the Service Provider Indemnitees as a result of such Claims, arising from: (i) the Company’s material breach of this Agreement, (ii) the Company’s fraudulent actions, gross negligence or willful misconduct or (iii) any unlawful act or omission of the Company or any of its affiliates or representatives.

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5.3           Promptly after receipt by any entity entitled to indemnification under this Section 5 of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification, the indemnitee will notify the indemnitor of such claim in writing. No failure to so notify an indemnitor will relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor will notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”). If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor will be entitled to have sole control over the defense and settlement of such claim, provided that (a) the indemnitee will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (b) the indemnitor will obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, the indemnitee will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor will promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

6.           LIMITATION OF LIABILITY

EXCEPT FOR LOSSES RESULTING FROM A PARTY’S UNLAWFUL ACTS OR OMISSIONS, FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, THAT ARE THE SUBJECT OF INDEMNIFICATION PURSUANT TO SECTION 5, RESULTING FROM A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 13, OR RESULTING FROM SERVICE PROVIDER’S INFRINGEMENT OF COMPANY INTELLECTUAL PROPERTY, (i) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES AND (ii) EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING FROM THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, OR OTHERWISE, SHALL NOT EXCEED THE AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER PURSUANT TO THIS AGREEMENT IN THE PRECEDING TWELVE (12) MONTHS FROM THE DATE OF THE EVENT GIVING RISE TO LIABILITY OR, IF AN EVENT GIVING RISE TO LIABILITY OCCURS DURING THE FIRST TWELVE (12) MONTHS OF THE TERM, AN AMOUNT EQUAL TO THE AVERAGE MONTHLY AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER HEREUNDER SINCE THE EFFECTIVE DATE, MULTIPLIED BY TWELVE (12).

7.            TERM AND TERMINATION

7.1           Term. The term of the Agreement will begin on the Effective Date and, subject to Section 7.2, shall terminate automatically upon a Sale of the Company (such time period, the “Term”); provided, however, if the acquiror of the Company in connection with such Sale of the Company (such acquiror, the “Acquiror”) reasonably requests, in its sole discretion, that the Service Provider provide Transitional Services upon the termination of this Agreement, the Service Provider shall provide such services for a period of six (6) months following the date of termination of this Agreement. “Sale” means (a) the sale, lease, exclusive license or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company constituting the Brand or the Company or (b) the consummation of any merger, consolidation, sale of equity or other transaction, or series of related transactions, pursuant to which the direct or indirect owners of the outstanding equity interests of the Company immediately prior to the consummation of such merger, consolidation, sale of equity or other transaction or series of related transactions do not, immediately following such consummation, directly or indirectly own a majority of the outstanding equity interests in the entity resulting from or surviving such merger, consolidation or other transaction or series of related transactions or, in the case of a sale of equity, in the Company. “Transitional Services” means all services, systems, functions, and responsibilities provided by the Service Provider to the Company in the ordinary course of business during the twelve (12) month period immediately prior to a Sale of the Company that are reasonably requested by the Acquiror to operate the Company in the manner that the Company had been operated as of the date of the Sale of the Company.

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7.2           Termination.

(a)           If a party shall at any time commits a material breach of this Agreement and such party fails to remedy such breach within (i) ten (10) business days after notice thereof by the other party with respect to a breach of payment obligations hereunder, and (ii) thirty (30) days after notice thereof by the other party in the event of any other breach hereunder, the non-breaching party may at its option, and in addition to any other remedies that it may be entitled to, terminate this Agreement by written notice; provided that, if, in the event of a non-monetary breach, during the cure period, the breaching party has commenced remedial action, such cure period shall be extended for an additional sixty (60) day period.

(b)           In the event of a Change of Control of a party, the other party may terminate this Agreement upon notice. For the purposes hereof, a “Change of Control” means a sale of securities or other ownership interest by a party or by one or more of the equityholders (or holders of other ownership interests) of a party, or a merger, consolidation or similar transaction (or series of related transactions) involving party, the result of which is that those persons who held 100% of the securities or other ownership interest of such party (on a fully diluted basis) immediately prior to such transaction do not hold more than 50% of the securities or other ownership interest of such party or the surviving or resulting entity after giving effect to such transaction.

7.3           Effect of Termination. Upon expiration or termination, no termination fees or similar payments will be paid by or to either party except as specifically designated in this Agreement. Except as may be specified otherwise in this Agreement, the termination of this Agreement by either party shall not be deemed a waiver of any other rights or remedies available to such party at law or in equity. Upon expiration or termination of this Agreement, all undisputed amounts owed to Service Provider by the Company under this Agreement shall promptly be paid to Service Provider, in any case, in accordance with Section 3.

7.4           Disengagement. If requested by the Company, upon termination of this Agreement, Service Provider shall perform all functions reasonably requested by the Company to assist the Company in effecting a complete, orderly and timely transition of the Services to the Company or its designee (collectively, “Disengagement Assistance”) for a period of up to six (6) months (the “Disengagement Period”). For clarity, for so long as Service Provider provides Disengagement Assistance, Service Provider shall be compensated in accordance with Section 3.

7.5           Non-Solicit. During the Term and for a period of one (1) year following the termination hereof, the Company shall not solicit or attempt to solicit, directly or indirectly, any of Service Provider’s employees, directors, officers or consultants for any business or entity.

7.6           Assignment of Contracts. At the Company’s election, upon termination of this Agreement, Service Provider shall promptly assign to the Company any contracts that Service Provider has directly entered into exclusively for the benefit of the Company to the extent permissible under such contracts. For any such contracts that cannot be assigned to the Company, Service Provider will use commercially reasonable efforts, upon the Company’s request and at the Company’s expense, assist the Company with entering into new contracts to obtain the services or benefits under the non-assignable contracts on substantially the same terms.

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7.7           Survival. Section 3.3(c), Section 4, Section 5, Section 6, Section 7.3, this Section 7.4, Section 7.5, Section 7.6, Section 11, Section 12, and any provision of this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement, will survive termination or expiration of this Agreement and continue in full force and effect.

8.           REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF SERVICE PROVIDER

Service Provider represents and warrants that, with respect to statements applicable to the time period prior to and concurrent with the Effective Date, such following statements are true as of the Effective Date and Service Provider covenants that, with respect to statements applicable to the time period following the Effective Date, such statements shall remain true for the Term:

8.1           Service Provider has, and will maintain, all necessary approvals, licenses, permits, or other authorizations to operate its business in compliance with applicable laws, rules, health codes, and regulations that affect its business or its performance of the Services (collectively, the “Regulatory Requirements”);

8.2           Service Provider will comply with all laws and regulations applicable to its performance of the Services;

8.3           Service Provider is not in violation of any laws or regulations which apply to this Agreement or the Services provided hereunder;

8.4           Service Provider will cooperate with the Company in all aspects of the provision of the Services set forth hereunder;

8.5           Service Provider has and will maintain the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity;

8.6           The execution and delivery of this Agreement and the performance by Service Provider of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Service Provider;

8.7           Upon execution and delivery of this Agreement, this Agreement will constitute the valid and binding obligation of Service Provider;

8.8           Service Provider will not take any action on behalf of the Company that would reasonably be expected to result in the Company’s breach of any other agreements between Service Provider and the Company (“Other Agreements”); and

8.9           Service Provider is and will remain a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

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9.           REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE COMPANY

The Company represents and warrants that, with respect to statements applicable to the time period prior to and concurrent with the Effective Date, such following statements are true as of the Effective Date and the Company covenants that, with respect to statements applicable to the time period following the Effective Date, such statements shall remain true for the Term:

9.1           The Company is, and for the past five (5) years has been, in compliance with all applicable laws, orders or permits applicable to its business, assets, properties and operations and has and maintains in good standing all licenses and permits required to operate its business as currently contemplated.

9.2           The Company will in good faith cooperate with respect to Service Provider’s efforts to obtain and maintain all Regulatory Requirements

9.3           The Company has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity;

9.4           The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware;

9.5           The execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Company;

9.6           Upon execution and delivery of this Agreement, this Agreement will constitute the valid and binding obligation of the Company;

9.7           The Company is not in violation of any laws or regulations which apply to the Company’s obligations under this Agreement;

9.8           The Company shall promptly provide to Service Provider any and all notices of deficiency from any governmental authority relating to this Agreement or the Services provided hereunder, and shall provide the Service Provider with any and all communications between it and any governmental authority relating to this Agreement or the Services provided hereunder; and

9.9           The Company owns, possesses, has developed, or has acquired on commercially reasonable terms, legal rights to all of the Company’s intellectual property, including patents, utility models, trademarks and tradenames (including those set forth on Schedule A), copyrights, trade secrets, and domain names, sufficient to carry out its business as now conducted. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any third party. To the Company’s knowledge, by conducting the Company’s business as currently conducted or as presently proposed, the Company would not infringe or violate any of the intellectual property rights of a third party.

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10.           RECALL

If any governmental authority issues a recall or takes similar action in connection with the Products, or if Service Provider determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal (collectively, a “Recall”), Service Provider shall promptly advise the Company of such circumstances. Service Provider shall have the right to control the arrangement and implementation of any Recall. Service Provider may, without the prior written approval of the Company, make such press releases or other public statements as Service Provider reasonably determines are necessary to protect the public from harm, comply with any requirement of law or comply with the request of any applicable governmental authority. The Company shall fully cooperate with and, at Service Provider’s request, fully assist Service Provider in investigating any such Recall.

11.           INSURANCE

Service Provider will, during the Term and for such additional time periods as are specified below with respect to particular coverages, have and maintain in force, at its sole cost and expense, reasonable insurance coverage, naming the Company as an additional insured.

12.           MISCELLANEOUS

12.1           Independent Contractor Status. Service Provider is an independent contractor performing a service to the Company and has exclusive control over the details and means of performing its obligations under this Agreement, and nothing herein is intended to constitute Service Provider as a partner, employee or joint venturer of the Company.

12.2           Interpretation. References to and the use of the word “include” and its derivatives (such as “including” and “includes”) means “include without limitation.” References to and the use of the word “days” means calendar days unless business days is specified. The section headings used in this Agreement are for reference and convenience only and will not enter into the interpretation of this Agreement.

12.3           Non-Exclusive Relationship. Subject to the restrictions set forth in the Operating Agreement, the parties hereto acknowledge and agree that (a) the Service Provider is providing the Services on a non-exclusive basis and (b) the Service Provider provides services similar to or the same as the Services to other persons, entities and/or brands, some which may be competitive with the Company and its Products, and the same shall not be a violation of any term or condition of this Agreement.

12.4           Third-Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, the Company and Service Provider, and, subject to Section 5, this Agreement will not be deemed to create any rights in, or obligations of a party to, third parties.

12.5           Modification; Waivers. No provision in this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing duly executed by each of the parties.

12.6           Assignment. Neither party may assign or transfer this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party. Notwithstanding the foregoing, Service Provider may assign its rights and obligation hereunder to any of its affiliates or subsidiaries without the necessity of obtaining the Company’s consent.

12.7           Governing Law. This Agreement shall be governed by the laws of State of Delaware, without giving effect to principles of conflicts of law or choice of law.

12.8           Dispute Resolution. All claims, disputes and other matters in controversy (herein called a “dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or non-contractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 12.8.

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(a)           In the event of a dispute, the parties shall first work cooperatively and in good faith for ten (10) business days in an effort to negotiate a resolution to the dispute. If the dispute is satisfactorily resolved within such period, the parties shall reduce such resolution to writing and both parties shall execute the same. If such dispute is not resolved pursuant to good faith negotiations, the parties shall submit such dispute to mediation.

(b)           Either party may deliver a notice (a “Dispute Notice”) to the other party setting forth the nature of the dispute to be mediated. The parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within 20 days after delivery of the Dispute Notice, the mediator will be selected by the AAA. If the dispute is resolved pursuant to mediation, the parties shall reduce such resolution to writing and shall execute the same. If the dispute is not resolved by mediation within sixty (60) days after delivery of the Dispute Notice, then the dispute shall be determined by binding arbitration.

(c)           Any dispute that is not settled through mediation shall be resolved by arbitration by a single arbitrator in Los Angeles, California under the AAA commercial arbitration rules in effect on the date of the Dispute Notice. Persons eligible to be selected as an arbitrator shall be limited to lawyers with excellent academic and professional credentials (a) who are or have been a partner in a highly respected law firm for at least ten (10) years specializing in either general commercial litigation or general corporate and commercial matters and (b) who have had both training and experience as an arbitrator. The parties shall mutually agree upon a single arbitrator, based on a list of qualified individuals provided by the AAA; however, if the parties are unable to agree upon an arbitrator, the AAA, in its sole discretion, shall select an arbitrator that meets the criteria set forth herein to hear the applicable dispute. The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Notwithstanding anything to the contrary, in the event that the Company is in breach of its payment obligations under Section 3 hereof, and fails to cure such breach within ten (10) business days after written notice thereof by Service Provider with respect to such breach of payment obligations, the parties hereto agree that irreparable damage would occur and that Service Provider shall be entitled to specific performance of the terms thereof, in addition to any other remedy to which Service Provider is entitled at law or in equity. For the avoidance of doubt, the foregoing shall not waive Service Provider’s right to terminate pursuant to Section 7.2 hereof.

12.9           Injunctive Relief. Each party agrees that a breach of any of the covenants contained in this Agreement, including any obligations of Service Provider in Section 4, may cause irreparable injury to the other party for which the remedy at law may be inadequate and would be difficult to ascertain. Therefore, in the event of the breach or threatened breach of any such covenants, including any obligations of Service Provider in Section 4, the non-breaching party shall be entitled, in addition to any other rights and remedies that it or they may have at law or in equity, to seek an injunction to restrain the breaching party from any threatened or actual activities in violation of any such covenants.

12.10           Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by arbitration, the validity and enforcement of the remaining provisions, or portions thereof, shall not be effected.

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12.11           Notice. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and sent by registered or certified mail, return receipt requested, by facsimile transmission, by electronic mail, by a nationally recognized overnight delivery service, or by hand delivery to the parties at the following addresses:

If to the Company:	222 Spirits Holdco, LLC
Attn: Elizabeth Collins
1100 Glendon Avenue, Suite 1000
Los Angeles, CA 90024
Email: beth.collins@azoffcompany.com

With a copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP
Attn: Benyamin Ross, Esq.
333 South Grand Avenue, Floor 50
Los Angeles, CA 90071
Email: bross@gibsondunn.com

If to Service Provider:	AMASS BRANDS INC
Attn: Mark T. Lynn
927 S. Santa Fe Avenue
Los Angeles, CA 90021
Email: mark@amass.com

With a copy (which shall not constitute notice) to:	Giannuzzi Lewendon, LLP
Attn: Ryan Lewendon, Esq.
411 W 14th Street, 4th Floor
New York, NY 10014
Email: ryan@gllaw.us

12.12      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

13.          CONFIDENTIAL INFORMATION

13.1        Confidential Information. Either Service Provider or the Company (the “Receiving Party”) acknowledges that it may be furnished with, receive or otherwise have access to information of or concerning the other party (the “Disclosing Party”) that the Disclosing Party considers to be confidential, a trade secret or otherwise restricted. “Confidential Information” means all information, in any form, of the Disclosing Party or its affiliates, and, in the case of the Company, its customers, suppliers and employees, that is marked confidential, restricted, or with a similar designation or which, given the nature of the information or the circumstances of disclosure, should reasonably be understood to be confidential. Confidential Information of the Company includes the Deliverables and all other information developed in the performance of this Agreement.

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13.2        Obligations. Each Receiving Party agrees that it will (a) hold Confidential Information in confidence and, except as expressly permitted by Section 13.3, or by the express, prior approval of the Disclosing Party in each instance, which approval may be withheld or granted by the Disclosing Party in its sole discretion, not provide, disseminate, sell, assign, lease, transfer or otherwise dispose of, disclose to or make available any Confidential Information to any third party, and (b) use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information of a similar nature, but in any event no less than commercially reasonable efforts, to prevent disclosing to third parties the Confidential Information. Receiving Party will use Confidential Information only for the purpose of meeting its obligations or exercising its rights under this Agreement.

13.3        Permitted Disclosures. Receiving Party may disclose Confidential Information to its employees, directors, attorneys, auditors and accountants as and to the extent necessary for performance or receipt, as applicable, of the Services, provided that, in each case, (a) the recipient has a need to know the Confidential Information for purposes of performing his or her obligations under or with respect to this Agreement or as otherwise naturally occurs in such person’s scope of responsibility; (b) such disclosure is made pursuant to obligations of confidentiality that are no less stringent than those set forth in this Section 13; and (c) such disclosure is not in violation of law. Receiving Party disclose Confidential Information to the extent required to satisfy any legal requirement of a governmental authority, provided that, promptly upon receiving any such request and to the extent it may legally do so, the Receiving Party notifies and cooperates with the Disclosing Party to interpose an objection to such disclosure, limit disclosure or take other protective measures. The Receiving Party assumes full responsibility for the acts or omissions of any person to whom it discloses Confidential Information regarding their use of such Confidential Information.

13.4        Breaches of Confidential Information. In the event of any possession, use, disclosure or loss of, or inability to account for, any Confidential Information other than as permitted by this Agreement, the Receiving Party will promptly (a) notify the Disclosing Party upon becoming aware thereof; (b) provide to the Disclosing Party all known details and take such actions as may be necessary or reasonably requested by the Disclosing Party to pursue its legal rights and remedies and to minimize the possession, use, disclosure or loss; and (c) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom. In the event of a breach or threatened breach by Receiving Party of the provisions of this Section 13, the Disclosing Party may immediately terminate the Agreement and withhold any future compensation and shall further be entitled to an injunction restraining the Receiving Party from disclosing, in whole or in part, any Confidential Information or from rendering any service to any third party to whom the Confidential Information, in whole or in part, has been disclosed or to whom the Receiving Party is threatening to disclose the same. Nothing herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available to the Disclosing Party for such breach or threatened breach, including the recovery of damages.

13.5        Exclusions. Except with respect to personal information, Section 13.2 will not apply to any particular information that Receiving Party can demonstrate: (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, was published or otherwise became part of the public domain through no fault of Receiving Party; (c) was in the possession of Receiving Party at the time of disclosure to it, and Receiving Party was not under any obligation of confidentiality; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (e) was independently developed by Receiving Party without reference to Confidential Information.

13.6        Period of Confidentiality. The confidentiality obligations pursuant to this Section 13 will continue during the Term and for a period of three (3) years following the expiration or termination of this Agreement; provided, however, that Confidential Information that constitutes (a) a trade secret will remain subject to these obligations for so long as such trade secret information remains a trade secret and (b) personal information will continue indefinitely.

[Signatures on Following Page]

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IN WITNESS WHEREOF, this Master Services Agreement is executed by the Company and Service Provider to be effective as of the Effective Date.

COMPANY:	SERVICE PROVIDER:

222 SPIRITS HOLDCO, LLC	AMASS BRANDS INC

By:	By:
Name:	Name:
Its:	Its:

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SCHEDULE A

TRADEMARKS AND TRADE NAMES

●	CALIROSA - United States Trademark Registration No. 6,487,524
●	CALIROSA - Japan Trademark Registration No. 6708419
●	CALIROSA - Canada Trademark Application No. 2243218
●	CALIROSA - South Africa Trademark No. 2023/05857 [Pending]
●	CALIROSA - South Africa Trademark No. 2023/05858 [Pending]
●	CALIROSA - Namibia Trademark Application No. NA/T/2023/00181

EXHIBIT E

FORM OF NIL AGREEMENT
(attached)

Execution Version

NAME AND LIKENESS LICENSE AGREEMENT

THIS NAME AND LIKENESS LICENSE AGREEMENT (this “Agreement”) is entered into and effective as of this 19th day of September, 2024 (the “Effective Date”), by and between DG, LLC (“Licensor”) f/s/o Behati Prinsloo Levine and Adam Levine (“The Levines”), and 222 Spirits Holdco, LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, The Adhati Trust (“TAT”) is an equity holder of Licensee;

WHEREAS, The Levines personal name, likeness, voice, photograph, image, signature, visual representations, sobriquets, history, biography, backstory, and goodwill appurtenant thereto (the “Right of Publicity”) has been utilized as part of the Company Business (as defined below);

WHEREAS, Licensor possesses the necessary right, title and interest in and to the Right of Publicity to fulfill its obligations hereunder;

WHEREAS, Licensee desires to obtain, and Licensor agrees to grant, an exclusive license (as contemplated by Section 3 hereof) to use the Right of Publicity in connection with the Company Business pursuant to the terms set forth herein;

WHEREAS, pursuant to that certain Unit Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), by and among AMASS Brands Inc, a Delaware corporation (“AMASS”), Licensee, TAT and JAJC Investments LLC (“JAJC,” together with TAT, the “Sellers”), the Sellers have agreed to sell to AMASS Class A Common Units of Licensee representing 50.0001% of the membership interests of Licensee;

WHEREAS, the delivery of this Agreement is a closing delivery pursuant to the terms of the Purchase Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to set forth their respective rights and obligations with respect thereto, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and further agree as follows:

1.            DEFINED TERMS. The following terms have the meanings specified or referred to in this Section 1.

1.1.       “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

1.2.       “Agreement” has the meaning set forth in the preamble.

1.3.       “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Los Angeles, California or New York, New York.

1.4.       “Company Business” means the development, production, marketing, distribution and sale of tequila or agave-based spirits and any other products reasonably related to the foregoing (e.g., product and/or line extensions) developed, produced, marketed, distributed or sold by Licensee.

1.5.       “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

1.6.       “Intellectual Property” means any and all intellectual property and industrial property, and all related rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, all registrations, applications for registration, and renewals of such rights, and the goodwill, rights of privacy and publicity, connected with the use of and symbolized by any of the foregoing, and any improvements thereof, including any and all: trademarks, service marks, trade names, and similar indicia of source or origin; websites and domain names, and all related content and data; copyrights, database rights, and works of authorship, whether or not copyrightable; trade secrets, inventions, technology, and other confidential and proprietary information, whether or not patentable; patents (including all reissues, divisionals, continuations, continuations-in-part, and extensions thereof); rights in computer software programs (including source and object code); all actions to and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing.

1.7.       “Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

1.8.       “Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.

1.9.       “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

2.            GRANT OF LICENSE. Subject to and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, irrevocable, worldwide, sublicensable (through multiple tiers), and fully paid-up right and license (but not the obligation) to use, publish, copy, publicly display, publicly perform, and create derivative works of the Right of Publicity, solely in connection with (i) communicating the story of Licensee and the Company Business in all media now known or hereafter developed, including, but not limited to (a) in marketing, sales, advertising, publicity, and promotional materials for Licensee’s products and services, (b) on point of sale materials; (c) on product packaging, labels, or tags; and (d) in any trademarks, service marks, trade dress, logos or other registrations, and (ii) any other promotional purpose of Licensee and the Company Business only as mutually agreed upon in advance by each of Licensee and Licensor in each instance. Notwithstanding the foregoing, the prior written consent of The Levines must be obtained in connection with any use, publication, copying, publicly displaying, publicly performing, or creating derivative works of the Right of Publicity that deviates in any way from those previously-approved in writing by The Levines.

3.            EXCLUSIVITY. Licensor will not, participate in or promote, or directly or indirectly use, grant the right to use, or permit, or license, or offer, or agree to permit or license any other Person to use the Right of Publicity in connection with any third party tequila or agavebased spirits products, for so long as Licensor holds any membership interest in Licensee; provided, however, that nothing in this Agreement shall limit or restrict the use or license of any musical composition, performance or recording performed, produced or otherwise released by Maroon 5 (including, for the avoidance of doubt, any recordings that includes Adam Levine’s voice) for any purpose, including, but not limited to, the marketing, sale, advertisement, publicity or other promotional purpose of any third party tequila or agave-based spirits products.

4.            QUALITY CONTROL.

4.1.            Licensee agrees at all times to maintain quality control standards in respect of the Company Business no less than those maintained by Licensee in respect thereof prior to the Effective Date, and to manufacture, market and sell Licensee’s products and services in accordance with all applicable laws.

4.2.            During the Term hereof, Licensor shall conduct itself with due regard to public conventions and morals and shall not take any action that would diminish, dilute, or damage the value of the Right of Publicity, including committing an act or omission of moral turpitude, embezzlement or fraud which brings Licensee or Licensor into scandal or contempt.

5.            INTELLECTUAL PROPERTY.

5.1.            Ownership. Except as otherwise agreed by the Parties hereto in writing, all Intellectual Property created by or on behalf of Licensee based upon the Right of Publicity, in accordance with the terms hereof, including any improvements, enhancements, modifications, combinations or derivative works thereof, will be the sole and exclusive property of Licensee. Licensor acknowledges and agrees that Licensor no longer now has, nor will have or assert, any right, title or interest of any kind or nature whatsoever in or to such Intellectual Property.

5.2.            Further Assurances. At Licensee’s reasonable request, Licensor will execute all documents and instruments consistent herewith and perform all reasonable acts which may be necessary or desirable to give effect to Licensee’s ownership of Intellectual Property as set forth in Section 5.1, including consent to sublicensees and to register trademarks that include Licensor’s name or likeness.

5.3.            Infringements. Licensor will promptly inform Licensee if Licensor learns of any actual, threatened or potential infringement of the Right of Publicity, including any Intellectual Property relating thereto. After receipt of such notice from Licensor, Licensee shall have the sole discretion to take or not take action to stop such infringement. Licensor shall cooperate with Licensee as may be reasonably requested by Licensee and at Licensee’s reasonable cost. Any and all recovery resulting from any action taken hereunder by Licensee shall be for the sole benefit of Licensee. Licensee will have full control over any action or position taken by Licensee, including the right to select counsel, to settle on any terms it deems advisable in its sole discretion, to appeal any adverse decision rendered in any court, and otherwise to make any decision in respect thereto as Licensee in its sole discretion deems advisable and will bear all expenses connected with such Licensee’s action or position, except that if Licensor desires to retain her own counsel in connection with such Licensee action or position, Licensor will do so at Licensor’s own expense.

6.            REPRESENTATIONS AND WARRANTIES.

6.1.            Licensor’s Representations, Warranties and Covenants. Licensor represents, warrants and covenants to Licensee as follows:

6.1.1.         Enforceability. This Agreement constitutes the valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms.

6.1.2.         Rights. Licensor possesses the necessary right, title and interest throughout the world in and to the Right of Publicity and has the right to grant Licensee all of the rights granted to Licensee in this Agreement on the terms provided in this Agreement, including the right to license the Right of Publicity, as provided herein, for commercial purposes.

6.1.3.         No Infringement. The use of the Right of Publicity as authorized in this Agreement does not infringe any trademark, service mark, trade name, publicity rights, other intellectual property rights or any other rights of any third party, or Licensor has obtained all permissions from such third parties.

6.1.4.         No Conflict. Neither this Agreement nor Licensor’s duties, obligations or performance hereunder conflicts with any agreement or obligation of Licensor. Licensor is not a party to any agreement or subject to any obligation that would prevent or materially restrict Licensor’s ability to perform the duties and obligations under this Agreement. Licensor is not involved with any professional endeavors which would materially adversely affect or interfere with the full performance by Licensor of Licensor’s duties and obligations under this Agreement or the exercise of Licensor’s good faith efforts hereunder. There is no claim, action, suit or proceeding pending or, to Licensor’s knowledge, threatened, which if adversely determined would affect the ability of Licensor to enter into this Agreement or to perform Licensor’s duties and obligations hereunder.

6.2.           Licensee Representations and Warranties. Licensee represents and warrants to Licensor as follows:

6.2.1.         Organization and Standing. Licensee is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation. Licensee has all requisite power and authority to own and operate its properties and assets and to carry on its business as now being conducted.

6.2.2.         Authorization; Enforceability. Licensee has the power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of Licensee and constitutes the valid and binding obligation of Licensee enforceable against Licensee in accordance with their respective terms.

7.           TERM. The term of this Agreement shall commence upon the Effective Date and remain in full force and effect in perpetuity (the “Term”), unless earlier terminated by the mutual agreement of the Parties. Subject to the other terms of this Agreement, on the date of termination of this Agreement and for a period of twelve (12) months following the date of such termination, Licensee may, in its sole discretion, continue the use of the Rights of Publicity in accordance with the terms herein and for the purposes set forth in Section 2.

8.           LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES.

9.           EQUITABLE REMEDIES. The Parties agree that a breach of this Agreement could cause immediate and irreparable harm for which money damages may not adequately compensate the non-breaching Party. Therefore, each Party agrees that the other Party may seek specific performance, injunctive relief, or equitable relief in response to its breach without proof of actual damages and without the posting of bond or other security.

10.           MISCELLANEOUS.

10.1.         Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses.

10.2.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (in either case, subject to confirmation of receipt by recipient by reply email); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) when delivered by hand (with written confirmation of receipt) or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that in the case of clauses (b), (c) and (d), such notice shall not be effective unless it was (1) first delivered via e-mail and no response was given within twenty-four (24) hours and (2) a subsequent notice via e-mail was sent indicating the delivery via the method described in clause (b), (c), or (d), as applicable. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

If to Licensor, to:	Serling Rooks Hunter McKoy Worob & Averill LLP
119 Fifth Avenue, 3rd Floor
New York, New York 10003
Attention: Jeff Worob
Email: jaw@serlingrooks.com

If to Licensee:	222 Spirits Holdco, LLC
1110 Glendon Avenue, Suite 1000
Los Angeles, CA 90024
Attention: Elizabeth Collins
Email: beth.collins@azoffcompany.com

with a copy (which shall not constitute notice) to:	AMASS Brands Inc
927 S. Santa Fe Avenue
Los Angeles, California 90021
Attention: Mark Thomas Lynn
Email: mark@amass.com

with a copy (which shall not constitute notice) to:	Giannuzzi Lewendon, LLP
411 West 14th Street, 4th Floor
New York, New York 10014
Attention: Adam Marsh
Email: adam@gllaw.us

10.3.        Interpretation. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any contract (including this Agreement), document, or instrument shall mean such contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement.

10.4.        Headings. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

10.5.        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6.        Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

10.7.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including Licensor’s estate and heirs.

10.8.        Bankruptcy. All rights and licenses granted to Licensee hereunder are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. Licensor acknowledges that Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

10.9.        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10.      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other Parties, only by a written instrument signed by each Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.11.       Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws rules or provisions of any jurisdiction other than the State of Delaware.

10.12.        Jurisdiction, Service, and Venue. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or the courts of the United States of America for the District of Delaware, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert (by way of motion, as a defense or otherwise), any objection which it may now or hereafter have to the laying of venue of any action in such courts, and (iv) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert (by way of motion, as a defense or otherwise), the defense of an inconvenient forum to the maintenance of such action in such courts; provided, however, that such submission to jurisdictions is solely for the purpose referred to in this Section 10.12 and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose. Each of the Parties agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2 and the Parties further waive any argument that such service in insufficient. Except with respect to the Licensee as set forth in the previous sentence, nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.13.        WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.14.        Independent Status. This Agreement does not constitute and will not be construed as constituting a partnership or joint venture, or an employee employer relationship or one of principal and agent, it being understood that the Parties are and will remain independent contractors in all respects.

10.15.        Assignment. Neither Party shall assign or transfer this Agreement, in whole or in part, or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, except that Licensee (without prior written consent of Licensor) may assign its rights and obligations hereunder to any of its Affiliates, AMASS, or any of its Affiliates, or to any successor to all or substantially all of its business that concerns this Agreement. Subject to the foregoing, this Agreement will be binding upon, and will inure to the benefit of, the parties’ respective successors and permitted assigns.

10.16.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. For the avoidance of doubt, affirmation or signature of this Agreement or an admission agreement by electronic means (an “Electronic Signature”) shall constitute the execution and delivery of a counterpart of this Agreement or an admission agreement by or on behalf of such person intending to be bound by the terms of this Agreement. The Parties agree that this Agreement, each admission agreement and any additional information incidental thereto may be maintained as electronic records. Any person providing an Electronic Signature further agrees to take any and all additional actions, if any, evidencing their intent to be bound by the terms of this Agreement, as may reasonably be requested by a Party.

[Signatures on the next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LICENSOR:

DG, LLC

By:
Name:
Title:

LICENSEE:

222 SPIRITS HOLDCO, LLC

By:
Name:
Title:

[Signature page of Name and Likeness License Agreement]